Exhibit 2.01

INVESTMENT AGREEMENT

dated as of October 5, 2010

by and among

BRONCO MIDSTREAM HOLDINGS, LLC,

ENOGEX HOLDINGS LLC

And

OGE ENERGY CORP.

Page

ARTICLE I	CERTAIN DEFINITIONS	2

Section 1.1	Definitions	2

ARTICLE II	PURCHASE AND SALE OF MEMBERSHIP UNITS	9

Section 2.1	Issuance, Purchase and Sale of the Bronco Membership Units	9

Section 2.2	ArcLight Guaranty	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF OGE	10

Section 3.1	Organization; Qualification	10

Section 3.2	Authorization; Enforceability	10

Section 3.3	No Conflict	12

Section 3.4	Membership Units	12

Section 3.5	Financial Statements	13

Section 3.6	Compliance with Law; Proceedings	13

Section 3.7	Tax Matters	14

Section 3.8	Material Contracts; Affiliate Contracts	16

Section 3.9	Consents and Approvals	16

Section 3.10	Brokers	17

Section 3.11	Labor Matters	17

Section 3.12	ERISA	17

Section 3.13	Title to Properties	21

Section 3.14	Insurance	21

Section 3.15	Compliance With Environmental Laws	21

Section 3.16	Intellectual Property	23

Section 3.17	Absence of Change	23

Section 3.18	Assets	23

Section 3.19	Hedging Transactions	23

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BRONCO	24

Section 4.1	Organization and Qualification	24

Section 4.2	Authorization; Enforceability	24

Section 4.3	No Conflict	24

Section 4.4	Consents and Approvals	25

i

(continued)

Page

Section 4.5	Brokers	25

Section 4.6	Availability of Funds	25

Section 4.7	Investment	25

Section 4.8	Litigation	25

ARTICLE V	ACCESS; ADDITIONAL AGREEMENTS	25

Section 5.1	Access to Information; Continuing Disclosure	25

Section 5.2	Regulatory Approvals	26

Section 5.3	Further Assurances	26

Section 5.4	FERC Notification	26

Section 5.5	Conduct of Business	27

Section 5.6	Notice of Changes	27

Section 5.7	Affiliate Transactions	27

Section 5.8	Related Agreements	28

Section 5.9	Enogex Reorganization	28

ARTICLE VI	CONDITIONS PRECEDENT TO BRONCO’S OBLIGATIONS	28

Section 6.1	No Injunction	28

Section 6.2	Representations and Warranties	28

Section 6.3	Performance	29

Section 6.4	Approvals and Filings	29

Section 6.5	No Legislation	29

Section 6.6	Deliveries	29

ARTICLE VII	CONDITIONS PRECEDENT TO ISSUER’S OBLIGATIONS	29

Section 7.1	No Injunction	29

Section 7.2	Representations and Warranties	29

Section 7.3	Performance	29

Section 7.4	Approvals and Filings	29

Section 7.5	No Legislation	30

Section 7.6	Deliveries	30

ARTICLE VIII	CLOSING	30

Section 8.1	Time and Place	30

(continued)

Page

Section 8.2	Deliveries	30

ARTICLE IX	TERMINATION AND ABANDONMENT	32

Section 9.1	Methods of Termination	32

Section 9.2	Procedure Upon Termination and Consequences	32

Section 9.3	Limitation on Damages	32

ARTICLE X	INDEMNIFICATION	33

Section 10.1	Indemnification	33

Section 10.2	Procedures for Indemnification	34

Section 10.3	Limitations on Indemnification	35

Section 10.4	Survival	36

Section 10.5	Exclusive Remedy	36

ARTICLE XI	MISCELLANEOUS	37

Section 11.1	Amendment and Modification	37

Section 11.2	Waiver of Compliance	37

Section 11.3	Notices	37

Section 11.4	Binding Nature; Assignment	38

Section 11.5	Entire Agreement	38

Section 11.6	Expenses	39

Section 11.7	Press Releases and Announcements; Disclosure	39

Section 11.8	Governing Law	39

Section 11.9	Counterparts	39

Section 11.10	Interpretation	39

LIST OF SCHEDULES

Schedule 1.1(a)	-	OGE Knowledge Parties
Schedule 1.1(b)	-	Bronco Knowledge Parties
Schedule 3.3	-	No Conflict
Schedule 3.4(a)	-	Equity Interests
Schedule 3.4(b)	-	Agreements with Respect to Equity Interests; Liens on Equity
Interests
Schedule 3.5	-	Material Liabilities or Obligations
Schedule 3.6	-	Compliance with Law; Proceedings
Schedule 3.7(c)	-	Contested Taxes
Schedule 3.7(e)	-	Assessments
Schedule 3.7(p)	-	Tax Sharing Agreements
Schedule 3.8(a)	-	Material Contracts
Schedule 3.8(b)	-	Affiliate Contracts
Schedule 3.8(c)	-	Company Guarantees
Schedule 3.9	-	OGE and Issuer Consents and Approvals
Schedule 3.11	-	Labor Matters
Schedule 3.12(a)	-	Employee Benefit Plans
Schedule 3.12(b)	-	Service Provider Agreements
Schedule 3.12(c)	-	Disclosures Relating to Employee Plans
Schedule 3.12(f)	-	Employee Plan Deficiencies
Schedule 3.12(g)	-	Compliance with Sections 412 and 436 of the Code
Schedule 3.12(m)	-	Workers’ Compensation
Schedule 3.12(n)	-	Severance and Vesting of Employee Plans
Schedule 3.12(o)	-	VEBAs and Welfare Benefit Funds
Schedule 3.12(p)	-	Postretirement Benefits
Schedule 3.13	-	Title to Properties
Schedule 3.14	-	Insurance
Schedule 3.15(a)	-	Compliance with Environmental Laws
Schedule 3.15(b)	-	Environmental Conditions
Schedule 3.15(c)	-	Environmental Claims
Schedule 3.15(d)	-	Environmental Liens
Schedule 3.16	-	Intellectual Property
Schedule 3.17	-	Absence of Change
Schedule 3.18	-	Assets
Schedule 3.19	-	Hedging Policy
Schedule 4.4	-	Bronco Consents and Approvals
Schedule 4.8	-	Bronco Litigation
Schedule 5.5	-	Conduct of Business
Schedule 5.7(b)	-	Surviving Affiliate Contracts
Schedule 5.7(c)	-	Terminating Company Guarantees

LIST OF EXHIBITS

Exhibit A                     -           Form of LLC Agreement

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of October 5, 2010, is by and among Enogex Holdings LLC, a limited liability company organized under the laws of the State of Delaware (“Issuer”), OGE Energy Corp., a corporation incorporated under the laws of the State of Oklahoma (“OGE”), and Bronco Midstream Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“Bronco”).  Each of Issuer, OGE and Bronco is also referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Issuer is a wholly-owned subsidiary of OGE Enogex Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of OGE (“OGE Holdings”);

WHEREAS, Enogex LLC, a Delaware limited liability company (“Enogex”) is a wholly-owned subsidiary of Issuer;

WHEREAS, it is contemplated that prior to the consummation of the transactions contemplated by this Agreement, OGE will contribute to OGE Holdings 100% of the ownership interests in OGE Energy Resources, Inc., an Oklahoma corporation, and any successor thereto (“OERI”);

WHEREAS, it is contemplated that immediately after such contribution to OGE Holdings and prior to the consummation of the transactions contemplated by this Agreement, OGE will cause OGE Holdings to contribute to Issuer 100% of the ownership interests in OERI;

WHEREAS, it is contemplated that immediately after such contribution to Issuer and prior to the consummation of the transactions contemplated by this Agreement, OGE will cause OGE Holdings to cause Issuer to contribute to Enogex 100% of the ownership interests in OERI;

WHEREAS, Bronco desires to acquire from Issuer, and Issuer, with the consent of OGE Holdings, desires to issue to Bronco, a number of Membership Units (as defined in the LLC Agreement) of Issuer representing a 9.9% limited liability company membership interest in Issuer (the “Bronco Membership Units”), on the terms and subject to the conditions of this Agreement; and

WHEREAS, following the consummation of the transactions contemplated hereby, OGE Holdings will own a number of Membership Units representing 90.1% of the limited liability company membership interest in Issuer, and Bronco will own a number of Membership Units representing 9.9% of the limited liability company membership interest in Issuer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1                      Definitions.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, (b) the ownership of 50% or more of the stock or other equity interests of a Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or (c) serving as general partner of such Person; provided, however, that notwithstanding the foregoing, officers and directors or other individuals performing similar functions for a Person shall not be deemed to be Affiliates of such Person solely by virtue of serving in such capacities.

“Affiliate Contracts” has the meaning set forth in Section 3.8(b).

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code filing a consolidated federal Income Tax Return, or any similar group filing a consolidated, combined or unitary Tax Return under a comparable provision of state, local or foreign Law.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“ArcLight” means ArcLight Energy Partners Fund IV, L.P.

“ArcLight Guaranty” has the meaning set forth in Section 2.2.

“Bronco” has the meaning set forth in the first paragraph of this Agreement.

“Bronco Material Adverse Effect” means a change or effect, whether resulting from one or more events, actions, inactions or circumstances, that could reasonably be expected to prevent or materially restrict or delay the consummation by Bronco of the transactions contemplated hereby or the fulfillment by Bronco of any of its conditions to closing under this Agreement.

“Bronco Membership Units” has the meaning set forth in the Recitals.

“Bronco Protected Parties” has the meaning set forth in Section 10.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by Law or executive order to be closed.

“Claim Notice” has the meaning set forth in Section 10.2(a).

“Closing” has the meaning set forth Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” and “Collective Bargaining Agreements” have the meaning set forth in Section 3.11.

“Company Group” collectively means Issuer, OERI, Enogex and each of their respective Subsidiaries.

“Company Guarantees” has the meaning set forth in Section 3.8(c).

“Company Material Adverse Effect” means a change or effect, whether resulting from one or more events, actions, inactions or circumstances, that either individually or in the aggregate is materially adverse to the business, operations, assets or financial condition of the Company Group taken as a whole, excluding, in any case, but only to the extent attributable thereto, (a) any change, circumstance or effect resulting from or relating to changes or developments in the national economy, financial markets, interest rates, securities markets or commodity markets, (b) any change, circumstance or effect resulting from or relating to any changes or developments in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (c) any change in conditions or developments generally applicable to the industries or markets in which the Group Members are involved, (d) any change in Law or U.S. GAAP occurring after the date hereof, and with respect to clauses (a) through (d) above, which does not have, and would not reasonably be expected to have, a disproportionate effect or impact on the Group Members affected thereby (relative to other participants in the industries or markets in which any Group Member is involved), and (e) any change or effect resulting from the public announcement or pendency of the transactions contemplated by this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.1.

“Contract” means a contract, agreement, note, bond, mortgage, indenture, instrument or other legally enforceable arrangement, whether written or oral, with any Person.

“EGTRRA” has the meaning set forth in Section 3.12(d).

“EHS Permits” has the meaning set forth in Section 3.15(a).

“Employee Plans” has the meaning set forth in Section 3.12(a).

“Enogex” has the meaning set forth in the Recitals.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any Person imposing or alleging potential liability (including potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Substance at any location, (ii) any Environmental Condition, or (iii) any other circumstance forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media including any Release or threatened Release of Hazardous Substances, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that by virtue of Environmental Laws, (i) requires investigatory, corrective or remedial measures, (ii) comprises a basis for claims against, demands of and/or liabilities of any Group Member or in respect of any of its assets or properties, or (iii) requires reporting to a Governmental Entity.  “Environmental Condition” shall include those conditions identified or discovered before or after the date hereof resulting from any activity, inactivity or operations whatsoever on or before the Closing Date.

“Environmental Lien” shall mean any Lien in favor of any Governmental Entity for any liability under any Environmental Laws or damage arising from, or costs incurred by, such Governmental Entity in response to a Release or threatened Release.

“Environmental Laws” means all applicable Laws, relating to pollution or protection of the environment or natural resources, including Laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal, remediation or handling of, or exposure to, Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with any Group Member, is (or has been) required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“FERC” has the meaning set forth in Section 5.4.

“Financial Statements” has the meaning set forth in Section 3.5.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Group Member” means any member of the Company Group.

“Hazardous Substance” means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas (excluding natural gas), defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant” or any other words of similar meaning within the context used under any applicable Environmental Law, or otherwise regulated or subject to standards of liability pursuant to Environmental Laws.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Initial Distribution” has the meaning set forth in Section 2.1(c).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, tradenames, copyrights, proprietary software, inventions and other proprietary items.

“Issuer” has the meaning set forth in the first paragraph of this Agreement.

“Knowledge” means, with respect to OGE, the actual knowledge of the individuals listed on Schedule 1.1(a), after reasonable inquiry and, with respect to Bronco, the actual knowledge of the individuals listed on Schedule 1.1(b), after reasonable inquiry.  For purposes of this definition, “reasonable inquiry” (a) shall take into account the scope of the individual’s duties and includes reasonable inquiry of the persons at OGE or Bronco, as the case may be, and their respective Affiliates, who are responsible for the subject matter involved and (b) shall not require that any Person make any inquiry of persons who are not employed by OGE or Bronco, as the case may be, or their respective Affiliates.

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity, including common law, and any decree, injunction, stay, judgment, order, ruling, assessment or writ.

“Liens” means liens, charges, security interests, restrictions, options, pledges, claims, encroachments or encumbrances of any nature.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Issuer to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit A, as may be amended or restated from time to time.

“Losses” means all liabilities, losses, damages, charges, fines, penalties, judgments, claims, demands, orders, decrees, rulings, settlements, awards, Liens, Taxes, costs and expenses (including reasonable fees and expenses of counsel), subject to the limitations set forth in Section 9.3.

“Material Contracts” means any of the following Contracts to which any Group Member or its assets or properties are subject or otherwise bound:

(a)           any transportation agreement or gathering agreement involving or reasonably expected to involve payments to or from any Group Member of at least $5,000,000 per year, including net payments to or from a third party as a result of a keep-whole arrangement under any gathering agreement (i.e., after taking into account directly-associated cost of goods and services and/or directly-associated revenues from the sale of goods and services), excluding any contract solely between or among the Group Members;

(b)           any processing agreement or natural gas purchase agreement involving or reasonably expected to involve net payments (i.e., after taking into account directly-associated cost of goods or services and/or directly-associated revenues from the sale of goods and services) to or from any Group Member of at least $5,000,000 per year, but excluding any contract solely between or among the Group Members;

(c)           any construction, interconnect or other services agreement in each case involving or reasonably expected to involve payments to or from any Group Member in excess of $10,000,000 per year, or, with respect to construction, per project;

(d)           any loan agreement, repurchase agreement, mortgage, security agreement, pledge agreement, trust indenture, promissory note, or line of credit, in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $10,000,000 (but excluding any contract solely between or among the Group Members and any interest rate swap agreements);

(e)           any real property lease calling for payments by any of the Group Members of amounts greater than $10,000,000 per year (other than rights-of-way and leases solely between or among the Group Members);

(f)           any partnership or joint venture agreement (not including joint tariff, joint operating or joint use agreements);

(g)           any Contract limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area;

(h)           any Contract relating to any outstanding commitment for capital expenditures requiring or reasonably expected to involve payments in excess of $10,000,000;

(i)           any Contract with any labor union or organization; and

(j)           any Contract of a type not described in the foregoing clauses (a) through (i) that is not entered into in the ordinary course of the business of the Company Group other than a Contract that is not material to the business of the Company Group.

“Membership Units” has the meaning given to such term in the LLC Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“OERI” has the meaning set forth in the Recitals.

“OGE” has the meaning set forth in the introductory paragraph of this Agreement.

“OGE Holdings” has the meaning set forth in the Recitals.

“OGE Protected Parties” has the meaning set forth in Section 10.1(b).

“OGE SEC Reports” means all reports, including the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents OGE has filed with or furnished to the SEC since January 1, 2010 that, in all cases, are publicly-available on the SEC’s EDGAR system as of September 30, 2010.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation, formation or organization, as applicable, of such Person and the bylaws, partnership, shareholder or limited liability company agreement, as applicable, of such Person.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Intellectual Property” has the meaning set forth in Section 3.16.

“Party” and “Parties” have the meaning set forth in the introductory paragraph to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 3.6(a).

“Permitted Liens” has the meaning set forth in Section 3.13.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Entity or any other separate legal entity recognized pursuant to Law.

“PPA” has the meaning set forth in Section 3.12(d).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Qualified Capital Expenditure” means a capital expenditure described in Treasury Regulation Section 1.707-4(d).

“Qualified Liability” means a “qualified liability” as defined in Treasury Regulation Section 1.707-5(a)(6).

“Reasonable Efforts” means commercially reasonable efforts.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substances).

“Securities Act” has the meaning set forth in Section 4.7.

“Special Cap Amount” has the meaning set forth in Section 10.3(a).

“Subsidiary” of a Person means (a) any corporation, association or other business entity of which 50% or more of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership or limited liability company of which such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) is a general partner or managing member.

“Tax Authority” shall mean any United States or non-United States federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Laws” shall mean the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements promulgated thereunder.

“Tax Return” means any return, declaration, report, statement, claim for refund, or other document, together with all amendments and supplements thereto (including all related and supporting information) required to be filed with or supplied to a Tax Authority.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, real property, personal property, excise, severance, transfer, registration, stamp, occupation, premium, property, windfall profits, fuel, utility, gas import, customs, duties, value added, alternative or add on minimum, estimated, or other taxes of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalty, or addition thereto, and the term “Tax” means any one of the foregoing Taxes.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Third Party Claim Notice” has the meaning set forth in Section 10.2(b).

“Title IV Plan” has the meaning set forth in Section 3.12(f).

“Transaction Documents” means this Agreement and the LLC Agreement.

“Treasury Regulations” means the regulations, final, temporary, and proposed, of the United States Department of the Treasury, promulgated under the Code.

“U.S. GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in place from time to time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder.

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP UNITS

Section 2.1                      Issuance, Purchase and Sale of the Bronco Membership Units.  Subject to the terms and conditions set forth in this Agreement:

(a)           Issuance of the Bronco Membership Units.  At the Closing, Issuer shall issue and sell to Bronco, and Bronco shall purchase from Issuer, all of the Bronco Membership Units free and clear of all Liens.

(b)           Purchase Price.  The consideration to be paid for the Bronco Membership Units shall be $183,150,000 (the “Purchase Price”).  At the Closing, Bronco will pay Issuer the Purchase Price by wire transfer of immediately available funds to an account specified by Issuer.  OGE shall provide wire instructions to Bronco at least two (2) Business Days prior to the Closing.

(c)           Initial Distribution.  At the Closing, an amount equal to $183,150,000 will be distributed to OGE Holdings (the “Initial Distribution”).

(d)           Tax Treatment.  The Members agree that the transactions described in clauses (a) through (c) will be treated for federal, state, and local income tax purposes as follows:

(i)           The payment of the Purchase Price by Bronco to Issuer and the issuance of the Bronco Membership Units to Bronco by Issuer will be treated as (i) a tax-free contribution of assets by OGE to a newly-formed partnership in exchange for partnership interests pursuant to Section 721(a) of the Code, and (ii) a tax-free contribution of cash by Bronco to such newly-formed partnership in exchange for partnership interests pursuant to Section 721(a) of the Code.

(ii)           The Initial Distribution will be treated as a distribution by Issuer to OGE in reimbursement of Qualified Capital Expenditures pursuant to Treasury Regulation Section 1.707-4(d).

Section 2.2                      ArcLight Guaranty.  On the date hereof and as a condition to OGE’s and Issuer’s execution and delivery of this Agreement, Bronco has provided a guaranty of ArcLight for the benefit of Issuer and OGE for the payment by Bronco of the Purchase Price at Closing (the “ArcLight Guaranty”), which OGE and Issuer acknowledge is satisfactory in form and substance.  The ArcLight Guaranty shall terminate, and Issuer shall return the original ArcLight Guaranty to Bronco, upon the earlier to occur of (a) payment in full of the Purchase Price on the Closing Date or (b) the termination of this Agreement in accordance with the provisions of Section 9.1.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OGE

OGE hereby represents and warrants to Bronco as follows:

Section 3.1                      Organization; Qualification.

(a)           Each of OGE and (prior to the transactions contemplated in Section 5.9) OERI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

(b)           Each Group Member (except, prior to the transactions contemplated in Section 5.9, for OERI) is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

(c)           OGE has delivered to Bronco each Group Member’s Organizational Documents and the same are true and correct as of the date this representation is made and deemed made pursuant to this Agreement.

Section 3.2                      Authorization; Enforceability.

(a)           OGE has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform all of its obligations under such Transaction Documents and to consummate the transactions to which it is a party under this Agreement.  The execution and delivery by OGE of the Transaction Documents to which it is a party, the performance by OGE of its obligations under such Transaction Documents and the consummation of the transactions to which it is a party under this Agreement, have been duly and validly authorized by OGE.

(b)           Issuer has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform all of its obligations under such Transaction Documents and to consummate the transactions to which it is a party under this Agreement.  The execution and delivery by Issuer of the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents and the consummation by Issuer of the transactions to which it is party under this Agreement, have been duly and validly authorized by Issuer and OGE.

(c)           OGE Holdings has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform all of its obligations under such Transaction Documents and to consummate the transactions to which it is a party under this Agreement.  The execution and delivery by OGE Holdings of the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents and the consummation by OGE Holdings of the transactions to which it is party under this Agreement, have been duly and validly authorized by OGE Holdings.

(d)           This Agreement has been duly executed and delivered by OGE and, assuming the due authorization, execution and delivery by the other parties hereto (other than Issuer), constitutes the valid and binding agreement of OGE, and is enforceable against OGE, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon its execution and delivery by OGE at or prior to Closing, each of the other Transaction Documents to which OGE is a party shall have been duly executed and delivered by OGE, and, assuming the due authorization, execution and delivery by the other parties thereto (other than any Group Member), each such Transaction Document shall constitute the valid and binding agreement of OGE, and shall be enforceable against OGE, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)           This Agreement has been duly executed and delivered by Issuer and, assuming the due authorization, execution and delivery by the other parties hereto (other than OGE), constitutes the valid and binding agreement of Issuer, and is enforceable against Issuer, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon its execution and delivery by Issuer at or prior to Closing, each of the other Transaction Documents to which Issuer is a party shall have been duly executed and delivered by Issuer, and, assuming the due authorization, execution and delivery by the other parties thereto (other than OGE and OGE Holdings), each such Transaction Document shall constitute the valid and binding agreement of Issuer, and shall be enforceable against Issuer, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)           Upon its execution and delivery by OGE Holdings at or prior to Closing, each of the Transaction Documents to which OGE Holdings is a party shall have been duly executed and delivered by OGE Holdings, and, assuming the due authorization, execution and delivery by the other parties thereto (other than OGE and Issuer), each such Transaction Document shall constitute the valid and binding agreement of OGE Holdings, and shall be enforceable against OGE Holdings, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3                      No Conflict.  Except as set forth on Schedule 3.3, the execution, delivery and performance by OGE and Issuer of this Agreement and the execution, delivery and performance by OGE, Issuer and OGE Holdings of each of the other Transaction Documents to which OGE, Issuer or OGE Holdings is a party and the consummation by OGE, Issuer and OGE Holdings of the transactions to which OGE, Issuer or OGE Holdings is party under this Agreement will not (a) violate, conflict with or result in a breach of any provisions of the Organizational Documents of OGE, OGE Holdings or any Group Member, (b) violate, in any material respect, any Law applicable to OGE, OGE Holdings or any Group Member or any order of any Governmental Entity having jurisdiction over OGE, OGE Holdings or any Group Member, or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a material default or breach under any Material Contract.

Section 3.4                      Membership Units.

(a)           OGE owns of record and beneficially all of the authorized, issued and outstanding equity interests of OGE Holdings.  OGE Holdings owns of record and beneficially as of the date of this Agreement all of the Membership Units of the Issuer and, as of the Closing will own of record and beneficially all of the Membership Units of the Issuer (except for the Bronco Membership Units to be issued to Bronco at Closing in accordance with this Agreement).  Issuer owns of record and beneficially all of the authorized, issued and outstanding limited liability company membership interests of Enogex.  As of the Closing, Enogex will own of record and beneficially all of the authorized, issued and outstanding limited liability company membership interests of OERI.   Enogex owns of record and beneficially all of the authorized, issued and outstanding limited liability company membership interests of Enogex Gathering & Processing LLC.  Enogex Gathering & Processing LLC owns of record and beneficially all of the authorized, issued and outstanding limited liability company membership interests of (A) Enogex Atoka LLC, (B) Enogex Gas Gathering LLC and (C) Enogex Products LLC.  Enogex Atoka LLC owns of record and beneficially 50% of the authorized, issued and outstanding limited liability company membership interests of Atoka Midstream LLC.  Except for the ownership interests described in this Section 3.4(a) or as set forth in Schedule 3.4(a), no Group Member (i) owns, directly or indirectly, any capital stock, equity interests or other securities of any Person or has any Contract to acquire any capital stock, equity interests or other securities of any Person, or (ii) has any Subsidiaries.

(b)           Except as set forth on Schedule 3.4(b), there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Issuer or any of its Subsidiaries any equity interest of or in such Group Members, (ii) except (for purposes of the Closing Date only) as set forth in the LLC Agreement, no commitments on the part of Issuer or any of its Subsidiaries to issue shares, subscriptions, warrants, options, convertible securities, partnership interests or other similar rights, (iii) except (for purposes of the Closing Date only) as set forth in the LLC Agreement, no equity securities of the Issuer or any of its Subsidiaries reserved for issuance for any such purpose and (iv) all of the equity interests held by Issuer (including those held in its Subsidiaries) and all of the equity interests held by each Subsidiary (including those held in each of their respective Subsidiaries) are held by such Persons free and clear of all Liens.  No Group Member has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities.  Except (for purposes of the Closing Date only) as set forth in the LLC Agreement and except as set forth on Schedule 3.4(b), there is no voting trust or agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of a Group Member.

(c)           All of the Bronco Membership Units have been or at the Closing shall be duly authorized, validly issued and fully paid and shall be free and clear of all Liens.

Section 3.5                      Financial Statements.  OGE has delivered to Bronco (a) the audited consolidated balance sheets of Enogex and its Subsidiaries as of December 31, 2009, and the related consolidated statements of income and cash flows for the year ended December 31, 2009, (b) the unaudited consolidated balance sheets of Enogex and its Subsidiaries as of June 30, 2010, and the related consolidated statements of income and cash flows for the six months ended June 30, 2010, (c) the unaudited balance sheet of OERI as of December 31, 2009 and the related statement of income and cash flows for the year ended December 31, 2009, and (d) the unaudited balance sheet of OERI as of June 30, 2010 and the related statement of income and cash flows for the six months ended June 30, 2010 (such statements, collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with U.S. GAAP (except as otherwise stated in the footnotes or the audit opinion related thereto and except for, with respect to the unaudited balance sheets and the related statements of income, normal year-end adjustments, which adjustments are not material either individually or in the aggregate, and the absence of an audit opinion and footnote disclosure), and fairly present in all material respects the financial condition of each Group Member as of the dates thereof and the results of their operations for the periods covered thereby.  Except as set forth on Schedule 3.5 or otherwise disclosed in the OGE SEC Reports, no Group Member has any material liability or obligation (whether accrued, absolute, contingent or otherwise), other than (x) liabilities reflected or reserved against in the Financial Statements, (y) liabilities or obligations that have arisen since December 31, 2009 in the ordinary course of business, or (z) liabilities or obligations incurred pursuant to the terms of any Material Contract.

Section 3.6                      Compliance with Law; Proceedings.

(a)           Except as set forth on Schedule 3.6, each Group Member is in compliance in all material respects with all Laws and Permits applicable to its business, assets or properties (other than employment and labor laws, which are addressed solely in Section 3.11 and Section 3.12, and Environmental Laws, which are addressed solely in Section 3.15).  Except as set forth on Schedule 3.6, each Group Member has all permits, licenses and other governmental and regulatory authorizations necessary to own, lease or otherwise hold its assets and properties and to conduct its business (“Permits”), except where the failure to obtain and maintain the same would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Schedule 3.6, and except where the failure to obtain and maintain the same would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Permit is in full force and effect in accordance with its terms, (ii) there is no outstanding written notice or, to OGE’s Knowledge, any other notice of material modification or revocation, cancellation or termination of any Permit, and (iii) there are no proceedings pending or, to OGE’s Knowledge, threatened that seek the material modification or revocation, cancellation or termination of any Permit.

(b)           Except as set forth on Schedule 3.6, there are no (i) actions, suits, claims or proceedings (including any arbitration proceedings) pending or, to OGE’s Knowledge, threatened, or (ii) investigations which are pending or, to OGE’s Knowledge, threatened, against or involving any Group Member, at law or in equity, or before or by any Governmental Entity that could reasonably be expected to have a Company Material Adverse Effect.  No Group Member is in default or breach with respect to any order, writ, injunction or decree of any Governmental Entity binding thereon, except for defaults and breaches that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7                      Tax Matters.

(a)           Except for OERI, each Group Member is and, since each such Group Member’s formation, has been treated as a disregarded entity for federal, state and other applicable income tax purposes.  OERI will be, and will be treated as, a disregarded entity for federal, state and other applicable income tax purposes as of the Closing Date.

(b)           All Tax Returns required to be filed by or with respect to each Group Member or the assets and properties of any Group Member have been duly and timely filed.  All such Tax Returns are true, complete and correct in all material respects.

(c)           OGE and each Group Member have complied with all applicable Tax Laws, and all material Tax amounts required to be paid by or with respect to any Group Member or any of the assets or properties of any Group Member to a Governmental Entity or other Person have been paid, except such Taxes, if any, that are being contested and are set forth on Schedule 3.7(c) hereto.

(d)           No material adjustments to the Tax liability of or with respect to any Group Member or any of its assets or properties have been proposed by any Tax Authority in connection with any Tax Return of any Group Member other than a proposed adjustment or deficiency that has been satisfied by payment, settlement or withdrawal.

(e)           Except as set forth on Schedule 3.7(e), there are no written assessments by or any pending assessments with any Tax Authority for additional Taxes against any Group Member or with respect to any of the assets or properties of any Group Member that have not been resolved, and no Group Member has received any correspondence regarding such assessments or proposed assessments.  All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and are described on Schedule 3.7(e).

(f)           To the Knowledge of OGE, no material issues have been raised and are currently pending by any Tax Authority in connection with any of the Tax Returns of or with respect to any Group Member or its assets and properties.

(g)           No claim or other communication has been received from any Tax Authority with respect to any Group Member or any of the assets or properties of any Group Member in a jurisdiction where any Group Member or OGE (with respect to any Group Member) does not file Tax Returns to the effect that, or inquiring as to whether, any Group Member or OGE (with respect to such Group Member) is subject to taxation by that jurisdiction.

(h)           There are no Liens for Taxes on any of the assets or properties of any Group Member other than Permitted Liens.

(i)           All Taxes that are or were required by Law to be withheld or collected by any Group Member have been duly withheld or collected in all material respects and, to the extent required, have been paid to the proper Governmental Entity or other Person by OGE (with respect to any Group Member) or the applicable Group Member, and OGE (with respect to any Group Member) and each Group Member have complied in all material respects with all Tax information reporting provisions of applicable Laws.

(j)           No Group Member will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a taxable period ending on or before the Closing Date as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 108(i) of the Code, or any comparable provision of state, local, or foreign Tax law, or for any other reason.

(k)           No Group Member has been a party to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)           No Tax Return filed by or with respect to any Group Member (or by OGE on behalf of a Group Member) contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(m)           There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed by or with respect to any Group Member or any Group Member’s assets or properties.

(n)           None of the assets or properties of any Group Member is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Sections 168(g), 168(h), or 197(f)(10) of the Code, as applicable.

(o)           Except, prior to Closing, for the tax sharing agreement described in Schedule 3.7(p), no Group Member has any Liability for the Taxes of any Person (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by Contract or otherwise.

(p)           Except, prior to Closing, as set forth on Schedule 3.7(p), no Group Member is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(q)           No Group Member is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(r)           Neither OGE nor the Issuer is a “foreign person” within the meaning of Section 1445 of the Code.

(s)           As of the Closing Date, all liabilities of Issuer are Qualified Liabilities.

(t)           The amount of Qualified Capital Expenditures made by OGE or Issuer with respect to the assets of Issuer within the two-year period preceding the Closing Date equals or exceeds the amount of the Initial Distribution.

Section 3.8                      Material Contracts; Affiliate Contracts.

(a)           The Contracts listed on Schedule 3.8(a) include all of the Material Contracts as of September 30, 2010.  Except as otherwise set forth on Schedule 3.8(a), (i) each Material Contract listed on Schedule 3.8(a) is (A) valid and in full force and effect, (B) binding on the Group Member party thereto and, to OGE’s Knowledge, on any other party to such Material Contract and (C) enforceable by such Group Member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) each Group Member has performed in all material respects the material obligations required to be performed by it under each Material Contract listed on Schedule 3.8(a) to which it is party in accordance with its terms and (iii) to OGE’s Knowledge, there has not occurred a material default or material breach by any other party under any Material Contract listed on Schedule 3.8(a).

(b)           Except for the Contracts set forth on Schedule 3.8(b) and any agreements for electric services between Oklahoma Gas & Electric Company and any Group Member (collectively, the “Affiliate Contracts”), there are no Contracts between (x) any Group Member, on the one hand, and (y) OGE or any Affiliate of OGE (other than any Group Member), on the other hand.  Except as set forth on Schedule 3.8(b), (i) each Affiliate Contract is valid and in full force and effect and binding on all parties thereto and is enforceable by the applicable Group Member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) each Group Member has performed in all material respects the material obligations required to be performed by it under each Affiliate Contract to which it is party in accordance with its terms and (iii) there has not occurred a material default or material breach by any other party under any Affiliate Contract.

(c)           Schedule 3.8(c) contains a true and complete list of (i) all guarantees, bonds, letters of credit or financial assurances provided in respect of any obligation or liability of any Group Member (the “Company Guarantees”) outstanding as of the date hereof and (ii) all Contracts containing obligations that are subject to each of such Company Guarantees, in each case, as of September 30, 2010.

Section 3.9                      Consents and Approvals.  Except as set forth on Schedule 3.9, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is, or will be, necessary for the valid execution, delivery and performance by

OGE and Issuer of this Agreement and each of the other Transaction Documents to which OGE or Issuer is a party and the consummation by OGE and Issuer of the transactions to which either is party under this Agreement, except where the failure to make or obtain such registrations, filings, consents, or approvals would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10                      Brokers.  Neither OGE nor any Subsidiary or Affiliate of OGE (including any Group Member) has any Contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement.

Section 3.11                      Labor Matters.  Schedule 3.11 lists the collective bargaining agreements applicable to any Group Member (together with any amendments thereto, each a “Collective Bargaining Agreement,” and collectively, the “Collective Bargaining Agreements”).  Except as set forth on Schedule 3.11, each Group Member (a) is in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, payment and withholding of wages, wages and hours, and recordkeeping requirements, (b) has not received notice of any investigation by a Governmental Entity with respect to such Group Member and, to OGE’s Knowledge, none is threatened, (c) has not received notice of any unfair labor practice complaint, employment practices charges or employment-related complaints against it pending before any Governmental Entity or, to OGE’s Knowledge, threatened against it, (d) has no grievances, requests or demands for arbitration, arbitration proceedings pending against it, or any arbitration awards or orders outstanding against it, that arise out of or under any Collective Bargaining Agreement, (e) is not party to, or otherwise bound by, any unsatisfied or pending conciliation agreement, settlement agreement, arbitration award, consent decree with, or citation by, any Governmental Entity relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment practices and policies and (f) is not currently experiencing, and has received no current threat of, any work stoppage, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2010, (x) no Group Member has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment at one or more facilities or operating units within any site of employment or facility of a Group Member, (y) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of a Group Member, nor has any Group Member been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar Law, and (z) no employee of any Group Member has suffered an “employment loss” (as defined in the WARN Act) during the six (6) month period prior to the date of this Agreement.

Section 3.12                      ERISA.

(a)           Schedule 3.12(a) lists all of the material employee benefit plans and programs (written or oral) with respect to employees, former employees, directors, officers, managers, consultants, independent contractors, contingent workers or leased employees of the Group Members that are maintained by OGE, Issuer or any ERISA Affiliate, or to which OGE, Issuer or any ERISA Affiliate contributes on behalf of any such individual, including: (i) all material retirement, savings and other “pension” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA) plans; (ii) all material health, severance, insurance, disability and other employee “welfare” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) plans; (iii) all material employment, incentive, deferred compensation, bonus, vacation and other similar plans, whether or not subject to ERISA; (iv) all material severance, retention or change in control plans or agreements; and (v) each other material employee benefit plan, fund, program, agreement or arrangement whether covering one individual or more than one individual (hereafter the “Employee Plans”).  None of OGE, Issuer, or any ERISA Affiliates have announced or otherwise made any commitment to create, terminate, or amend any Employee Plan which is not reflected on Schedule 3.12(a).

(b)           OGE has made available to Bronco true and complete copies of: (i) each of the Employee Plans and any related funding agreements thereto (including insurance Contracts) including all amendments and the currently effective summary plan description, if any, together with each summary of material modification required under ERISA with respect to such plan or such other material disclosure documents used with respect to such plan; (ii) the most recent annual report on Form 5500 filed for each of the Employee Plans (including all related schedules), if any (iii) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion or approval letter issued by the Internal Revenue Service with respect to the qualified status of such plan; and (iv) to the extent applicable, the most recent actuarial reports and audited financial statements; (v) all material Contracts to which any Group Member is a party with third party administrators, actuaries, investment managers, consultants, and other service providers as currently in effect, including all amendments thereto (such documents have been listed on Schedule 3.12(b)); (vi) for each top-hat plan established and maintained by any Group Member, a copy of all filings with the Department of Labor.

(c)           Except as set forth on Schedule 3.12(c), (i) each Employee Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, and applicable Law and with the terms and provisions of all documents or Contracts pursuant to which such Employee Plan is maintained; (ii) all material reports and information required to be filed within the preceding 24 months with the Department of Labor, the Internal Revenue Service, or the PBGC with respect to any Employee Plan have been timely filed or delivered; (iii) there is no arbitration, claim, or suit pending or, to the Knowledge of OGE, threatened, involving an Employee Plan (other than routine claims for benefits); and (iv) to the Knowledge of OGE, none of the Employee Plans nor any fiduciary thereof is the direct or indirect subject of an order, investigation (including any routine requests for information from the PBGC), or examination by a governmental or quasi-governmental agency, and there are no matters pending (other than determination letter applications) before the Internal Revenue Service, the Department of Labor, the PBGC or any other governmental agency with respect to an Employee Plan.

(d)           Each Employee Plan and trust that is intended to be qualified under Section 401(a) of the Code or exempt under Section 501(c)(9) of the Code: (i) has a current favorable determination letter (taking into account the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) or has been submitted for a favorable determination letter under EGTRRA, or is still within the EGTRRA remedial amendment period provided by Section 401(b) of the Code) or opinion or approval letter from the Internal Revenue Service that the

Employee Plan is so qualified and/or its trust is so exempt from federal income taxation under Section 501(a) of the Code; (ii) where applicable, has been amended in good faith to comply with any provisions of EGTRRA and, to the extent required, the Pension Protection Act of 2006 (“PPA”) that are instituted voluntarily by the end of the plan year in which such changed provisions is effective; (iii) has not received any correspondence or written notice from the Internal Revenue Service, the U.S. Department of the Treasury, the Employee Benefits Security Administration, any participant in, or beneficiary of an Employee Plan, or any agent representing any of the foregoing that brings into question the compliance referred to in this Section; and (iv) to OGE’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(e)           All (i) material reports and descriptions (including Form 5500 annual reports and required attachments (including any required independent audit), Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) required to have been filed or distributed within the preceding 24 months have been appropriately filed or distributed with respect to each Employee Plan and (ii) tax filings with respect to each Employee Plan required to have been made within the preceding 24 months have been made, including Internal Revenue Service Forms 990-T and 5330, and any taxes due in connection with such filings have been paid.

(f)           Except as set forth on Schedule 3.12(f), no employee benefit plans maintained or contributed to by OGE, Issuer or any ERISA Affiliate that is subject to Title IV of ERISA (a “Title IV Plan”) or Section 412 of the Code has incurred an accumulated funding deficiency, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA, and to OGE’s Knowledge, no condition exists which would reasonably be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any Title IV Plan or any other such employee plan subject to Section 412 of the Code.  The PBGC has not instituted proceedings to terminate any Title IV Plan, and to OGE’s Knowledge no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.  No written communication has been received from the PBGC in respect of any Title IV Plan concerning the funded status of such plan.  No assets or properties of any Group Member are subject to a lien under Section 4064 or 4068 of ERISA.

(g)           Each employee benefit plan maintained or contributed to by OGE, Issuer or any ERISA Affiliate is in compliance with Section 412 of the Code, to the extent that it is applicable to such employee benefit plan.  Except as set forth on Schedule 3.12(g), the assets or properties under each Title IV Plan equal or exceed the accumulated benefit obligation thereunder as determined under FAS 87 as of the date of the most recent actuarial valuation prepared for such plan.  Except as set forth on Schedule 3.12(g), no Title IV Plan to which Section 436 of the Code applies has previously been, or is currently, subject to any of the restrictions described in Section 436 of the Code.

(h)           No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Title IV Plan or by any

ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(i)           No Employee Plan is a Multiemployer Plan.  Neither OGE, Issuer, nor any ERISA Affiliate maintains or contributes to or in any way has any liability (whether contingent or otherwise) with respect to any Multiemployer Plan.

(j)           None of the Group  Members is subject to any material liability, tax or penalty with respect to an employee benefit plan under ERISA or the Code, and OGE has no Knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty.  There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any employee benefit plan that could result in material liability to any Group Member.

(k)           To the extent required by the Code and ERISA, and pursuant to the terms of the applicable Employee Plan, all contributions, premiums and other payments required to have been made to the Employee Plans prior to the Closing Date by OGE, Issuer, or any ERISA Affiliate, as applicable, have been made, will be made, and/or have in all material respects been accrued on the financial records of OGE, Issuer, or any ERISA Affiliate in accordance with U.S. GAAP.

(l)           Each Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented to conform to such Section and has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.  To OGE’s Knowledge, no tax liabilities have arisen and are currently unpaid in relation to a violation of Section 409A of the Code relative to any applicable Employee Plan.

(m)           Except as set forth on Schedule 3.12(m), each Group Member maintains a qualifying nonsubscriber arrangement that complies with the requirements for workers’ compensation coverage in each applicable jurisdiction.

(n)           Except as set forth on Schedule 3.12(n), there is no Employee Plan that, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would meet any condition, create any payment obligation or result in: (i) severance pay or any increase in severance pay upon any employee’s termination of employment after the date of this Agreement; or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans.

(o)           Except as set forth on Schedule 3.12(o), no Employee Plan is, or is funded through, a “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code), and there are no other “welfare benefit funds” relating to employees or former employees of any Group Member within the meaning of Section 419 of the Code.

(p)           Except as set forth on Schedule 3.12(p), none of the Employee Plans provide postretirement medical or other postretirement benefits to employees of any Group Member or former employees or their survivors, dependents, and beneficiaries, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state medical benefits continuation law.

(q)           No event or condition exists with respect to any employee benefit plan maintained or contributed to by OGE, Issuer or any ERISA Affiliate that could be subject to any material liability under Section 4980B of the Code.

(r)           No Group Member in respect of any Employee Plan, nor any Employee Plan, has engaged in any transaction that is considered by the Internal Revenue Service to be a “Listed Transaction.”

Section 3.13                      Title to Properties.  Each Group Member has good and marketable fee simple title to, or a valid leasehold or easement interest in, the assets and properties material to the conduct of its business free and clear of any Liens, except for:  (a) Liens and encumbrances set forth on Schedule 3.13, (b) Liens for current Taxes not yet due and payable or being contested in good faith through appropriate proceedings for which reserves have been established in accordance with U.S. GAAP, (c) materialmen’s, warehousemen’s and mechanics’ Liens and other Liens arising by operation of law in the ordinary course of business for sums not yet due or being contested in good faith through appropriate proceedings for which reserves have been established in accordance with U.S. GAAP, (d) the rights of lessors and lessees under leases executed in the ordinary course of business, and (e) such other Liens, irregularities, imperfections in or failures of title, easements, rights of way, restrictive covenants, leases, licenses, restrictions, activity and use limitations that would not reasonably be expected to materially and adversely affect such Group Member’s business, operations, assets or financial condition (the Liens described in subsections (a)-(e) shall be referred to herein as “Permitted Liens”).

Section 3.14                      Insurance.  Schedule 3.14 sets forth (i) a list of the insurance policies held by any Group Member or of which any Group Member or its assets or properties is the beneficiary (the “Insurance Policies”) and (ii) a list of all outstanding claims made under the Insurance Policies by or for the benefit of any Group Member or its assets or properties, which loss or claim relating to a single event or occurrence (or a series of related events or occurrences) could reasonably be expected to exceed $5,000,000.  The Insurance Policies are in full force and effect and will remain in effect following the Closing, and neither OGE nor any Group Member has received written notice of any pending or threatened termination of such policies.

Section 3.15                      Compliance With Environmental Laws.

(a)           Except as set forth on Schedule 3.15(a), (i) each Group Member is in compliance in all material respects, and has been in compliance in all material respects for the last three (3) years, with all Environmental Laws and all Permits required under Environmental Laws applicable to its business, assets or properties (collectively, “EHS Permits”), (ii) each Group Member has all material EHS Permits necessary to own, lease or otherwise hold its assets or properties or to conduct its business, (iii) each EHS Permit is in full force and effect in accordance with its terms, (iv) there is no outstanding written notice or, to OGE’s Knowledge, any other notice of material modification or revocation, cancellation or termination of any EHS

Permit, and (v) there are no proceedings pending or, to OGE’s Knowledge, threatened that seek the material modification or revocation, cancellation or termination of any EHS Permit.

(b)           Except as set forth on Schedule 3.15(b), (i) there exists no Environmental Condition at any real property now or, to the Knowledge of OGE, formerly owned, operated or used by any Group Member or in connection with its businesses, assets or properties, the existence of which could reasonably be expected to impose any liability or cost on any Group Member in excess of $500,000 individually or $5,000,000 when aggregated with all other such Environmental Conditions and (ii) no Group Member has any unsatisfied liabilities with respect to, or, to the Knowledge of OGE, would reasonably be expected to be held liable on account of any Environmental Condition at any other facility to which such Group Member or any other Person sent or transported, directly or indirectly, Hazardous Substances relating to or resulting from the business, assets or properties of such Group Member or such Group Member’s ownership, operation or use thereof, which would reasonably be expected to impose any liability or cost on any Group Member in excess of $500,000 with respect to Environmental Conditions at any one facility or $5,000,000 in the aggregate with Environmental Conditions at all such facilities.

(c)           Except as set forth on Schedule 3.15(c), (i) no Group Member is subject to any pending or, to OGE’s Knowledge, threatened Environmental Claim, which could reasonably be expected to impose any liability or cost on any Group Member in excess of $500,000 individually or $5,000,000 in the aggregate with all other such Environmental Claims or which could reasonably be expected to impose any criminal liability on any Group Member, (A) against any Group Member, (B) against any Person whose liability for Environmental Claims a Group Member may have assumed contractually or by operation of law, or (C) otherwise relating to the real properties, businesses, assets or properties of any Group Member and (ii) to OGE’s Knowledge, no facts, circumstances or conditions exist that could give rise to any such Environmental Claim.

(d)           Except as set forth on Schedule 3.15(d), none of the real property owned, operated or used by any Group Member in connection with the businesses and/or the assets are subject to any Environmental Liens.

(e)           None of the real property now or formerly owned, operated or used in connection with the business and/or the assets or properties of any Group Member is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on CERCLIS, or any similar state list of sites and, to the Knowledge of OGE, no condition at such properties exists that, if known to a Governmental Entity, would qualify such property for inclusion on any such list.

(f)           Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notice to or Consent to or of Governmental Entities or other third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer Environmental Laws or any other Environmental Law.

(g)           OGE has made available to Bronco all material environmental audits, investigations, reports, permits, registrations and other material environmental documents relating to the business, assets or properties of any Group Member that are in the possession or control of OGE or any Group Member.

Section 3.16                      Intellectual Property.  Except as set forth on Schedule 3.16 or any commercial “off-the-shelf” software, (a) no Group Member owns any Intellectual Property material to the conduct of its business (the “Owned Intellectual Property”), (b) to OGE’s Knowledge, (i) no Person other than one or more Group Members owns or has any other right in or to, or has claimed any ownership or other right in or to, any Owned Intellectual Property and (ii) no Person is infringing upon any Owned Intellectual Property, (c) no Group Member licenses any Intellectual Property material to the conduct of its business and (d) there is no claim, suit, action or proceeding pending or, to OGE’s Knowledge, threatened against OGE (with respect to any Group Member) or any Group Member asserting that a Group Member’s use of any Intellectual Property infringes upon the rights of any third parties.

Section 3.17                      Absence of Change.  (a) Except as set forth on Schedule 3.17 or as otherwise disclosed in the OGE SEC Reports, since December 31, 2009, each Group Member has conducted its business in the ordinary course of business and has not suffered any change in or effect on the business, assets, properties, financial condition or results of operations that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) except as set forth on Schedule 3.17 since June 30, 2010, neither Enogex nor OERI has declared or paid any distributions or dividends.

Section 3.18                      Assets.  Except as set forth on Schedule 3.18 and excluding any assets of OGE that are used in connection with any services provided by OGE to the Group Members pursuant to the Omnibus Agreement between OGE and Enogex dated April 1, 2008, the assets and properties of each Group Member include all of the assets and properties, tangible and intangible, necessary for such Group Member to conduct its business in the same manner as such business is currently conducted and to perform its obligations under each Material Contract.  Except as set forth on Schedule 3.18, each of the assets and properties of each Group Member that is a tangible asset is in good repair and good operating condition and is suitable for immediate use in the manner presently operated by any Group Member and as contemplated in each Material Contract, except as would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Schedule 3.18 and excluding any assets of OGE that are used in connection with any services provided by OGE to the Group Members pursuant to the Omnibus Agreement between OGE and Enogex dated April 1, 2008, as of the date of this Agreement and at Closing, all of the assets and properties of each Group Member are, and will be, in the possession of the Group Members or are, or will be, otherwise available to the Group Members for their use and enjoyment, except to the extent that such lack of possession or availability would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19                      Hedging Transactions.  All outstanding hedging transactions entered into by any Group Member are in material compliance with the hedging policy set forth on Schedule 3.19.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BRONCO

Bronco hereby represents and warrants to OGE as follows:

Section 4.1                      Organization and Qualification.  Bronco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

Section 4.2                      Authorization; Enforceability.

(a)           Bronco has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform all of its obligations under such Transaction Documents and to consummate the transactions to which it is a party under this Agreement.  The execution and delivery by Bronco of the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents and the consummation by Bronco of the transactions to which it is party under this Agreement, have been duly and validly authorized by Bronco.

(b)           This Agreement has been duly executed and delivered by Bronco and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding agreement of Bronco, and is enforceable against Bronco, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon their execution and delivery by Bronco at or prior to Closing, each of the other Transaction Documents to which Bronco is a party shall have been duly executed and delivered by Bronco, and, assuming the due authorization, execution and delivery by the other parties thereto, each such Transaction Document shall constitute the valid and binding agreement of Bronco, and enforceable against Bronco, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3                      No Conflict.  The execution, delivery and performance by Bronco of this Agreement and all other documents and instruments contemplated hereby to which Bronco is a party and the consummation by Bronco of the transactions contemplated hereby will not (a) violate, conflict with, or result in a breach of any provisions of the certificate or articles of incorporation, bylaws, articles of organization, partnership agreement, formation agreement or other similar organizational documents of Bronco, (b) violate, in any material respect, any Law applicable to Bronco, or any order of any Governmental Entity having jurisdiction over Bronco, or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, in any material respect, any material Contract by which Bronco or any of its assets or properties is bound.

Section 4.4                      Consents and Approvals.  Except as set forth on Schedule 4.4, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is or will be necessary for the valid execution, delivery and performance by Bronco of this Agreement and each of the other Transaction Documents to which Bronco is a party and the consummation by Bronco of the transactions to which it is party under this Agreement, except where the failure to make or obtain such registrations, filings, consents, or approvals would not have a Bronco Material Adverse Effect.

Section 4.5                      Brokers.  Neither Bronco nor any Affiliate of Bronco has any Contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement.

Section 4.6                      Availability of Funds.  Bronco has or has access to sufficient funds to pay the Purchase Price at Closing and to consummate the transactions contemplated hereby.

Section 4.7                      Investment.  Bronco is acquiring the Bronco Membership Units for investment and not with a view to their sale or distribution within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Bronco (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and economic risks of its investment in the Bronco Membership Units, (b) is able to bear the economic risk of its investment in such units, (c) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and (d) agrees that this offering is an exempt offering under the provisions of Section 4(2), Section 4(6) of the Securities Act, and/or Regulation D promulgated by the Securities and Exchange Commission and comparable exemptions under any applicable state laws.  Bronco understands that the Bronco Membership Units may not be resold or otherwise distributed except in connection with a sale or distribution that is registered under applicable securities laws or is exempt from such registration.

Section 4.8                      Litigation.  Except as set forth on Schedule 4.8, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of Bronco, threatened against Bronco, whether at law or in equity and whether civil or criminal in nature, before any Governmental Entity or arbitrator, nor are there any judgments, decrees or orders of any such Governmental Entity or arbitrator outstanding against Bronco, which have or if, adversely determined, could reasonably be expected to have, a Bronco Material Adverse Effect.

ARTICLE V
ACCESS; ADDITIONAL AGREEMENTS

Section 5.1                      Access to Information; Continuing Disclosure.  Prior to Closing, OGE shall (a) provide Bronco with reasonable access during normal business hours to the employees, properties, books and records of each Group Member and (b) furnish financial and operating data and other information reasonably requested by Bronco.  All information furnished by or on behalf of OGE or any Group Member hereunder shall be subject to the terms of the

Confidentiality Agreement dated as of March 12, 2010 between OGE and ArcLight Capital Partners, LLC (the “Confidentiality Agreement”).

Section 5.2                      Regulatory Approvals.  Each of Bronco, Issuer and OGE shall, as soon as practicable following the execution and delivery of this Agreement, submit to the appropriate agencies or third parties all declarations, filings and registrations listed on Schedules 3.9 and 4.4 (other than those specifically provided above) and shall take such other actions to obtain or make any other consents, filings, notices, or other actions as appropriate to consummate the transactions contemplated hereby.  With respect to any such filings or consents, Bronco, Issuer and OGE shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining all consents or approvals.  Bronco, Issuer and OGE shall furnish to each other all such information in its possession as may be necessary for the completion of the notifications or applications to be filed by the other Party and shall give each other reasonable opportunity to comment on and approve such draft filing(s).

Section 5.3                      Further Assurances.

(a)           From time to time from the date hereof, as and when requested by any Party hereto, the requested Party shall use Reasonable Efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary, proper or advisable to consummate the transactions contemplated by this Agreement, as promptly as practicable, including such actions as are necessary in connection with obtaining any third party consents, including those identified on Schedule 3.9 or 4.4, or any regulatory filings as any Party may undertake in connection herewith or to satisfy the conditions and covenants contained herein.  Each Party shall cooperate fully with the other Party in assisting with complying with this Section 5.3.

(b)           OGE, Issuer and Bronco shall use Reasonable Efforts to implement the provisions of this Agreement, and, for such purpose, at the request of a Party, shall, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to the requesting Party and take such further action as the requesting Party may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

Section 5.4                      FERC Notification.  OGE will, as soon as practicable after the date hereof, cause OERI to file a Notice of Cancellation of Rate Schedule under 18 C.F.R. §§ 35.15 notifying the Federal Energy Regulatory Commission (“FERC”) of the cancellation of OERI’s market-based rate schedule.  Such filing will request that FERC waive the sixty-day notice requirement and make the cancellation effective as of the date of the filing in accordance with applicable FERC regulations and for good cause shown.  With respect to such filing, Bronco, Issuer and OGE shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining approval thereof.  Bronco, Issuer and OGE shall furnish to each other all such information in its possession as may be necessary for the completion of such filing and shall give each other reasonable opportunity to comment on and approve such draft filing.  All communications with FERC in connection with such filing shall be coordinated among the Parties.

Section 5.5                      Conduct of Business.  From the date hereof until the Closing, OGE shall, and shall cause OGE Holdings and each Group Member to, conduct its business in the ordinary course of business, and shall, and shall cause OGE Holdings and each Group Member to, use its Reasonable Efforts to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with the Group Members.  Except as contemplated by this Agreement, as may be required by applicable Law or any Governmental Entity, or as set forth on Schedule 5.5, from the date hereof until the Closing, without prior written consent of Bronco, (a) OGE shall not permit OGE Holdings or any Group Member to take any action that, if the LLC Agreement had been executed on the date hereof, would require a Super-Majority Board Vote (as defined in the LLC Agreement) pursuant to Section 4.7(b) of the LLC Agreement, assuming for purposes of this Section 5.5 that Bronco owns at least a 9% Percentage Interest (as defined in the LLC Agreement), and (b) OGE shall not permit Enogex or OERI to declare or pay any distributions or dividends.

Section 5.6                      Notice of Changes.  Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend promptly its Schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules to make such representations true and correct.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 6.2 and Section 7.2, as applicable, have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to Closing shall be waived but only to the extent of the disclosure made therein and to the extent such disclosure relates to an event or condition occurring after the date of this Agreement, and no Party shall be entitled to make a claim thereon pursuant to the terms of this Agreement (including Article X).  Notwithstanding the foregoing, any action taken by any Group Member in compliance with Section 5.5 shall automatically be deemed to supplement or amend any appropriate Schedule and such supplement or amendment shall thereafter be effective for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 6.2 and Section 7.2, as applicable, have been fulfilled.

Section 5.7                      Affiliate Transactions.

(a)           All Affiliate Contracts and other intercompany transactions between any Group Member and OGE or its other Affiliates shall be maintained, administered, performed and settled prior to the Closing on an arm’s-length basis and in the ordinary course of business.

(b)           All Contracts and other obligations and liabilities (including accounts receivable and payable) between any Group Member, on the one hand, and OGE or any of its Affiliates (other than any Group Member), on the other hand, shall be extinguished, terminated and discharged on or prior to the Closing without further liability on any Group Member surviving the Closing, except for those Contracts set forth on Schedule 5.7(b) and those Contracts required to be entered into as a condition to Closing under Section 6.2 and Section 7.2.

(c)           Except as set forth on Schedule 5.7(c), OGE shall cause each Company Guarantee to remain in full force and effect for the duration of the term of the guaranteed Contract to which it relates unless, with respect to a Company Guarantee issued by OGE, such Company Guarantee is terminated earlier because a beneficiary of such Company Guarantee has accepted a replacement guarantee from Enogex.

Section 5.8                      Related Agreements.  At the Closing, Bronco and OGE Holdings shall enter into the LLC Agreement.

Section 5.9                      Enogex Reorganization.  Prior to the Closing, OGE will:

(a)           convert OERI (by conversion, merger or otherwise) into an Oklahoma limited liability company;

(b)           contribute to OGE Holdings all of OGE’s interests in OERI;

(c)           cause OGE Holdings to contribute to Issuer all of OGE Holdings’ interests in OERI; and

(d)           cause OGE Holdings to cause Issuer to contribute all of Issuer’s interests in OERI to Enogex.

ARTICLE VI
CONDITIONS PRECEDENT TO BRONCO’S OBLIGATIONS

The obligations of Bronco under this Agreement shall be subject to the satisfaction (or waiver by Bronco), at or before the Closing, of each of the following conditions.

Section 6.1                      No Injunction.  No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section 6.2                      Representations and Warranties.  (i) The representations and warranties of OGE set forth Sections 3.1, 3.2, 3.3, 3.4 and 3.10, shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, and (ii) each of the other representations and warranties of OGE set forth in Article III (considered without regard to any qualification by, or reference to, materiality, material respects or Company Material Adverse Effect set forth therein (other than in Section 3.17)) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except in the case of this clause (ii) where such failure to be true and correct would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.3                      Performance.  OGE and Issuer shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by them at or prior to the Closing.

Section 6.4                      Approvals and Filings.  All consents, authorizations, approvals, declarations, filings and registrations referred to in Section 5.2 or listed on Schedule 3.9 shall have been obtained or made free of any material condition, restriction or imposed liability, except where the failure to obtain or make the same is a result of a breach of the obligations of Bronco hereunder.

Section 6.5                      No Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

Section 6.6                      Deliveries.  OGE and Issuer shall have made all of the deliveries required of them under Section 8.2(a).

ARTICLE VII
CONDITIONS PRECEDENT TO ISSUER’S OBLIGATIONS

The obligations of Issuer under this Agreement shall be subject to the satisfaction (or waiver by Issuer), at or before the Closing, of each of the following conditions.

Section 7.1                      No Injunction.  No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section 7.2                      Representations and Warranties.  (i) The representations and warranties of Bronco set forth in Sections 4.1, 4.2, 4.3 and 4.5, shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, and (ii) each of the other representations and warranties of Bronco set forth in Article IV (considered without regard to any qualification by, or reference to, materiality, material respects or Bronco Material Adverse Effect set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except in respect of this clause (ii) where such failure to be true and correct would not reasonably be expected, individually or in the aggregate, to result in a Bronco Material Adverse Effect.

Section 7.3                      Performance.  Bronco shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by Bronco at or prior to the Closing.

Section 7.4                      Approvals and Filings.  All consents, authorizations, approvals, declarations, filings and registrations referred to in Section 5.2  shall have been obtained or made free of any term, condition, restriction, imposed liability or other provisions that would, or would reasonably be expected to, have a material adverse effect on OGE or its Affiliates, except where the failure to obtain or make the same is a result of OGE’s breach of its obligations hereunder.

Section 7.5                      No Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

Section 7.6                      Deliveries.  Bronco shall have made all of the deliveries required of it under Section 8.2(b).

ARTICLE VIII
CLOSING

Section 8.1                      Time and Place.  Subject to Article IX, the closing of the issuance and sale by Issuer and the purchase by Bronco of the Bronco Membership Units (the “Closing”) shall take place at the offices of Jones Day, 717 Texas Street, Suite 3300, Houston, Texas, on the first day of the calendar month immediately following the date on which all of the conditions contained in Articles VI and VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, however, that, notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the Parties hereto may mutually agree (the date on which the Closing occurs being herein referred to as the “Closing Date”).

Section 8.2                      Deliveries.

(a)           OGE Deliveries.  At the Closing, OGE will execute and deliver, or cause to be executed and delivered, to Bronco, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:

(i)           a certificate of good standing of OGE, OGE Holdings and each Group Member, each issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State of each entity’s respective jurisdiction of organization, and with respect to each Group Member, of each jurisdiction in which each such entity is qualified to do business;

(ii)           a certificate from an authorized officer of OGE, dated the Closing Date, providing the following documents and certifying that each is a true and correct copy:  (A) the Organizational Documents of OGE, OGE Holdings and each Group Member; (B) resolutions of OGE’s board of directors authorizing this Agreement and the transactions hereunder and each of the Transaction Documents to which OGE is a party (including designation of the Persons authorized to execute on behalf of OGE this Agreement and the other Transaction Documents to which OGE is a Party); (C) resolutions of OGE Holdings’ governing body authorizing the transactions under each of the Transaction Documents to which OGE Holdings is a party (including designation of the Persons authorized to execute on behalf of OGE Holdings the Transaction Documents to which OGE Holdings is a Party) and (D) resolutions of Issuer’s governing body authorizing this Agreement and the transactions hereunder and each of the Transaction Documents to which Issuer is a party (including designation of the Persons authorized to execute on behalf of Issuer this Agreement and the other Transaction Documents to which Issuer is a Party);

(iii)           a certificate from an authorized officer of OGE, dated the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Section 6.2 and Section 6.3 have been satisfied;

(iv)           a nonforeign affidavit, within the meaning of Section 1445(b)(2) of the Code, substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), dated as of the Closing Date;

(v)           written evidence in a form reasonably satisfactory to Bronco that the consents listed in Section 3.9 have been obtained; and

(vi)           counterparts of the LLC Agreement duly executed by OGE Holdings and Issuer.

(b)           Bronco Deliveries.  At the Closing or at such later time as is otherwise specified below, Bronco will execute and deliver, or cause to be executed and delivered, to Issuer, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:

(i)           pay the Purchase Price to the Issuer in immediately available funds by wire transfer to an account specified by the Issuer;

(ii)           a certificate of good standing of Bronco, issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State of the State of Delaware;

(iii)           a certificate from an authorized officer of Bronco, dated the Closing Date, providing the following documents and certifying that each is a true and correct copy:  (A) the Organizational Documents of Bronco; and (B) resolutions of Bronco’s governing body authorizing this Agreement and the transactions hereunder and each of the Transaction Documents to which Bronco is a party (including designation of the Persons authorized to execute on behalf of Bronco this Agreement and the other Transaction Documents to which Bronco is a Party);

(iv)           a certificate from an authorized officer of ArcLight, dated the Closing Date, providing the following documents and certifying that each is a true and correct copy:  (A) the certificate of formation of ArcLight; and (B) resolutions of ArcLight’s governing body authorizing the ArcLight Guaranty (including designation of the Persons authorized to execute on behalf of ArcLight the Guaranty);

(v)           a certificate from an authorized officer of Bronco, dated the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Section 7.2 and Section 7.3 have been satisfied;

(vi)           written evidence in a form reasonably satisfactory to Issuer that the consents listed in Schedule 4.4 have been obtained; and

(vii)           a counterpart of the LLC Agreement duly executed by Bronco.

ARTICLE IX
TERMINATION AND ABANDONMENT

Section 9.1                      Methods of Termination.  Prior to Closing, this Agreement may be terminated and the transactions herein contemplated may be abandoned as follows:

(a)           by mutual consent of Issuer, OGE and Bronco;

(b)           by any Party if the Closing has not occurred on or before December 1, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Party has breached any material obligation under this Agreement;

(c)           by Bronco, if OGE or Issuer has breached any of its covenants or agreements contained in this Agreement, or if any of OGE’s representations or warranties contained in this Agreement fails to be true, in each case which would result in a condition set forth in Article VI being incapable of being satisfied, and such breach or failure (A) is not reasonably susceptible to cure by the Outside Date or (B) has not been cured to Bronco’s reasonable satisfaction within thirty (30) days of Bronco’s written notice to OGE of the breach or failure.

(d)           by OGE, if Bronco has breached any of its covenants or agreements contained in this Agreement, or if any of Bronco’s representations or warranties contained in this Agreement fails to be true, in each case which would result in a condition set forth in Article VII being incapable of being satisfied, and such breach or failure (A) is not reasonably susceptible to cure by the Outside Date or (B) has not been cured to OGE’s reasonable satisfaction within thirty (30) days of OGE’s written notice to Bronco of the breach or failure.

Section 9.2                      Procedure Upon Termination and Consequences.  Bronco or OGE may terminate this Agreement when permitted pursuant to Section 9.1 by delivering written notice of such termination to the other Parties, and such termination shall be effective upon delivery of such notice in accordance with Section 11.3.  In the event of any termination of this Agreement prior to Closing, the Parties shall have no further obligation or liability to each other hereunder; provided, however, that each Party reserves the right to pursue all rights and remedies available at law or in equity with respect to any material willful breaches of any agreement, representation or warranty contained in this Agreement; and provided further that the terms of the Confidentiality Agreement shall survive the termination of this Agreement, including with respect to information that is subject to the Confidentiality Agreement pursuant to this Agreement.

Section 9.3                      Limitation on Damages.  EXCEPT WITH RESPECT TO LOSSES INCURRED OR SUFFERED AS A RESULT OF A CLAIM BY A THIRD PARTY IN RESPECT OF WHICH THE RELEVANT PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, UNDER NO CIRCUMSTANCES SHALL ANY PARTY, OR ITS

AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RELATED TO LOST BUSINESS, LOST PROFITS, LOSS OF USE, AND LOSS OF DATA, OR FAILURE TO REALIZE SAVINGS OR BENEFITS) ARISING UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS.

ARTICLE X
INDEMNIFICATION

Section 10.1                      Indemnification.

(a)           Indemnification by OGE.  From and after Closing, OGE shall indemnify, defend and hold harmless Bronco, its Affiliates (other than any Group Member) and their respective officers, directors, employees, consultants and agents (the “Bronco Protected Parties”) from any and all Losses incurred by any Bronco Protected Party, as a result of, or with respect to:

(i)           a breach of any representation or warranty of OGE set forth in this Agreement;

(ii)           a breach of any covenant or agreement of OGE or Issuer contained in this Agreement;

(iii)           Taxes of or with respect to OGE; and

(iv)           Taxes of OGE or any other Person for which any Group Member may be liable (A) by reason of the Group Member being a member of a consolidated, combined, unitary or Affiliated Group that includes OGE or such other Person at any time prior to Closing, (B) by reason of it entering into any Contract, including a tax sharing, tax indemnity or similar agreement prior to the Closing, or (C) as a transferee or successor of such Person.

(b)           Indemnification by Bronco.  From and after Closing, Bronco shall indemnify, defend and hold harmless OGE, its Affiliates (other than any Group Member) and their respective officers, directors, employees, consultants and agents (the “OGE Protected Parties”) from any and all Losses incurred by any OGE Protected Party, as a result of, or with respect to (i) a breach of any representation or warranty of Bronco set forth in this Agreement and (ii) a breach of any covenant or agreement of Bronco contained in this Agreement.

(c)           Materiality and Similar Qualifiers.  Notwithstanding any provision in this Agreement to the contrary, solely for the purposes of indemnification pursuant to this Article X, concepts of “materiality,” “Company Material Adverse Effect,” “Bronco Material Adverse Effect” and similar qualifiers shall be disregarded (other than in Section 3.17 and as used to define the scope of assets, permits, reports, properties, Contracts or comparable items with respect to which a representation or warranty is made).

Section 10.2                      Procedures for Indemnification.

(a)           If a Bronco Protected Party or OGE Protected Party that is entitled to seek indemnification under Section 10.1 (an “Indemnified Party”) has a claim for indemnification under this Article X, other than a claim for indemnification that involves a Third Party Claim, it shall give written notice (a “Claim Notice”) to OGE or Bronco, as applicable (in each case, the “Indemnifying Party”), which notice shall describe in reasonable detail to the extent then known the nature of such claim and the factual basis and circumstances surrounding the same and set forth an estimate of the amount, if reasonably practicable, of Losses attributable to such claim.  The Indemnifying Party shall, within 30 days after its receipt of a Claim Notice, notify the Indemnified Party in writing as to whether the Indemnifying Party admits or disputes the claim described in the Claim Notice.  If the Indemnifying Party gives written notice that it admits the indemnification claim described in the Claim Notice, then the Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Article X, and subject to the limitations hereof, with respect to the actual amount of indemnifiable Losses incurred by the Indemnified Party (and neither the Indemnifying Party nor the Indemnified Party shall be bound by any estimated amount of Losses identified in such Claim Notice).  If the Indemnifying Party notifies the Indemnified Party in writing that it disputes the claim for indemnification, or that having admitted the entitlement of the Indemnified Party to indemnification it disputes all or any portion of the amount of Losses for which the Indemnified Party demands indemnification with respect to such claim, then, as applicable, such indemnification claim described in the Claim Notice or such disputed amount of Losses for which the Indemnified Party is demanding indemnification shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Party and the Indemnifying Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(b)           If an Indemnified Party receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any Person that is not one of the Parties to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof, but in any event not later than 10 Business Days after receipt of such written notice of such Third Party Claim (the “Third Party Claim Notice”).  Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail,  will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party.  Within 15 days after receipt of the Third Party Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party either (i) disputes the right of the Indemnified Party to indemnification under this Article X with respect to the Third Party Claim or (ii) admits the right of the Indemnified Party to indemnification under this Article X with respect to Losses arising in connection with the Third Party Claim.  The failure of the Indemnifying Party to respond to the Indemnified Party within such 15-day period after receipt of a Third Party Claim Notice shall be deemed to constitute a response by the Indemnifying Party that it disputes the right of such Indemnified Party to indemnification under this Article X with respect to that Third Party Claim.

(c)           If the Indemnifying Party admits in writing that the Indemnified Party is entitled to indemnification under this Article X with respect to a Third Party Claim, then in such event (i) the Indemnifying Party shall diligently defend the Third Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) and (ii) the Indemnifying Party shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that with respect to any claim related to Taxes, such claim shall be defended by the applicable taxpayer subject to the control of the Indemnifying Party and the approval rights of clause (ii).  The costs and expenses of such defense shall be payable by the Indemnifying Party.  If, however, (x) the Indemnifying Party at any time fails to so conduct the defense of the Third Party Claim or (y) the Indemnified Party’s counsel advises the Indemnified Party that joint representation by counsel for the Indemnified Party and the Indemnifying Party violates or would violate applicable ethical and professional rules, then the Indemnified Party (upon notice to the Indemnifying Party) may participate, together with counsel for the Indemnifying Party, in the defense, compromise or settlement of such Third Party Claims, and the reasonable costs and expenses of such participation shall be payable by the Indemnifying Party.

(d)           If the Indemnifying Party disputes the right of the Indemnified Party to indemnification under this Article X with respect to the Third Party Claim described in a Third Party Claim Notice, then in such event (i) the Indemnified Party may defend the Third Party Claim with counsel of its choice; provided, however, that the Indemnified Party (x) shall diligently defend such Third Party Claim and (y) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed), unless the Indemnified Party will not be seeking indemnification for any amounts paid pursuant to such settlement thereof or for any other consequences (except to the extent such settlement would not prejudice the rights of the Indemnifying Party) and (ii) the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Party and the Indemnified Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(e)           A failure to give timely notice or to include any specified information in any notice as provided in Section 10.2(a) or Section 10.2(b) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice or information was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

Section 10.3                      Limitations on Indemnification.

(a)           OGE’s indemnification obligations under Section 10.1(a)(i) shall not: (i) apply to any Losses from related events that do not exceed $50,000; (ii) apply until the aggregate amount of all such Losses (excluding de minimis Losses under clause (i) above) exceed $1,831,500, in which case, the whole amount of the Losses (excluding de minimis Losses under clause (i) above) may be claimed; and (iii) exceed an overall limit on liability of $36,630,000.  The limitations set forth in this Section 10.3(a) will not apply to claims asserted by a Bronco Protected Party arising from (y) breaches of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.7 or Section 3.10, or (z) the fraud of OGE.  The limitations set forth in clause (iii) of this Section 10.3(a) will not apply to claims asserted by a Bronco Protected Party arising from breaches of Section 3.11, Section 3.12 or Section 3.15; provided, however, that OGE’s indemnification obligations with respect to any and all breaches of Section 3.11, Section 3.12 and Section 3.15 shall not exceed an overall limit on liability equal to the Special Cap Amount.  The term “Special Cap Amount” is a cumulative aggregate cap on liability that adjusts downward upon the first anniversary of the Closing Date, as follows: (a) prior to the first anniversary of the Closing Date, the Special Cap Amount is $91,575,000 and (b) from and after the first anniversary of the Closing Date, the Special Cap Amount will adjust downward to $45,787,500.

(b)           Bronco’s indemnification obligations under Section 10.1(b)(i) shall not: (i) apply to any Losses from related events that do not exceed $50,000; (ii) apply until the aggregate amount of all such Losses (excluding de minimis Losses under clause (i) above) exceed $1,831,500, in which case, the whole amount of the Losses (excluding de minimis Losses under clause (i) above) may be claimed; and (iii) exceed an overall limit on liability of $36,630,000. The limitations set forth in this Section 10.3(b) will not apply to claims asserted by an OGE Protected Party arising from (y) breaches of Section 4.1, Section 4.2, Section 4.3 and Section 4.5 or (z) the fraud of Bronco.

Section 10.4                      Survival.  The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire 12 months after the Closing Date, except that (i) the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.10, Section 4.1, Section 4.2, Section 4.3 and Section 4.5 of this Agreement will survive the Closing indefinitely; (ii) the representations and warranties in Section 3.7 shall survive the Closing and will expire on the date that is 30 days after the expiration of the applicable statute of limitations (including any extensions thereto granted by a court of competent jurisdiction); and (iii) the representations and warranties in Section 3.11, Section 3.12 and Section 3.15 shall survive the Closing and will expire two years after the Closing Date.  The expiration of any representation or warranty pursuant to this Section 10.4 shall not affect the Parties’ obligations under this Article X with respect to a bona fide claim for breach of such representation or warranty delivered as a Claim Notice or Third Party Claim Notice, as applicable, in accordance with Section 10.2 on or prior to the date of such expiration.  The dollar limitation in clause (a) of the definition of Special Cap Amount in Section 10.3(a) shall apply with respect to any bona fide Claim Notice or Third Party Claim Notice delivered in accordance with Section 10.2 prior to the first anniversary of the Closing Date.

Section 10.5                      Exclusive Remedy.  Except in cases of fraud, the remedies provided in this Article X shall be the sole and exclusive remedies of the Parties, from and after the Closing, with respect to breaches of this Agreement and the transactions consummated hereunder.  Except in cases of fraud, the Parties acknowledge and agree that the remedies available in this Article X supersede any other remedies available at law or in equity.  Except in cases of fraud, the Parties covenant not to sue or assert or threaten any claim or proceeding other than those described in this Article X as being available under the particular circumstances described in this Article X.

ARTICLE XI
MISCELLANEOUS

Section 11.1                      Amendment and Modification.  This Agreement (other than amending Schedules pursuant to Section 5.6) may be amended, modified and supplemented only by written agreement of the Parties.

Section 11.2                      Waiver of Compliance.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by OGE, in the event of any such failure by Bronco, or by Bronco, in the event of any such failure by OGE or Issuer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3                      Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) next day air courier service.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

If to Issuer, to:

Enogex Holdings LLC
c/o OGE Energy Corp.
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101
Attn: General Counsel
Fax No.: (405) 553-3760

with a copy (which shall not constitute notice) to:

Jones Day
717 Texas Street, Suite 3300
Houston, Texas 77002
Attn: J. Mark Metts
Fax No.: (832) 239-3600

If to OGE:

OGE Energy Corp.
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101
Attn: General Counsel
Fax No.: (405) 553-3760

with a copy (which shall not constitute notice) to:

Jones Day
717 Texas Street, Suite 3300
Houston, Texas 77002
Attn: J. Mark Metts
Fax No.: (832) 239-3600

If to Bronco to:

Bronco Midstream Holdings, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Attn: Christine M. Miller
Fax No.: (617) 867-4698

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
1000 Louisiana Street, Suite 3900
Houston, Texas 77002
Attn: Blake H. Winburne
Fax No.: (713) 583-0889

All such notices, requests, demands, waivers and communications shall be deemed effective upon (x) actual receipt thereof by the addressee, (y) actual delivery thereof to the appropriate address or (z) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

Section 11.4                      Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, except that: upon notice to the other Party, a Party may assign its rights and obligations hereunder to any Affiliate of such Party provided that no such assignment shall relieve such Party of its obligations hereunder and no such assignment may be made after the filing of an application for any regulatory approval required hereunder.  Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto, their successors and assigns or any Indemnified Party (to the extent set forth in Article X), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.5                      Entire Agreement.  This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter.  This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

Section 11.6                      Expenses.  Each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 11.7                      Press Releases and Announcements; Disclosure.  No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including the terms and conditions of this Agreement) shall be issued or made by any Party without the prior approval of the other Parties.  The foregoing shall not prohibit any disclosure which, in the opinion of the disclosing Party’s legal counsel, is required by Law or applicable securities exchange requirements, provided such disclosure is made pursuant to the Confidentiality Agreement and, to the extent legally permissible, the disclosing Party consults with the other Party in advance of such disclosure.

Section 11.8                      Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof.  Each Party consents to personal jurisdiction in any action brought in the United States District Court for the Southern District of New York having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by any of them against another Party with respect to this Agreement will be instituted exclusively in the United States District Court for the Southern District of New York.

Section 11.9                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.10                     Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.  All references to Articles or Sections refer to articles or sections of this Agreement and all references to Appendices, Exhibits and Schedules refer to appendices, exhibits and schedules to this Agreement, which are attached hereto and made a part hereof for all purposes.  The word “including” and similar terms in this Agreement shall mean “including, but not limited to.”  The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  Reference to any Law or Contract means such Law or Contract as from time to time amended, modified or supplemented, including, with respect to Laws, by succession of comparable successor Laws.  With respect to any Group Member, the term “ordinary course of business” will be deemed to refer to the conduct of the business in a manner consistent with the ordinary business of such Person.  Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with U.S. GAAP.  All references to $ or dollar amounts shall mean the lawful currency of the United States.  To the extent the term “day” or “days” is used, it shall mean calendar days.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

ENOGEX HOLDINGS LLC

By: /s/ Sean Trauschke
Sean Trauschke
Chief Financial Officer

OGE ENERGY CORP.

By: /s/ Sean Trauschke
Sean Trauschke
Vice President and Chief Financial Officer

BRONCO MIDSTREAM HOLDINGS, LLC

By: /s/ Daniel R. Revers
Daniel R. Revers
President

EXHIBIT A TO INVESTMENT AGREEMENT

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENOGEX HOLDINGS LLC

Dated as of [●], 2010

Page

ARTICLE I	DEFINITIONS	1
Section 1.1	Definitions	1
Section 1.2	Terms Generally	19

ARTICLE II	GENERAL PROVISIONS	20
Section 2.1	Formation	20
Section 2.2	Name	20
Section 2.3	Term	20
Section 2.4	Purpose; Powers	20
Section 2.5	Registered Office; Place of Business; Registered Agent	20
Section 2.6	No State Law Partnership	20

ARTICLE III	MEMBERS AND UNITS	21
Section 3.1	Members	21
Section 3.2	Members Under the Act	21
Section 3.3	Rights or Powers	21
Section 3.4	Membership Units	21
Section 3.5	Certificates	21
Section 3.6	Registered Holders	21
Section 3.7	Security	21
Section 3.8	Denial of Appraisal Rights	21

ARTICLE IV	BOARD OF DIRECTORS	22
Section 4.1	Generally	22
Section 4.2	Number of Directors; Appointment of Directors	23
Section 4.3	Resignation	23
Section 4.4	Removal	23
Section 4.5	Vacancies	23
Section 4.6	Loss of Designation Rights; Failure to Make Capital Contributions; Transfer of Designation Rights	23
Section 4.7	Authority of the Board	24
Section 4.8	Voting Rights of Members	29
Section 4.9	Meetings of the Board	29
Section 4.10	Voting; Quorum; Required Vote for Action	30
Section 4.11	Observers	30
Section 4.12	Compensation	31
Section 4.13	Related Party Transactions; Standard of Conduct	31
Section 4.14	Standard of Conduct	32

ARTICLE V	OFFICERS	33
Section 5.1	Officers	33
Section 5.2	Term; Removal; Resignation; Vacancies	33
Section 5.3	Authority	33
Section 5.4	Titles and Number	33
Section 5.5	Chairman of the Board	33
Section 5.6	Chief Executive Officer	33
Section 5.7	Chief Operating Officer	34

-i-

TABLE OF CONTENTS Cont’d.
Page

Section 5.8	Chief Financial Officer	34
Section 5.9	Treasurer and Assistant Treasurers	34
Section 5.10	Vice Presidents	34
Section 5.11	Secretary and Assistant Secretaries	34
Section 5.12	Powers of Attorney	35
Section 5.13	Delegation of Authority	35
Section 5.14	Duties of Officers	35

ARTICLE VI	[RESERVED]	35

ARTICLE VII	LIMITATION OF LIABILITY; INDEMNIFICATION	35
Section 7.1	Limitation of Liability; Duties	35
Section 7.2	Indemnification	36
Section 7.3	Appearance as a Witness	37
Section 7.4	Member Notification	37
Section 7.5	Reliance on Reports	37

ARTICLE VIII	BUDGET; LIMITED EXCLUSIVITY; NEW PROJECTS	37
Section 8.1	Budget	37
Section 8.2	Approval of New Projects	38
Section 8.3	Limited Exclusivity	40

ARTICLE IX	CAPITAL CONTRIBUTIONS	44
Section 9.1	Initial Capital Contributions	44
Section 9.2	Additional Capital Contributions	44
Section 9.3	Return of Contributions	45
Section 9.4	Non-Payment of Required Contributions	45
Section 9.5	Treatment of Delinquent Contribution Amounts	46
Section 9.6	HSR Filing	46

ARTICLE X	DISTRIBUTIONS AND ALLOCATIONS	46
Section 10.1	Distributions	46
Section 10.2	Establishing Actual Cash Reserves	48
Section 10.3	Allocations	49
Section 10.4	Loss Limitation	49
Section 10.5	Special Allocations	49
Section 10.6	Other Allocation Rules	51
Section 10.7	Tax Allocations and Certain Elections	51

ARTICLE XI	BOOKS; REPORTS; TAX MATTERS; CAPITAL ACCOUNTS	52
Section 11.1	General Accounting Matters; Books and Records	52
Section 11.2	Certain Tax Matters	54
Section 11.3	Capital Accounts	55

ARTICLE XII	DISSOLUTION	56
Section 12.1	Dissolution	56
Section 12.2	Winding-Up	56

-ii-

TABLE OF CONTENTS Cont’d.
Page

Section 12.3	Final Distribution	56

ARTICLE XIII	TRANSFER OF UNITS; ADMISSION OF MEMBERS; WITHDRAWAL	57
Section 13.1	General Restrictions on Membership Units	57
Section 13.2	Transfer Restrictions	57
Section 13.3	Transfers to Affiliates; Indirect Transfers	58
Section 13.4	Right of First Offer	60
Section 13.5	Right of First Refusal	61
Section 13.6	Tag-Along Rights	62
Section 13.7	No Pledge or Other Encumbrance	63
Section 13.8	Applicable Taxes	64
Section 13.9	Governmental Consents and Approvals	64
Section 13.10	No Release	64
Section 13.11	Documentation; Validity of Transfer	64
Section 13.12	Possible Additional Restrictions on Transfer	65
Section 13.13	Additional Members; Substituted Members	65
Section 13.14	Withdrawal	66

ARTICLE XIV	MERGER, CONSOLIDATION OR CONVERSION	66
Section 14.1	Authority	66
Section 14.2	Procedure for Merger, Consolidation or Conversion	66
Section 14.3	Approval by Members of Merger or Consolidation	67
Section 14.4	Certificate of Merger or Conversion	68
Section 14.5	No Transfer or Assignment	69

ARTICLE XV	MISCELLANEOUS	69
Section 15.1	Accounts	69
Section 15.2	Equitable Relief	69
Section 15.3	Governing Law	70
Section 15.4	Dispute Resolution	70
Section 15.5	Successors and Assigns	71
Section 15.6	Information	71
Section 15.7	Notices	72
Section 15.8	Counterparts	72
Section 15.9	Entire Agreement	73
Section 15.10	Amendments	73
Section 15.11	Headings and Section Titles	73
Section 15.12	Representations and Warranties	73
Section 15.13	No Creation of State Law Partnership	74
Section 15.14	Waiver of Partition	74
Section 15.15	No Third Party Beneficiaries	74
Section 15.16	Further Assurances	74
Section 15.17	Notice to Members of Provisions of this Agreement	74
Section 15.18	Attendance via Communications Equipment	74
Section 15.19	Checks, Notes and Contracts	74
Section 15.20	Member Trademarks	75

-iii-

TABLE OF CONTENTS Cont’d.
Page

Section 15.21	IPO	75
Section 15.22	Certain Benefit Plan Matters	75
Section 15.23	Omnibus Agreement	76

LIST OF SCHEDULES

Schedule 1.1(a)	-	EBITDA Exclusions
Schedule 1.1(b)	-	Higher Multiple New Projects
Schedule 1.1(c)	-	AMI Specified Companies
Schedule 1.1(d)	-	COA Specified Companies
Schedule 4.2	-	Initial Directors, Alternates and Observers
Schedule 4.7(b)(xx)	-	Specified Company Group Members
Schedule 4.13	-	Specified Agreements
Schedule 5.1	-	Initial Officers
Schedule 8.3(a)	-	Expansion or Acquisition Plans
Schedule 8.3(b)-1	-	Core Operating Area and COA Midstream Operations
Schedule 8.3(b)-2	-	Existing COA Midstream Operations
Schedule 8.3(c)-1	-	AMI and AMI Midstream Operations
Schedule 8.3(c)-2	-	Existing AMI Midstream Operations

LIST OF EXHIBITS

Exhibit A	-	Members of the Company
Exhibit B	-	Initial Capital Contributions
Exhibit C	-	Form of Funding Notice

LIST OF ANNEXES

Annex I	-	Initial 2010 Budgets and Preliminary 2011 Budgets

-iv-

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENOGEX HOLDINGS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Enogex Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [●], 2010 (the “Effective Date”), by OGE Enogex Holdings LLC, a Delaware limited liability company (“OGE Holdings”), and Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco”).  Each of OGE Holdings, Bronco and any other Person admitted to the Company as an additional or substitute member of the Company in accordance with the terms of this Agreement shall be referred to as a “Member” and shall be collectively referred to as the “Members.”  A Member may also be referred to as a “Party,” and Members as “Parties.”

A.           Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Article I below.

B.           OGE Holdings has formed the Company as a limited liability company pursuant to the Act by filing a Certificate of Formation dated October 1, 2010 (the “Certificate”) with the Secretary of State of Delaware on October 1, 2010 and has executed a Limited Liability Company Agreement, dated as of October 1, 2010 (the “Original Agreement”);

C.           OGE Holdings and Bronco desire to amend and restate the Original Agreement in its entirety to provide for the conduct of the business and affairs of the Company and certain relations between the Members in accordance with the terms and conditions of this Agreement, as it may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Members hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                      Definitions.  Unless the context otherwise requires, the following terms shall have the following respective meanings for purposes of this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.

“Actual Cash Reserves” shall have the meaning set forth in Section 10.1(b).

“Additional Capital Raise” shall mean a call for Capital Contributions undertaken in accordance with Section 9.2.

“Additional Membership Unit Price” shall mean:

(a)           with respect to any Required Contribution required to be made on or prior to December 31, 2011 in connection with an Additional Capital Raise, the Initial Membership Unit Price; and

(b)           with respect to any Required Contribution required to be made after December 31, 2011 in connection with an Additional Capital Raise, the price per Membership Unit determined by dividing (i) the Equity Value by (ii) the aggregate number of Membership Units outstanding immediately prior to the Additional Capital Raise.

“Adjusted Capital Account” shall mean a Member’s Capital Account as of the end of the relevant Fiscal Year or other period after being adjusted as follows:
(a)           crediting the Capital Account with:

(i)           any amount that such Person is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), and

(ii)           any amounts that such Person is deemed to be obligated to restore by the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) or the penultimate sentence of Treasury Regulation Section 1.704-2(i)(5); and

(b)           debiting the Capital Account by that Person’s share of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

“Adjusted Capital Account Deficit” shall mean the deficit balance, if any, in a Member’s Adjusted Capital Account.  The amount of a Member’s Adjusted Capital Account Deficit is intended to serve as a regulator on the amount of the debits that may be allocated to a Member’s Capital Account in order to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and must be interpreted accordingly.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Affiliate Contract” shall have the meaning set forth in Section 4.13(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Aggregate Additional Membership Units” shall mean, with respect to any Additional Capital Raise, the number of Membership Units determined by dividing (a) the aggregate Required Contributions received by the Company through such Additional Capital Raise by (b) the Additional Membership Unit Price.

“AMI” shall mean the geographic area described on Schedule 8.3(c)-1.

“AMI Acquisition” shall have the meaning set forth in Section 8.3(c)(i).

“AMI Midstream Operations” shall mean the operations described on Schedule 8.3(c)-1.

“AMI Specified Company” shall mean any Person identified on Schedule 1.1(c) and any successor to all or substantially all of any such Person’s assets, business or operations, or any Subsidiary of any of the foregoing.

“Annual Unaudited Report Date” shall have the meaning set forth in Section 11.1(f).

“Applicable Law” shall mean any Law to which a specified Person or property is subject.

“Approved Capital Contribution Budget” shall mean a Capital Contribution Budget approved by the Board in accordance with the terms of this Agreement.

“Approved New Project” shall mean a New Project approved by the Board or, if no such approval by the Board is required pursuant to Section 4.7, by the Senior Management Team.

“Approved Operating/Internal Funding Budget” shall mean an Operating/Internal Funding Budget approved by the Board in accordance with the terms of this Agreement.

“ArcLight Change of Control” shall mean any change in the direct or indirect ownership interests of Bronco such that Bronco ceases to be part of the ArcLight Group.

“ArcLight Group” shall mean ArcLight Capital Partners, LLC, a Delaware limited liability company, one or more investment funds administered and managed, directly or indirectly, by ArcLight Capital Partners, LLC and any Affiliate of ArcLight Capital Partners, LLC or any such investment fund.

“ArcLight Management Removal Event” shall mean, with respect to any investment fund administered and managed, directly or indirectly, by ArcLight Capital Partners, LLC that owns, directly or indirectly, equity interests in Bronco, that the requisite number of limited partners of such investment fund cause the general partner of such investment fund to be removed, resulting in ArcLight Capital Partners, LLC no longer being responsible for the administration and management of such investment fund.

“Authorized Representative” shall have the meaning set forth in Section 15.4(b).

“Board” or “Board of Directors” shall have the meaning set forth in Section 4.1(a).

“Board Approval” shall mean the approval of the Board of Directors in accordance with Section 4.10(c).

“Bronco” shall have the meaning set forth in the Preamble.

“Bronco Board Amount” shall mean (a) one, if the Percentage Interest held by Bronco (together with its Affiliates) is at least 5% but less than 35%, (b) two, if the Percentage Interest held by Bronco (together with its Affiliates) is at least 35% but less than 50%, (c) three, if the

Percentage Interest held by Bronco (together with its Affiliates) is equal to or greater than 50% and (d) zero, if the Percentage Interest held by Bronco (together with its Affiliates) is less than 5%.

“Bronco Designee” shall mean any Director that Bronco is entitled to appoint in accordance with Article IV.

“Capital Account” shall have the meaning set forth in Section 11.3(a).

“Capital Contribution” shall mean any cash, cash equivalents and property contributed by a Member to the Company.  Any reference in this Agreement to the Capital Contributions of a Member shall include any Capital Contributions of its predecessors-in-interest.

“Capital Contribution Budget” shall mean the annual budget of anticipated capital expenditures of the Company Group that will be funded through Capital Contributions and the percentage of each Capital Contribution that each of OGE Holdings and Bronco is contemplated to fund in accordance with Section 9.2(a).

“Carrying Value” shall mean, with respect to any Company Asset, the asset’s adjusted basis for U.S. federal income tax purposes, except (a) the initial Carrying Value of any asset contributed to the Company shall be such asset’s Fair Market Value on the date of contribution and (b) the Carrying Values of all Company Assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), as of the date of: (i) the acquisition of any additional Membership Units by any new or existing Member in exchange for more than a de minimis capital contribution, other than pursuant to the initial organization of the Company; (ii) the distribution of more than a de minimis amount of Company cash or other property to a Member; (iii) the granting of Membership Units in exchange for services; and (iv) the Company’s liquidation; provided, however, that unless otherwise required by Applicable Law, such adjustments shall be made only if the Tax Matters Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.  The Carrying Value of any Company Asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its Fair Market Value, as determined by the Members.

“Certificate” shall have the meaning set forth in the Recitals.

“CFTC” shall mean the U.S. Commodity Futures Trading Commission.

“CFTC Market Rules” shall mean Sections 6 and 9 of the Commodity Exchange Act, together with CFTC’s rules, regulations and orders related thereunder, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of CFTC or any court of competent jurisdiction.

“Claim” shall have the meaning set forth in Section 7.2(a).

“COA Expansion” shall have the meaning set forth in Section 8.3(b)(i).

“COA Midstream Operations” shall mean the operations described on Schedule 8.3(b)-1.

“COA Specified Company” shall mean any Person identified on Schedule 1.1(d) and any successor to all or substantially all of any such Person’s assets, business or operations, or any Subsidiary of any of the foregoing.

“COA Subject Assets” has the meaning set forth in Section 8.3(b)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.  Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” shall have the meaning set forth in the Preamble.

“Company Accountant” shall have the meaning set forth in Section 11.1(l).

“Company Assets” shall mean all right, title and interest of the Group Members in and to all or any portion of their respective assets (including the interest of any Group Member in each of its Subsidiaries).

“Company Business” shall have the meaning set forth in Section 2.4(a).

“Company Evaluation Materials” shall have the meaning set forth in Section 8.2(c).

“Company Group” shall collectively mean the Company and its direct and indirect Subsidiaries.

“Company Group Partnerships” shall mean the Company and any Subsidiaries of the Company classified as partnerships for federal income tax purposes.

“Company Minimum Gain” shall have the same meaning as that ascribed to partnership minimum gain in Treasury Regulation Section 1.704-2(b)(2).

“Confidential Information” shall have the meaning set forth in Section 15.6(b).

“Conflicted Member” shall have the meaning set forth in Section 4.13(b).

“Consent” shall mean either the prior written consent of the indicated Person to the action requested or the affirmative vote of the indicated Person to the action requested.

“Consent Termination Date” shall have the meaning set forth in Section 13.2(b).

“Contribution Percentage” shall mean, with respect to a Member, the percentage determined by dividing (a) the Capital Contribution made by such Member, by (b) the aggregate Capital Contributions received by the Company in connection with an Additional Capital Raise.

“Control” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract or otherwise or (b) serving as general partner of a partnership or the managing member of a limited liability company, including acting to administer and manage one or more investment funds; provided, however, that, notwithstanding the foregoing, officers and directors or other individuals performing similar functions for a Person shall not be deemed to be Affiliates of such Person solely by virtue of serving in such capacities.

Notwithstanding the foregoing provisions of this definition of “Control,” with respect to determining whether a COA Specified Company is or will become an Affiliate of a Member for purposes of Section 8.3(b), “Control” shall constitute: (x) the beneficial ownership by such Member of 50% or more of the Voting Securities of such COA Specified Company, (y) the beneficial ownership by such Member of 10% or more of the Voting Securities of such COA Specified Company, together with the possession, directly or indirectly, of the power to negatively direct or affect the direction of, through withholding such Member’s representative’s approval on the board of directors or other governing body of such COA Specified Company, the material business decisions of such COA Specified Company or (z) such Member’s investment, or commitment to invest, more than $100,000,000 in the equity or debt securities with a such COA Specified Company.

Notwithstanding the first paragraph of this definition of “Control,” with respect to determining whether a Person (other than a COA Specified Company) is or will become an Affiliate of a Member for purposes of Section 8.3(b) or whether a Person is or will become an Affiliate of a Member for purposes of Section 8.3(c), a Member owning equity interests in another Person shall not have “Control” of such other Person unless at least one of the following conditions is satisfied: (A) at least one of such other Person’s senior officers is an employee or officer of, management consultant to, or compensated directly by, such Member or its Affiliates, (B) such Member beneficially owns 50% or more of the equity interests of such other Person or (C) such Member has designated at least half of the members of such other Person’s board of directors or other governing body.

“Core Operating Area” shall mean the geographic area described on Schedule 8.3(b)-1.

“Corporate Tax Rate” shall mean a blended rate based on the highest corporate federal and state tax rates applicable to the Company’s income allocated to OGE Holdings pursuant to Section 10.3, determined in good faith by the Tax Matters Member.

“Delaware General Corporation Law” shall have the meaning set forth in Title 8 of the Delaware Code, as amended from time to time.

“Delinquent Contribution Amount” shall have the meaning set forth in Section 9.4(c).

“Delinquent Member” shall have the meaning set forth in Section 9.4(a).

“Depreciation” shall mean, for each Fiscal Year or other relevant period:

(a)           an amount equal to the depreciation, amortization, or other cost recovery deduction allowable on an asset for the period, or

(b)           if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the period, an amount that bears the same ratio to that beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for that period bears to that beginning adjusted tax basis.

Notwithstanding the foregoing, if the federal income tax depreciation, amortization, or other cost recovery deduction for a year is zero, the Company must determine Depreciation by reference to that beginning Carrying Value using any reasonable method selected according to this Agreement.

“Designated Directors” shall mean the OGE Designees and Bronco Designees.

“Directors” shall have the meaning set forth in Section 4.2.

“Dispute Party” shall have the meaning set forth in Section 15.4(a).

“Dissolution Event” shall mean an event causing a dissolution of the Company under Section 18-801 of the Act.

“Distributable Cash” shall have the meaning set forth in Section 10.1(b).

“Distributions” shall have the meaning set forth in Section 10.1(a).

“EBITDA” shall mean, as of any given date, the net income of the Company Group (but only the proportional interest, direct or indirect, of the Company in any Subsidiary not wholly owned) on a consolidated basis for the specified period, (a) plus the following for such period to the extent deducted in calculating such net income, without duplication:  (i) all income tax expense; (ii) interest expense; (iii) depreciation and amortization expense (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash following the Effective Date); and (iv) non-cash charges constituting intangible impairment charges, stock compensation and fixed asset impairment charges; but, and in all cases, (b) excluding from the calculation of EBITDA (i) any extraordinary items (as determined in accordance with GAAP), (ii) one-time or non-recurring gains or losses associated with the sale or disposition of any business, asset, contract or lease or (iii) the items set forth on Schedule 1.1(a).

“EBITDA Multiple” shall mean:

(a)           prior to the EBITDA Trigger Date, 9 times; and

(b)           on or after the EBITDA Trigger Date, 9.5 times;

provided, however, that if EBITDA Value is being calculated to determine the additional Membership Units to be issued for Capital Contributions in respect of those New Projects identified on Schedule 1.1(b), the EBITDA Multiple will be 9.5 times, regardless of whether the determination is before, on or after the EBITDA Trigger Date.

“EBITDA Trigger Date” shall mean the date that is the later of (a) January 1, 2012 and (b) the date on which Bronco’s Percentage Interest is at least 30%.

“EBITDA Value” shall mean, with respect to the 12-month period ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been prepared and furnished pursuant to Section 11.1(d) and which immediately precedes the date on which a

Funding Notice is delivered or the Optional Top-Up Contribution is made, as applicable, an amount equal to (a) the EBITDA Multiple, multiplied by (b) the EBITDA for such 12-month period.

“Effective Date” shall have the meaning set forth in the Preamble.

“Election Notice” shall have the meaning set forth in Section 13.6(a).

“Eligible Membership Units” shall have the meaning set forth in Section 13.6(a).

“Encumbering Member” shall mean a Member that pledges or mortgages all or a portion of its Membership Units as provided in Section 13.7.

“Enforcement Activities” shall have the meaning set forth in Section 4.13(b).

“Enogex” shall mean Enogex LLC, a Delaware limited liability company.

“Enogex 2014 Senior Notes” shall mean the 6.875% Senior Notes due July 15, 2014, issued by Enogex in the aggregate principal amount of $200,000,000 pursuant to that certain Indenture by and between Enogex and UMB Bank, N.A., as issuing and paying agent, dated as of June 24, 2009, together with any amendments, refinancings, replacements, modifications and extensions permitted by this Agreement.

“Enogex Revolving Credit Facility” shall mean the Credit Agreement, dated as of April 1, 2008, among Enogex, the Lenders referred to therein, Wachovia Bank, National Association, as Administrative Agent and Swing Line Lender, The Royal Bank of Scotland PLC, as Syndication Agent, and JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd. and Union Bank of California, as Co-Documentation Agents, as in effect as of the date hereof, together with any amendments, refinancings, replacements, modifications and extensions permitted by this Agreement.

“Equity Value” shall mean the equity value of the Company, calculated as of the date on which a Funding Notice is delivered or the Optional Top-Up Contribution is made, as applicable, in an amount equal to (a) EBITDA Value minus (b) Net Company Debt; provided, however, that, in calculating EBITDA Value, if the New Project Ramp-Up Date for such New Project has not occurred prior to the last day of the calendar month immediately preceding the month in which the Funding Notice is delivered or the Optional Top-Up Contribution is made, as applicable, then the calculation of Equity Value will exclude any portion of EBITDA Value and Net Company Debt related to such New Project, unless the amount equal to the EBITDA Value attributable to such New Project would exceed the amount of the Net Company Debt associated with such New Project.

“Estimated Tax Distribution” shall mean any distribution made to a Member pursuant to Section 10.1(c)(ii), as determined by the Tax Matters Member in good faith.

“Fair Market Value” shall mean the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.  In determining the Fair Market Value of Membership Units hereunder, no effect shall be given to any discount that may otherwise be attributable to the fact that (x) such Membership Units constitute less than a majority of the Membership Units outstanding or (y) such Membership Units are subject to restrictions on transfer or are otherwise illiquid.

“Federal Tax Return” shall mean the Company’s IRS Form 1065 and accompanying schedules.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Fiscal Quarter” shall mean each of the three-month periods ending, respectively, on the last day of the third, sixth, ninth and twelfth months of the Fiscal Year.

“Fiscal Year” shall mean the calendar year ending on December 31 of each year, unless a different fiscal year shall be required by the Code; provided, however, that the first Fiscal Year of the Company shall commence on the Effective Date and end on December 31, 2010.

“Funding Notice” shall have the meaning set forth in Section 9.2(a)(v).

“GAAP” shall mean accounting principles generally accepted in the United States in effect from time to time, applied on a consistent basis.

“Governmental Entity” shall mean any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S. or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“Group Member” shall mean any member of the Company Group.

“Hedging Agreement” shall mean any agreement (including any confirmation) with respect to swap transactions, derivative transactions, options, warrants, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any credit support, collateral (including master collateral agreements) or other similar arrangements related to such transactions.

“Highest Offering Member” shall have the meaning set forth in Section 13.4(d).

“Highest ROFO Price” shall have the meaning set forth in Section 13.4(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” shall have the meaning set forth in Section 7.2(a).

“Initial Capital Contribution(s)” shall have the meaning set forth in Section 9.1.

“Initial Distribution” shall have the meaning set forth in Section 1.1 of the Investment Agreement.

“Initial Member” shall mean OGE Holdings or Bronco.

“Initial Membership Unit Price” shall mean the number calculated by dividing (a) the Initial Capital Contribution made by Bronco as the purchase price payable under the Investment Agreement for its initial Membership Units, by (b) the number of Membership Units issued to Bronco in exchange for such Initial Capital Contribution.

“Initiating Dispute Party” shall have the meaning set forth in Section 15.4(a).

“Investment Agreement” shall mean that certain Investment Agreement by and among OGE, the Company and Bronco, dated as of October 5, 2010, as amended from time to time.

“Investment Grade Credit Rating” means a credit rating of at least BBB- by S&P and Baa3 by Moody’s; provided, however, that if an entity is rated by only S&P or Moody’s, as applicable, then such credit rating shall be at least the rating stated above by S&P or Moody’s, as applicable, and not subject to a negative watch.

“Law” shall mean any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Entity or any arbitral tribunal, whether such Laws now exist or hereafter come into effect.

“Liquidator” shall have the meaning set forth in Section 12.2.

“Maintenance Capital Expenditures” shall mean capital expenditures incurred in the ordinary course of business of the Company Group as required to replace, repair or maintain existing Company Assets, including those capital expenditures associated with system integrity, reliability, security, computer software and hardware, and governmental compliance.

“Market Manipulation Rules” shall mean Section 4A of the Natural Gas Act of 1938 and Section 222 of the Federal Power Act of 1935, together with FERC’s rules, regulations and orders adopted thereunder, including FERC’s Order No. 670 and 18 C.F.R. Part 1c, all as and if previously or hereafter amended, and as and if previously or hereafter interpreted by any opinion or ruling of FERC or any court of competent jurisdiction, as well as any similar or successor Laws thereto.

“Material Acquisition” shall mean an acquisition of a New Project that has been in service and generating revenues for no less than 12 months, for which the amount of Required Contributions will be at least $100,000,000.

“Material Contract” shall mean:

(a)           any transportation agreement or gathering agreement involving or reasonably expected to involve payments to or from any Group Member of at least $5,000,000 per year, including net payments to or from a third party as a result of a keep-whole arrangement under any gathering agreement (i.e., after taking into account directly-associated cost of goods and services and/or directly-associated revenues from the sale of goods and services), excluding any contract solely between or among the Group Members;

(b)           any processing agreement or natural gas purchase agreement involving or reasonably expected to involve net payments (i.e., after taking into account directly-associated cost of goods or services and/or directly-associated revenues from the sale of goods and services) to or from any Group Member of at least $5,000,000 per year, but excluding any contract solely between or among the Group Members;

(c)           any construction, interconnect or other services agreement in each case involving or reasonably expected to involve payments to or from any Group Member in excess of $10,000,000 per year, or, with respect to construction, per project;

(d)           any loan agreement, repurchase agreement, mortgage, security agreement, pledge agreement, trust indenture, promissory note, or line of credit, in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $10,000,000 (but excluding any contract solely between or among the Group Members and any interest rate swap agreements);

(e)           any real property lease calling for payments by any of the Group Members of amounts greater than $10,000,000 per year (other than rights-of-way and leases solely between or among the Group Members);

(f)           any partnership or joint venture agreement (not including joint tariff, joint operating or joint use agreements);

(g)           any contract limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area;

(h)           any contract relating to any outstanding commitment for capital expenditures requiring or reasonably expected to involve payments in excess of $10,000,000;

(i)           any contract with any labor union or organization; and

(j)           any contract of a type not described in the foregoing clauses (a) through (i) that is not entered into in the ordinary course of the business of the Company Group other than a contract that is not material to the business of the Company Group.

      “Maximum Cash Reserves” shall have the meaning set forth in Section 10.2(c).

“Members” shall have the meaning set forth in the Preamble.

“Member Minimum Gain” shall mean an amount, relating to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if that Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined according to Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the meaning ascribed to partner nonrecourse debt in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning ascribed to partner nonrecourse deductions in Treasury Regulation Section 1.704-2(i)(1).

“Membership Unit” shall mean a limited liability company interest in the Company as provided in this Agreement and under the Act and includes any and all rights and benefits to which the holder of such Membership Unit may be entitled under this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“Merger Agreement” shall have the meaning set forth in Section 14.1.

“Minimum Quarterly Distribution” shall have the meaning set forth in Section 10.1(c).

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“Net Company Debt” shall mean, as of the date of determination, (a) the aggregate indebtedness for borrowed money of the Company Group on a consolidated basis (including any accrued but unpaid interest) plus required reserves for pension and benefit obligations, minus (b) the cash and cash equivalents of the Company Group on a consolidated basis (excluding restricted cash).

“New Project” shall mean any acquisition, directly or indirectly, of capital assets or any project involving or reasonably expected to involve capital expenditures other than Maintenance Capital Expenditures of the Company Group.

“New Project Ramp-Up Date” shall mean, with respect to any given New Project, (a) the date that is 12 months after the date that such New Project commenced commercial operation or (b) such longer period, if any, for any New Project approved by a Super-Majority Board Vote, as fixed for purposes of this definition by a Super-Majority Board Vote as part of the approval of such New Project.

“New Services Agreement” shall have the meaning set forth in Section 15.23.

“Non-Consent Notice” shall have the meaning set forth in Section 9.4(b).

“Non-Delinquent Members” shall have the meaning set forth in Section 9.4(b).

“Non-qualified Retirement Plans” shall mean those retirement plans from among the Employee Plans described in Section 3.12 of the Investment Agreement that are not tax-qualified retirement plans under Section 401(a) of the Code.

“Nonrecourse Deductions” shall have the meaning ascribed to it in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning ascribed to it in Treasury Regulation Section 1.704-2(b)(3).

“OERI” shall mean OGE Energy Resources, Inc., an Oklahoma corporation, and any successor thereto.

“Offer” shall have the meaning set forth in Section 8.3(d)(iii).

“Offeror” shall have the meaning set forth in Section 8.3(d)(ii).

“Offer Price” shall have the meaning set forth in Section 8.3(d)(ii).

“Offer Terms” shall have the meaning set forth in Section 8.3(d)(ii).

“OGE” shall mean OGE Energy Corp., an Oklahoma corporation.

“OGE Annual Tax Adjustment” shall mean, for any Fiscal Quarter in which the Company files a Federal Tax Return with respect to a Fiscal Year, an amount equal to:

(a)           the product of (x) the Corporate Tax Rate multiplied by (y) the amount of Taxable Income allocated to OGE Holdings on the Company’s Federal Tax Return filed for such Fiscal Year, minus

(b)           the sum of (i) the amount of tax credits allocated to OGE Holdings for federal and state purposes for such Fiscal Year, plus (ii) the aggregate Estimated Tax Distributions actually distributed to OGE Holdings in respect of such Fiscal Year.

In the event that the amount described in clause (a) of this definition is less than the amount described in clause (b) of this definition for such Fiscal Quarter, the OGE Annual Tax Adjustment for such Fiscal Quarter will be a negative number that will reduce the Minimum Quarterly Distribution for such Fiscal Quarter pursuant to Section 10.1(c); provided, however, that in no event will such negative OGE Annual Tax Adjustment reduce the Minimum Quarterly Distribution for such Fiscal Quarter below $12,500,000.  For purposes of Section 10.1(d), the amounts in subclause (y) of clause (a) and subclause (i) of clause (b) of this definition shall take into account any applicable Tax Audit Adjustment.

“OGE Board Amount” shall mean (a) three, if the Percentage Interest held by OGE Holdings (together with its Affiliates) is equal to or greater than 50%, (b) two, if the Percentage Interest held by OGE Holdings (together with its Affiliates) is at least 35% but less than 50%, (c) one, if the Percentage Interest held by OGE Holdings (together with its Affiliates) is at least

5% but less than 35%, (d) zero, if the Percentage Interest held by OGE Holdings (together with its Affiliates) is less than 5%.

“OGE Cash Investments” shall mean cash investments in OGE made by a Group Member in accordance with OGE’s cash management system, applied by OGE in a non-discriminatory manner.  For the avoidance of doubt, references in this Agreement to “cash” or “cash equivalents” will include OGE Cash Investments made by the Company.

“OGE Change of Control” shall mean (a) any change in the direct or indirect ownership interests of OGE Holdings such that OGE Holdings ceases to be wholly-owned, directly or indirectly, by OGE or (b) any change in the ownership interests in OGE that would result in any Person or group of Persons acting in concert having the right to appoint a majority of the OGE board of directors.

“OGE Designee” shall mean any Director that OGE Holdings is entitled to appoint in accordance with Article IV.

“OGE Estimated Tax Amount” shall mean, for each Fiscal Quarter of any Fiscal Year, the excess, if any, of:

(a)           the Corporate Tax Rate multiplied by the product of

(i)           the number of Fiscal Quarters during such Fiscal Year that have elapsed as of the end of such Fiscal Quarter; and

(ii)           25% of the amount of Taxable Income to be allocated to OGE Holdings under Article X for such Fiscal Year, as estimated by the Tax Matters Member in good faith as of the end of such Fiscal Quarter; over

(b)           the sum of:

(i)           the amount of tax credits to be allocated to OGE Holdings for federal and state purposes for such Fiscal Year, as estimated by the Tax Matters Member in good faith as of the end of such Fiscal Quarter, plus

(ii)           the cumulative Estimated Tax Distributions made to OGE Holdings for all prior Fiscal Quarters during such Fiscal Year.

“OGE Holdings” shall have the meaning set forth in the Preamble.

“OGE Retirement Plan” shall mean the OGE Energy Corp. Retirement Plan, as amended from time to time, and any successor thereto.

“OGE Retirement Plan Controlled Group” shall mean the group of entities containing the entity serving as the current “sponsor” (as that term is defined in Section 3(16)(B) of the Employee Retirement Income Security Act of 1974, as amended) of the OGE Retirement Plan and any entity that, along with the current OGE Retirement Plan “sponsor”, is a member of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as described in Section 414(b), (c) or (m) of the Code or any other entity which is required to be aggregated with the current OGE Retirement Plan “sponsor” under Section 414(o) of the Code.

“Omnibus Agreement” shall have the meaning set forth in Section 15.23.

“Operating/Internal Funding Budget” shall mean the annual budget of (a) anticipated operating and administrative costs, (b) ordinary course of business expenditures of the Company Group, including Maintenance Capital Expenditures, and (c) costs of New Projects to be funded through internal funds of the Company Group.

“Optional Top-Up Contribution” shall have the meaning set forth in Section 9.2(c).

“Optional Top-Up Unit Price” shall mean:

(a)           with respect to any Optional Top-Up Contribution made on or prior to December 31, 2011, the Initial Membership Unit Price; and

(b)           with respect to any Optional Top-Up Contribution made after December 31, 2011, the price per Membership Unit determined by dividing (i) the Equity Value by (ii) the aggregate number of Membership Units outstanding immediately prior to the Optional Top-Up Contribution.

“Optional Top-Up Units” shall mean a number of Membership Units determined by subtracting (a) the total number of Membership Units owned by Bronco (together with its Affiliates) prior to the Optional Top-Up Contribution from (b) the total number of Membership Units owned by all Members other than Bronco and its Affiliates immediately prior to the Optional Top-Up Contribution.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Participating Member” shall have the meaning set forth in Section 9.4(c)(i).

“Party” shall have the meaning set forth in the Preamble.

“Payment Due Date” shall have the meaning set forth in Section 9.4(a).

“Percentage Interest” shall mean, with respect to a Member, the percentage determined by dividing (a) the aggregate number of Membership Units held by such Member as of the time of determination by (b) the aggregate number of Membership Units outstanding as of such time.

“Permitted Midstream Financial Transaction” shall mean any direct or indirect investment by an Initial Member or its Affiliate in a Person that owns, develops, operates or conducts any AMI Midstream Operations in the AMI, but only if: (a) such Initial Member or its Affiliate does not have and will not have operational responsibility for such AMI Midstream Operations, (b) such investment does not result and will not result in such Initial Member or its Affiliate becoming the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Voting Securities of such Person representing in excess of 60% of the total

Voting Securities of such Person (on an as-converted basis) or (c) such Person is not an AMI Specified Company.

“Person” shall mean an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, estate, incorporated or unincorporated organization, Governmental Entity, and any other legal entity of any kind.

“Plan of Conversion” shall have the meaning set forth in Section 14.1.

“Potential Opportunity” shall have the meaning set forth in Section 8.3(a)(ii).

“Preliminary 2011 Budget” shall have the meaning set forth in Section 8.1.

“Proceeding” shall have the meaning set forth in Section 7.2(a).

“Purchase Deadline” shall have the meaning set forth in Section 13.4(c).

“Purchase Notice” shall have the meaning set forth in Section 13.6(a).

“Quarterly Report Date” shall have the meaning set forth in Section 11.1(e).

“Regulatory Allocation” shall have the meaning set forth in Section 10.5(h).

“Required Contribution” shall have the meaning set forth in Section 9.2(a).

“Responding Dispute Party” shall have the meaning set forth in Section 15.4(a).

“Risk Management Policy” shall have the meaning set forth in Section 4.7(a)(v).

“ROFO Acceptance Notice” shall have the meaning set forth in Section 13.4(b).

“ROFO Allocation” shall have the meaning set forth in Section 13.4(d).

“ROFO Non-Selling Members” shall have the meaning set forth in Section 13.4(a).

“ROFO Notice” shall have the meaning set forth in Section 13.4(a).

“ROFO Offer Notice” shall have the meaning set forth in Section 13.4(b).

“ROFO Offeror Members” shall have the meaning set forth in Section 13.4(b).

“ROFO Price” shall have the meaning set forth in Section 13.4(b).

“ROFO Seller” shall mean a Member wishing to solicit proposals from third parties to acquire all or a portion of such Member’s Membership Units.

“ROFO Transfer Period” shall have the meaning set forth in Section 13.4(c).

“ROFO Units” shall have the meaning set forth in Section 13.4(a).

“ROFR Acceptance Notice” shall have the meaning set forth in Section 13.5(a).

“ROFR Accepting Members” shall have the meaning set forth in Section 13.5(b).

“ROFR Non-Selling Members” shall have the meaning set forth in Section 13.5(a).

“ROFR Notice” shall have the meaning set forth in Section 13.5(a).

“ROFR Option Period” shall have the meaning set forth in Section 13.5(a).

“ROFR Seller” shall have the meaning set forth in Section 13.5(a).

“ROFR Units” shall have the meaning set forth in Section 13.5(a).

“Rules” shall have the meaning set forth in Section 15.3(d).

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Senior Management Team” shall mean the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer.

“Specified Services” shall have the meaning set forth in Section 15.23(c).

“Strategic Buyer” shall mean (a) any COA Specified Company and (b) any other Person that (i) would be reasonably considered to be primarily engaged in the business of (A) operating, exploring, developing and producing oil, gas or other mineral properties or (B) gathering, processing and transporting oil, gas or other mineral properties and (ii) has net assets (on a consolidated basis) with a book value in excess of $100,000,000; provided, however, that a bank, private equity fund, hedge fund or other financial institution will not be deemed to be a Person described in clause (b) even if such bank, private equity fund, hedge fund or other financial institution owns or controls a Person engaged in, or that has previously been engaged in, a business of the type described in part (i) of clause (b); provided further that any Person owned or controlled by a bank, private equity fund, hedge fund or other financial institution will still be a Strategic Buyer if clause (a) or clause (b) is applicable.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) directly or indirectly, (a) owns 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) serves as general partner.

“Substituted Member” shall mean a Person who is admitted as a Member, at such time as such Person has complied with the requirements of Section 13.13, in place of and with all the rights of a Transferring Member with respect to the Membership Units transferred and who is shown as a Member on the books and records of the Company.

“Super-Majority Board Vote” shall mean, as to any agreement, election, vote or other action of the Board, an approval in which each of the following three conditions is satisfied, if applicable: (a) the approval of at least a majority of the Directors; and (b) unless and until OGE Holdings no longer has the right to designate at least one Director pursuant to Section 4.6, the approval of at least one OGE Designee and (c) unless and until Bronco no longer has the right to designate at least one Director pursuant to Section 4.6, the approval of at least one Bronco Designee.

“Super-Majority Interest” shall mean, as to any agreement, election, vote or other action of the Members, an approval in which each of the following three conditions is satisfied, if applicable: (a) the approval of those Members whose combined Percentage Interests exceed 65%; (b) unless and until OGE Holdings no longer has the right to designate at least one Director pursuant to Section 4.6, the approval of OGE Holdings; and (c) unless and until Bronco no longer has the right to designate at least one Director pursuant to Section 4.6, the approval of Bronco.

“Surviving Business Entity” shall have the meaning set forth in Section 14.2(a)(ii).

“Tag-Along Participant” shall have the meaning set forth in Section 13.6(a).

“Tag-Along Rights” shall have the meaning set forth in Section 13.6(a).

“Tag-Along Selling Members” shall have the meaning set forth in Section 13.6(a).

“Tag-Eligible Member” shall mean, with respect to any transaction or agreement subject to Section 13.6, (a) Bronco and its Member Affiliates, provided that no such Member is a party to such transaction or agreement and (b) if Bronco (together with its Member Affiliates) has a Percentage Interest of at least equal to 45%, OGE Holdings and its Member Affiliates, provided that no such Member is a party to such transaction or agreement.

“Tax Audit Adjustment” shall mean any final determination by federal or state taxing authorities, whether through administrative audit or by court decision, in which the Company’s taxable income, gain, loss, deductions, or credits are adjusted.

“Tax Matters Member” shall have the meaning set forth in Section 11.2.

“Taxable Income” shall mean the Company’s taxable income as determined in accordance with Section 703 of the Code, except that items that are required by Section 703(a)(1) of the Code to be separately stated shall be included.

“Timely Cessation of OGE Retirement Plan Participation” shall mean the cessation of participation in the OGE Retirement Plan by each Group Member and cessation of as a participating employer of the OGE Retirement Plan by each Group Member, in each case prior to the date that OGE Holdings fails to own a Percentage Interest that satisfies the requirements for being a member of the OGE Retirement Plan Controlled Group.

“Total Board Size” shall mean the sum of the OGE Board Amount plus the Bronco Board Amount.

“Transfer” or “Transferred” shall mean, with respect to any Membership Units, a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to any Membership Units.

“Transfer Document” shall have the meaning set forth in Section 13.11.

“Transferee” shall mean a Person receiving a Transfer of Membership Units.

“Transferred Membership Units” shall have the meaning set forth in Section 13.2(c).

“Transferring Member” shall have the meaning set forth in Section 13.2(c).

“Treasury Regulations” shall mean the regulations, temporary and final, of the United States Department of the Treasury, promulgated under the Code.

“Unanimous Consent” shall mean the Consent of all the indicated Persons entitled to vote thereon.

“Upstream Transfer” shall have the meaning set forth in Section 13.3(c).

“Valuation Firm” shall mean an investment banking firm of international recognized standing having expertise in the valuation of companies similar to the Company and its Subsidiaries.

“Voting Securities” of a Person shall mean securities of any class of such Person generally entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

“Waiting Period” shall have the meaning set forth in Section 13.9.

Section 1.2                      Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole unless reference to a specific section of this Agreement is made.  Any reference in this Agreement to a section, subsection, Annex or Exhibit is to this Agreement unless otherwise specified.  Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.  All references to $ or dollar amounts shall mean the lawful currency of the United States.  To the extent the term “day” or “days” is used, it shall mean calendar days.  With respect to the Company, the term “ordinary course of business” will be deemed to refer to the conduct of the business in a manner consistent with the ordinary business of the Company or the Company Group.

ARTICLE II
GENERAL PROVISIONS

Section 2.1                      Formation.  The Company was formed as of October 1, 2010 by the filing of the Certificate with the Secretary of State of the State of Delaware.  The rights and liabilities of the Members shall be determined pursuant to the provisions of the Certificate, the Act and this Agreement.

Section 2.2                      Name.  The Company shall conduct its activities under the name of “Enogex Holdings LLC.”

Section 2.3                      Term.  The term of the Company commenced October 1, 2010 and shall continue perpetually unless sooner dissolved, wound up and terminated in accordance with Article XII.

Section 2.4                      Purpose; Powers.

(a)           The purpose of the Company is (i) to own interests in Enogex, (ii) to serve as managing member of Enogex, (iii) to enter into any other lawful business, purpose or activity for which limited liability companies may be formed under Applicable Law (including the Act), subject to and in accordance with the terms of this Agreement and (iv) to do any and all things and perform any and all acts incidental to, necessary, appropriate or advisable in connection with the foregoing (“Company Business”).

(b)           In furtherance of its purposes stated in Section 2.4(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, subject to any limitations set forth in the Act or the Certificate.

Section 2.5                      Registered Office; Place of Business; Registered Agent.  The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or such other office within the State of Delaware as is chosen by the Board from time to time.  The Company shall maintain an office and principal place of business at such place as may from time to time be determined by the Board as the Company’s principal place of business.

Section 2.6                      No State Law Partnership.  It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members shall not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE III
MEMBERS AND UNITS

Section 3.1                      Members.  Exhibit A attached hereto contains the name and address of each of the Initial Members.  Exhibit A shall be revised by the Board from time to time to reflect the admission, resignation, expulsion, dissolution or withdrawal of a Member and the issuance or other changes in ownership of Membership Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein.

Section 3.2                      Members Under the Act.  The Members shall be the members of the Company under the Act.

Section 3.3                      Rights or Powers.  The Members shall possess all the rights and powers and all of the obligations of a member under the Act, subject to the terms and conditions of the Certificate and this Agreement.  Unless otherwise provided by Law or this Agreement, the affirmative vote of the holders of a majority of the outstanding Membership Units shall constitute the act of the Members.

Section 3.4                      Membership Units.  There is hereby issued to each Member the number of Membership Units set forth opposite such Member’s name in Exhibit A attached hereto.  Subject to the provisions of this Agreement, including Articles IV, IX and XIII, the Board is authorized to cause the Company to issue additional Membership Units, in each case at any time or from time to time to existing Members or to other Persons and to admit such other Persons as Members.  The Company Assets shall be owned by the Company and/or one or more of its Subsidiaries, as applicable.  No Member shall have any ownership interest or right in any Company Asset, including Company Assets conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of Membership Units.

Section 3.5                      Certificates.  Membership Units will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.

Section 3.6                      Registered Holders.  The Company shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Membership Unit and shall not be bound to recognize any equitable or other claim to or interest in such Membership Unit on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

Section 3.7                      Security.  For purposes of providing for Transfer of, perfecting a security interest in, and other relevant matters related to, a Membership Unit, the Membership Unit will be deemed to be a “security” subject to the rules set forth in Article 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by any other relevant jurisdiction.

Section 3.8                      Denial of Appraisal Rights.  No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement.  Each Member’s rights with respect to such matters are limited to those rights, if any, expressly set forth in this Agreement.

ARTICLE IV
BOARD OF DIRECTORS

Section 4.1                      Generally.

(a)      Subject to the provisions of Section 4.7 and Section 4.8, all management powers over the business and affairs of the Company shall be exclusively vested (i) in a Board of Directors, consisting of the individuals appointed or designated as Directors in accordance with Section 4.2, Section 4.5 or Section 4.6 and then serving as Directors (the “Board of Directors” or the “Board”) and (ii) subject to the direction of the Board of Directors, in the officers.  The Board of Directors, acting as a body pursuant to this Agreement, shall constitute a “manager” of the Company within the meaning of the Act.  No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company or any Company Assets other than by exercising such Director’s voting power as a member of the Board of Directors unless specifically authorized by the Board of Directors in each instance.  Each of the officers of the Company shall constitute a “manager” of the Company within the meaning of the Act.  Any decision or act of an officer within the scope of such officer’s designated authority under this Agreement or delegated authority authorized by the Board of Directors in accordance with Section 4.7 shall control and shall bind the Company or other Group Member on whose behalf such action was taken.  Except as provided in Section 4.8 and as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company.  Except as otherwise specifically provided in this Agreement, (x) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (y) the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Company’s officers, each of whom shall be an agent of the Company within the scope of his or her designated or delegated authority.

(b)           Except as otherwise provided in this Agreement, the power and authority granted to the Board of Directors hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company.

Section 4.2                      Number of Directors; Appointment of Directors.  The authorized number of members of the Board (the “Directors”) shall be the Total Board Size.  OGE Holdings shall be entitled to designate a number of Directors equal to the OGE Board Amount, and each such Director may (but is not required to) be an officer or director of OGE Holdings or its Affiliates, and Bronco shall be entitled to designate a number of Directors equal to the Bronco Board Amount, and each such Director may (but is not required to) be an officer or director of Bronco or its Affiliates.  The initial Bronco Designees and the initial OGE Designees are set forth on Schedule 4.2.  In addition, OGE Holdings and Bronco shall be entitled to designate one or more individuals as alternate directors who shall be entitled to serve as a Director if such Member’s Designated Director(s) are unable to attend a meeting or otherwise vote on matters before the Board.  The initial list of OGE Holdings and Bronco alternates is set forth on Schedule 4.2.  Bronco and OGE Holdings may each amend its list of alternate directors upon the prior written consent of the other Member, which consent shall not be unreasonably withheld.

Section 4.3                      Resignation.  Any Director may resign at any time by giving written notice to the Board.  The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice.  Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.4         Removal.  Subject to Section 4.6, any Designated Director may be removed at any time, with or without cause, by the Member who appointed such Designated Director.  The removal of a Director shall be effective only upon receipt of notice by the Board and the other Members from the Member removing the Director.

Section 4.5                      Vacancies.  If a vacancy occurs on the Board, then, subject to Section 4.6, the Member that appointed such vacating Director shall appoint a successor.  The appointment of a new Director by a Member shall be effective upon receipt of notice thereof by the Company, the Members and the remaining Directors or at such other time as shall be specified in such notice.

Section 4.6                      Loss of Designation Rights; Failure to Make Capital Contributions; Transfer of Designation Rights.  Notwithstanding anything in Section 4.2 to the contrary:

(a)           Notwithstanding any provision in this Agreement to the contrary, if any Member becomes a Delinquent Member pursuant to Section 9.4, then, immediately upon the expiration of the cure period set forth in Section 9.4(b), the approval of any matter will not require the approval of any such Member’s Designated Directors until such Member cures its default in accordance with Section 9.4 and is no longer a Delinquent Member or the Non-Delinquent Members fund the Required Contribution to which such default relates; provided, however, that if the Non-Delinquent Members fund such Required Contribution, the Delinquent Member’s Designated Directors shall not be entitled to approve any further matters with respect to the development, construction and financing of the projects to which such Required Contribution relates, and the Delinquent Member shall not be permitted to fund any further Capital Contributions related to such projects; provided further that such approval rights will be reinstated with respect to any such project immediately after such project has been placed into service.

(b)           If any Member Transfers any Membership Units held by it and its Affiliates to one or more Transferees, then such Member shall not be permitted to transfer its rights to designate Directors pursuant to Section 4.2 to such Transferee(s), unless such Transfer is otherwise permitted pursuant to Article XIII; provided, however, that (i) no such Transfer shall increase the Total Board Size and, (ii) if, as a result of the Transfer, the aggregate decrease in the OGE Board Amount and the Bronco Board Amount is less than the number of Directors (or additional Directors, as applicable) that the Transferee would otherwise be permitted to designate as a result of the Transfer, then such Transferee will not be permitted to designate any Directors (or additional Directors, as applicable) following such Transfer in excess of such aggregate decrease in the OGE Board Amount and the Bronco Board Amount.

(c)           If a Member loses the right to designate one or more Directors pursuant to this Agreement, such Member shall cause the appropriate number of its Designated Directors to resign; provided, however, that if such Member fails to cause any such resignation, the Board shall, upon notice from the other Member, remove the appropriate number of such Member’s Designated Directors.

Section 4.7                      Authority of the Board.  Except as otherwise provided in this Agreement, the management powers over the business and affairs of the Company shall be vested exclusively in the Board of Directors as follows:

     (a)           Subject to Section 4.7(b), Section 4.7(c) and Section 4.8 and except as otherwise specifically set forth in this Agreement, the Company will not, and will not take any action to cause any of its Subsidiaries to, without obtaining Board Approval in addition to any other approvals required under other provisions of this Agreement:

(i)           approve each Capital Contribution Budget and each Operating/Internal Funding Budget (other than any portion thereof associated with an Approved New Project);

(ii)           subject to Section 8.2, approve a New Project; provided, however, that a New Project that involves capital expenditures of $20,000,000 or less shall not require Board Approval if such New Project is approved by the Senior Management Team;

(iii)           except as contemplated by an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget or in connection with an Approved New Project, enter into a Material Contract or any material amendment or modification of a Material Contract or terminating a Material Contract;

(iv)           except as contemplated by an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget or in connection with an Approved New Project, incur any capital expenditures if such expenditure would exceed $10,000,000;

(v)           (A) adopt any risk management, hedging or financial crisis management plans or policies (including a program of insurance) (each, a “Risk Management Policy”) and (B) except in accordance with, and subject to any limits set forth in, Risk Management Policies approved by the Board, enter into any Hedging Agreement;

(vi)           be provided or carry insurance or determine the levels and material terms of such insurance, including the amount of any deductibles; or

(vii)           elect or remove any officer of the Company.

(b)           Notwithstanding anything in this Agreement to the contrary, if, and only so long as, Bronco’s Percentage Interest is at least 9% during calendar years 2010 and 2011 and 10% at any time thereafter, the Company will not, and will not take any action to cause any of its Subsidiaries to, without obtaining a Super-Majority Board Vote:

(i)           except as contemplated by this Agreement, issue any additional Membership Units or any other equity security of any Group Member, or purchase, redeem or otherwise acquire or retire any Group Member’s equity security of any class now or hereafter outstanding, or otherwise return capital or make distributions of assets to a Member as such;

(ii)           approve a Capital Contribution Budget, and any amendments, modifications and supplements thereto;

(iii)           require the Members to make any Capital Contributions not included in an Approved Capital Contribution Budget;

(iv)           subject to Section 4.13(c), approve a New Project not contemplated in an Approved Capital Contribution Budget (and any amendments, modifications and supplements to the budget of expenditures therefor) if such New Project:

(A)           will be funded with Capital Contributions by the Members; or

(B)           (1) is located in the Core Operating Area and requires aggregate expenditures exceeding $25,000,000 or (2) is located outside the Core Operating Area and requires aggregate expenditures exceeding $15,000,000;

(v)           incur a Maintenance Capital Expenditure that, if made, would cause the cumulative amount of Maintenance Capital Expenditures made during the then-current Fiscal Year (other than any Maintenance Capital Expenditures previously approved pursuant to this Section 4.7(b)(v)) to exceed the greater of (x) $40,000,000 and (y) 10% of EBITDA for the immediately preceding Fiscal Year;

(vi)           make (or change) any tax election or take any other action that would result in the Company or any of its Subsidiaries no longer being treated as a partnership or disregarded entity for federal income tax purposes;

(vii)           merge, consolidate or enter into any other business combination in which any Group Member is a party;

(viii)           make any determination to change the amount of the Minimum Quarterly Distribution or to maintain Actual Cash Reserves in excess of the Maximum Cash Reserves;

(ix)           enter into an amendment, refinancing, replacement, modification or extension of the Enogex Revolving Credit Facility unless (A) the terms of such amendment, refinancing, replacement, modification or extension reflect prevailing market terms at such time for borrowers of similar credit quality to Enogex and (B) the total commitment under the Enogex Revolving Credit Facility as a result thereof does not exceed $400,000,000;

(x)           enter into an amendment, refinancing, replacement, modification or extension of the Enogex 2014 Senior Notes unless (A) the terms of such amendment, refinancing, replacement, modification or extension reflect prevailing market terms at such time for borrowers of similar credit quality to Enogex and (B) the total outstanding principal amount of indebtedness for borrowed money of the Company Group would not increase immediately after giving effect to such transaction;

(xi)           with respect to the Company, enter into any loan agreement, revolving credit agreement, deferred purchase agreement, lease or other financing agreement (including any extension or expansion thereof), or pledge, mortgage or otherwise create security interests in, or liens or encumbrances upon, the Company’s Company Assets in connection therewith;

(xii)           with respect to any Group Member other than the Company, except for the transactions contemplated by clause (ix) or (x) above, enter into any loan agreement, revolving credit agreement, deferred purchase agreement, lease or other financing agreement (including any extension or expansion thereof), or pledge, mortgage or otherwise create security interests in, or liens or encumbrances upon, Company Assets in connection therewith; provided, however, that a Super-Majority Board Vote will not be required to approve any such transaction if, immediately after giving effect to such transaction, (A) the Consolidated Leverage Ratio (as defined in the Enogex Revolving Credit Agreement) is no greater than 3.0:1.0 and (B) such transaction would not reasonably be expected to cause Enogex to no longer have an Investment Grade Credit Rating (for purposes of calculating the Consolidated Leverage Ratio pursuant to this Section 4.7(b)(xii), the calculations of “Consolidated Funded Indebtedness” and “Consolidated EBITDA” (each, as defined in the Enogex Revolving Credit Agreement) will include amounts attributable to the Company);

(xiii)           approve the winding up, dissolution or liquidation of any Group Member (other than the dissolution of the Company pursuant to and as contemplated by Article XII);

(xiv)           make or consent to a general assignment for the benefit of the creditors of any Group Member;

(xv)           file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming any Group Member, or otherwise seek, with respect to any Group Member, relief from debts or protection from creditors generally;

(xvi)           file or consent to the filing of a petition or answer seeking for any Group Member a liquidation, dissolution, arrangement, or similar relief under any law;

(xvii)           file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against any Group Member in a proceeding of the type described in any of clauses (xiv) through (xvi) of this Section 4.7(b);

(xviii)         seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for any Group Member or for all or any substantial portion of such entity’s properties;

(xix)           elect or remove any Chief Executive Officer or Chief Financial Officer of the Company;

(xx)           sell, assign, convey or otherwise transfer, in a single transaction or series of related transactions, any Company Asset or group of Company Assets other than in the ordinary course of business,

(A)           if the book value of such Company Assets constitutes more than 5% of the consolidated book value of all of the assets of the Company Group;

(B)           if, in connection with the sale, assignment, conveyance or other transfer of the Company Assets of one of the Company Group Members listed on Schedule 4.7(b)(xx), such Company Assets represent more than 15% of the consolidated book value of such Company Group Member; or

(C)           if such Company Assets include the equity securities of any Company Group Member listed on Schedule 4.7(b)(xx);

(xxi)           enter into a new line of business;

(xxii)          amend the certificate of formation or organization of the Company or any Subsidiary, including the Certificate;

(xxiii)         approve an employee incentive plan as contemplated by Section 15.22, approve the spin-off, segregation of assets, or cessation of Group Member participation in the OGE Retirement Plan or in any Non-qualified Retirement Plan; or approve a new qualified retirement plan or non-qualified retirement plan;

(xxiv)         (A) enter into, amend or terminate the New Services Agreement, or terminate any services provided under the New Services Agreement, in each case as contemplated by Section 15.23, or (B) amend or terminate the Omnibus Agreement; or

(xxv)          make any OGE Cash Investment at any time when:

(A)           if OGE has an Investment Grade Credit Rating, OGE’s credit rating is less than Enogex’s credit rating; or

(B)           if OGE does not have an Investment Grade Credit Rating, OGE’s credit rating is equal to or less than Enogex’s credit rating.

(c)           Notwithstanding anything in this Agreement to the contrary, if Bronco’s Percentage Interest is at least 30%, in addition to the items set forth in Section 4.7(b) above, the Company shall not, and shall not take any action to cause any of its Subsidiaries to, without obtaining a Super-Majority Board Vote:

(i)             approve each Operating/Internal Funding Budget, and any amendments, modifications and supplements thereto;

(ii)            except as contemplated by an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget or in connection with an Approved New Project, incurring any capital expenditures if such expenditure would exceed $5,000,000;

(iii)           except as contemplated by an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget or in connection with an Approved New

Project, sell, assign, convey or otherwise transfer, in a single transaction or series of related transactions, any Company Asset or group of Company Assets in excess of $5,000,000;

(iv)           except as contemplated by an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget or in connection with an Approved New Project, purchase, lease, license or otherwise acquire, in any single transaction or in a series of related transactions, (A) personal property or services in excess of $5,000,000 or (B) capital equipment in excess of $5,000,000;

(v)           except as contemplated by an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget or in connection with an Approved New Project, pledge, mortgage, or otherwise create security interests in, or liens or encumbrances (other than liens and encumbrances created in the ordinary course of business that do not secure indebtedness for borrowed money) upon, Company Assets of the Company Group, or, with respect to any Group Member, borrow money (other than draw-downs under any revolving credit agreement approved by the Board) or enter into a loan agreement, deferred purchase agreement, lease or other financing arrangement, except trade payables incurred in the ordinary course of business and except as contemplated in an Approved Capital Contribution Budget or Approved Operating/Internal Funding Budget;

(vi)           make any material filings with a Governmental Authority or correspondence to any Governmental Authority regarding any material event or issue affecting any Group Member or the Company Assets;

(vii)           (A) make any election or change any election or method with respect to (i) depreciation which would cause the cumulative depreciation taken with respect to any item of depreciable property as of the end of any taxable year to be materially less than the cumulative depreciation that would otherwise have been taken with respect to such item of depreciable property, or (ii) the allocation to the Members of liabilities within the meaning of Code Section 752, (B) make any change with respect to any accounting method that would adversely affect Bronco in a manner that is disproportionate (based on Percentage Interests) to the adverse effect on OGE, or (C) materially amend any tax returns;

(viii)           commence or resolve any litigation, arbitration, administrative proceeding or other dispute involving claims or settlements in an amount that would exceed $5,000,000; or

(ix)           elect or remove any officer of the Company.

Section 4.8                      Voting Rights of Members.  Notwithstanding anything in this Agreement to the contrary, without obtaining the approval of a Super-Majority Interest of the Members, the Members shall not cause the Company to, or permit the Company or any Subsidiary to:

(i)           amend its respective certificate of formation or organization, including the Certificate;

(ii)           sell all or substantially all of its assets;

(iii)           dissolve or liquidate (other than the dissolution of the Company pursuant to and as contemplated by Article XII); or

(iv)           merge, consolidate or enter into any other business combination in which the Company or Enogex is a party.

Section 4.9                      Meetings of the Board.

(a)           From time to time, and no less frequently than quarterly, the Board shall meet to review the business and activities of the Company.  The Chairman of the Board shall schedule the time and location of each such meeting and provide at least 48-hours’ written notice to the participants in such meeting.  A Director may vote by written proxy executed by that Director and delivered to another Director.  Directors may participate in any meeting by means of conference telephone or similar remote communications equipment by means of which all individuals in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.  In lieu of a meeting, the Board may act by written consent if such written consent is signed by all Directors.

(b)           A special meeting of the Board will be held at the written request of at least two Directors.

(c)           Notices of special meetings of the Board will state the date and hour of the meeting and the purpose or purposes for which the meeting is called.  Special meetings will be held at the principal place of business of the Company, or at any other location agreed to by the Board.  The notice of a special meeting will be given in writing not less than 48 hours before the meeting to each Director.

(d)           Any Director may waive in writing the requirements for notice of a Board meeting, including a special meeting, before, at or after the special meeting involved.  The presence of any Director at a meeting (other than to object to the holding of such meeting) will automatically constitute a waiver of notice by such member of the holding of such meeting.

(e)           Unless a different time period is specified in this Agreement, no less than 10 days prior to any meeting during which the Board will be asked to approve of any Capital Contribution or New Project, each Director will be provided with a written proposal concerning such action that includes all information required pursuant to this Agreement (including Section 4.7, Section 8.2 or Section 9.2) or otherwise reasonably necessary for such Director to assess such proposal.

(f)           Notwithstanding anything to the contrary herein, in connection with the Company’s consideration as to whether to pursue a proposed COA Expansion or a proposed AMI Acquisition for purposes of Section 8.3, in lieu of a formal meeting of the Board pursuant to this Section 4.9, any Designated Director of a Member may indicate in writing (including by electronic means) to the other Members’ Designated Directors his or her vote on behalf of its designating Member not to pursue such COA Expansion or AMI Acquisition, which shall constitute a Board vote, for all purposes hereunder, of all of such Member’s Designated Directors not to pursue such COA Expansion or AMI Acquisition.

Section 4.10                      Voting; Quorum; Required Vote for Action.  Unless otherwise required by the Act, other Applicable Law or the provisions hereof,

(a)           each Director shall have one vote;

(b)           the presence at a meeting of a majority of the Directors shall constitute a quorum at any such meeting for the transaction of business; and

(c)           except as otherwise provided in Section 4.7 or Section 4.8, the act of a majority of the Directors present at a meeting duly called in accordance with Section 4.8 at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

Section 4.11                      Observers.

(a)           At any time that an Initial Member is entitled to designate directors pursuant to Section 4.2, such Initial Member may also designate, from time to time, one or more individuals who shall not be Directors, but who may attend and act as observers for Bronco or OGE Holdings, as applicable, at any meeting of the Board of Directors or any committee meeting described in Section 4.11(c).  Any such individual designated as an observer will not (i) have any right to receive notice of, or vote at, any meeting of the Board of Directors or (ii) count as a Director for any purpose, including for purposes of determining whether a quorum exists for the purposes of Section 4.10(b).  Each observer that, in the reasonable judgment of the Company, is not bound by a confidentiality agreement for the benefit of the Company will execute a confidentiality agreement in form and substance acceptable to the Company.  All observers so designated shall also be entitled to attend and observe any meeting of a committee established by the Board of Directors.

(b)           Notwithstanding the foregoing provisions of this Section 4.11, in connection with any meeting of the Board or any committee of the Board, the total number of Directors (including alternates) and observers designated by any single Member (or its Affiliates) will not be greater than four without the prior written consent of each other Member; provided, however, that any person invited by the Board or the Senior Management Team to make a presentation to the Board or Board committee will not count toward such maximum number.

(c)           Designated observers of Bronco or OGE Holdings will also be entitled to participate, in person or telephonically, in meetings of the following committees of Group Member officers: (i) the Company’s management committee, which will continue to meet as frequently as the management committee of Enogex has customarily met, (ii) the risk oversight committee, commodity guidance committee and market risk committee related to OERI or any other Group Member, and (iii) any other standing committee of any Group Member, in each case, which meetings shall not be subject to the limitations set forth in Section 4.11(b).  For the avoidance of doubt, in order to be considered a standing committee, the committee must have (x) an established list of members, which will be determined by the Board or by the Senior Management Team and (y) regular meetings on a periodic basis.

(d)           Any employee of OGE or Bronco may be an observer.  The initial list of OGE Holdings and Bronco observers who are not employees of OGE or Bronco is set forth on Schedule 4.2.  Bronco and OGE Holdings may each amend its list of non-employee observers upon the prior written consent of the other Member, which consent shall not be unreasonably withheld.

Section 4.12                      Compensation.  The members of the Board of Directors who are neither officers nor employees of the Company shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors but shall not be entitled to any other compensation.

Section 4.13                      Related Party Transactions; Standard of Conduct.

(a)           All contracts or transactions that are between any Group Member, on the one hand, and any Member or officer, on the other hand, or between any Group Member, on the one hand, and another Person in which a Member or officer has a financial interest or with which a Member or officer is affiliated (other than contracts or transactions contemplated by Section 8.3(d), which shall be governed by the provisions thereof), on the other hand, are permissible if (1) such contract or transaction and such Member’s or officer’s interest therein are in existence as of the Effective Date or are fully disclosed to the Members and the Board and approved by the Unanimous Consent of the Board or (2) in the case of officer compensation, such officer’s compensation is part of an Approved Operating/Internal Funding Budget.  For the avoidance of doubt, the arrangement by which OGE Cash Investments are made by the Company is hereby acknowledged to be in existence as of the Effective Date.

(b)           Notwithstanding anything to the contrary in this Agreement, any actions to be taken by a Group Member in connection with a breach or default by (or alleged breach or default), or claim for indemnity or other remedy against, a Member or its Affiliates under a contract, agreement or other transaction with such Group Member (an “Affiliate Contract”) such as a waiver of a breach or default, notice of breach or event of default or notice of termination for breach or default in accordance with the terms of such Affiliate Contract or enforcement or exercise of any Group Member’s rights or remedies in respect of such breach or default (or alleged breach or default), or claim for indemnity or other remedy (collectively, “Enforcement Activities”) shall be conducted by or under the direction of the Board; provided, however, that any Director designated by a Member (a “Conflicted Member”) that is, or has an Affiliate (other than a Group Member) that is, in breach or default or obligated to provide indemnities or other remedies (or is alleged to be in breach or default or obligated to provide indemnities or other remedies) under such Affiliate Contract shall not, as long as the Directors designated by such Conflicted Member have been notified of any meeting of the Board at which such Enforcement Activities will be considered, (i) participate in any vote regarding such Enforcement Activities at any meeting of the Board to consider such Enforcement Activities, (ii) be required to be present to constitute a quorum of the Board at such meeting or (iii) be counted for purposes of determining whether such Enforcement Activities receive the minimum number of votes necessary to take such action, though all Directors designated by a Conflicted Member shall have the right to attend any such meeting or special meeting; provided further that the foregoing proviso shall not (x) apply with respect to the consideration of any waivers or concessions that are customary for the Company to give in the ordinary course of business in connection with a breach or default by a counterparty that is not an Affiliate of such Conflicted Member or (y) permit the Board to (1) terminate any Affiliate Contract or (2) suspend the performance of a Group Member under the agreement described on Schedule 4.13, in each case, without the affirmative vote of the Directors designated by the Conflicted Member; provided further that the officers of the Company shall provide information, documents and other related items reasonably requested by the Company or any Member in connection with such Enforcement Activities and shall provide testimony, give evidence and otherwise participate in any suit, litigation, arbitration or other dispute resolution proceeding related to the Enforcement Activities.

(c)           Notwithstanding anything to the contrary in this Agreement, if a Potential Opportunity comes before the Board that a Member is directly or indirectly actively pursuing independently without any requirement to submit such Potential Opportunity to the Board or the Senior Management Team pursuant to Section 8.3, either because such Member does not have sufficient Control or because of the size of the Potential Opportunity or otherwise, (w) such Member must promptly inform the Board of such fact, (x) each of such Member’s Designated Directors will be required to recuse himself or herself from the portion of any Board meeting during which such Potential Opportunity is discussed, (y) each of such Member’s Designated Directors will not participate in any vote regarding such Potential Opportunity and (z) notwithstanding the provisions of Section 4.7(b), the Board may approve a Potential Opportunity that is a New Project without the vote of such Member’s Designated Director so long as such New Project (1) relates to assets used in or businesses engaged in COA Midstream Operations in the Core Operating Area or AMI Midstream Operations in the AMI and (2) will not require a Capital Contribution by the Members.  Furthermore, under such circumstances, each of such Member’s Designated Directors will not (x) be required to be present to constitute a quorum of the Board with respect to the portion of such meeting during which such Potential Opportunity is being discussed or (y) be counted for purposes of determining whether such any of the actions described in the immediately preceding sentence receive the minimum number of votes necessary to take such action, though all such Designated Directors will have the right to attend any such meeting or special meeting.

Section 4.14                      Standard of Conduct.  Whenever the Board of Directors makes a determination or takes or declines to take any other action, in such capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the Board of Directors shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Act (and all other duties are hereby eliminated pursuant to Section 18-1101(c) of the Act) or any other law, rule or regulation or at equity.  In order for a determination or other action to be in “good faith” for purposes of any action taken or delivered to be taken by the Board of Directors, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Company.

ARTICLE V
OFFICERS

Section 5.1                      Officers.  OGE Holdings may nominate individuals for approval by the Board in accordance with Section 4.7 to serve as agents of the Company or any other Group Member, which agents shall be referred to as “officers” of the Company or such other Group Member, having the titles, power, authority and duties described in this Article V or as otherwise granted by the Board.  Unless otherwise determined by the Board, the initial officers of the Company shall be as set forth on Schedule 5.1.

Section 5.2                      Term; Removal; Resignation; Vacancies.  Each officer will hold office until such officer’s resignation, removal or death.  Any officer of the Company is subject to removal at any time by the Board in accordance with Section 4.7.  Subject to Section 5.4, any vacancy in the position of an officer of the Company resulting from a removal, resignation or other event shall be filled in accordance with Section 5.1.  The removal of an officer is without prejudice to the contract rights, if any, of the person removed.  Designation of an officer does not, in and of itself, create contract rights.  The compensation, if any, to be paid to the officers of the Company will be determined by the Board in accordance with an Approved Operating/Internal Funding Budget.

Section 5.3                      Authority.  The authority of any officers of the Company will be restricted to the carrying on of day-to-day business and affairs of the Company Group, which shall include the general and administrative affairs of each Group Member and the operation and maintenance of the Company Assets, all in accordance with this Article V, and any such authority will be subject to the supervisory control of the Board or the Members, as applicable, as provided in Article IV and Applicable Law.  Unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties set forth in this Article V and that are normally associated with that office.

Section 5.4                      Titles and Number.  The officers shall include a Chief Executive Officer, a Chief Financial Officer and a Secretary, and may include a Chairman of the Board, a Chief Operating Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries and Assistant Treasurers and any other officer position or title as the Board may approve.  Any person may hold two or more offices.

Section 5.5                      Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.  The initial Chairman of the Board shall be Peter B. Delaney.

Section 5.6                      Chief Executive Officer.  Subject to the limitations imposed by this Agreement, any employment agreement or any determination of the Board, the Chief Executive Officer shall ii) supervise generally the other officers, iii) be responsible for the management and day-to-day business and affairs of the Company, its other officers, employees and agents and shall supervise generally the affairs of the Company, iv) coordinate the Company’s operations among the Senior Management Team and assist the Board with the development of new projects and acquisition opportunities, v) have full authority to execute all documents and take all actions that the Company may legally take and vi) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper officer.

Section 5.7                      Chief Operating Officer.  Subject to the limitations imposed by this Agreement, any employment agreement or any determination of the Board, the Chief Operating Officer shall vii) be responsible for the day-to-day operational aspects of the Company’s business and affairs, viii) have full authority to execute all documents and take all actions that the

Company may legally take and ix) have the power and authority to delegate the Chief Operating Officer’s powers and authority to any proper officer.

Section 5.8                      Chief Financial Officer.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company.  The Chief Financial Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate officer of the Company may from time to time determine.  The Chief Financial Officer shall render to the Board of Directors, the Chief Executive Officer and the Chief Operating Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors, the Chief Executive Officer or the Chief Operating Officer may require.  The Chief Financial Officer shall have x) the same power as the Chief Executive Officer and Chief Operating Officer to execute documents on behalf of the Company and xi) the power and authority to delegate the Chief Financial Officer’s powers and authority to any proper officer as provided in this Article V.

Section 5.9                      Treasurer and Assistant Treasurers.  The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties.  The Assistant Treasurers shall exercise the power of the Treasurer during that officer’s absence or inability or refusal to act.  Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company.  If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

Section 5.10                      Vice Presidents.  In the absence of the Chief Operating Officer, each Vice President appointed by the Board shall have all of the powers and duties conferred upon the Chief Operating Officer, including the same power as the Chief Operating Officer to execute documents on behalf of the Company.  Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board.  Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents or any other title determined by the Board.

Section 5.11                      Secretary and Assistant Secretaries.  The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the Chief Operating Officer.  The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 5.12                      Powers of Attorney.  The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other Persons.

Section 5.13                      Delegation of Authority.  Unless otherwise provided in this Agreement or by resolution of the Board of Directors, no officer shall have the power or authority to delegate to any Person such officer’s rights and powers as an officer to manage the business and affairs of the Company.

Section 5.14                      Duties of Officers.  Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company by the officers of the Company shall be the same as the duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers.

ARTICLE VI
[RESERVED]

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.1                      Limitation of Liability; Duties.

(a)           No Director or any officer shall be personally liable for monetary damages for breach of any duty provided for in the Act or at common law unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Director or officer acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was criminal.  All liability other than as described above and other than liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing is hereby eliminated pursuant to Section 18-1101(e) of the Act.

(b)           No Member of the Company shall be liable to any Person (including any third party, the Company or another Member) in such capacity for a debt, obligation or liability of the Company except to the extent expressly set forth herein or in a written instrument executed by the Member against whom any liability is asserted in favor of the Person asserting such liability.

(c)           To the extent that, at law or in equity, a Member has any fiduciary duty to the Company or any other Member pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act; provided, however, that the foregoing does not eliminate the implied contractual covenant of good faith and fair dealing or any liability of a Member for breach of its obligations under this Agreement.

Section 7.2                      Indemnification.

(a)           The Company shall defend, indemnify and hold harmless each Member or any former Member, each Director and any former Director and any Person that is or was an officer, Director, employee, partner, agent or trustee of the Company, any Member or any former Member (each, an “Indemnitee”) against any and all losses, claims, damages, liabilities, judgments, settlements, penalties, fines or expenses (including reasonable attorneys’ fees), and other amounts (each, a “Claim”) arising from any and all claims, demands, actions, suits or proceedings (each, a “Proceeding”) in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, because such Person is or was a Member, Director, officer, employee, partner, agent or trustee of the Company, any Member or any former Member of the Company (other than a Claim by another Member of a breach of this Agreement or a bad faith violation of the contractual covenant of good faith and fair dealing) unless, in the case of a Director, officer, employee, partner, agent or trustee of the Company, there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Director or officer acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was criminal.  THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS SECTION 7.2 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

(b)                Expenses (including reasonable attorneys’ fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to final disposition of such Proceeding upon receipt by the Company of a written affirmation by such Indemnitee of his good faith belief that he has met the requirements necessary for indemnification under this Section 7.2 and undertaking by the Indemnitee to repay such amount if it is determined that such Indemnitee is not entitled to indemnification under this Section 7.2.  The indemnification provided in this Section 7.2 is in addition to any other rights to which an Indemnitee may be entitled to under this Agreement, as a matter of Law or otherwise, as to actions in the Indemnitee’s capacity as an Indemnitee and shall continue as to an Indemnitee who has ceased to serve in such capacity as to actions during its capacity as Indemnitee.

(c)                The Company may purchase and maintain insurance (in such amounts and for such purposes as the Company shall determine) on behalf of the Indemnitees against any liability that may be asserted against or expense that may be incurred by any such Person in connection with the Company’s activities.

(d)                No amendment, modification or repeal of this Section 7.2 or any other provision hereof shall terminate, reduce or impair the right of any Indemnitee to be indemnified by the Company or to any advancement of expenses, nor the obligation of the Company to indemnify or advance expenses to such Indemnitee, under and in accordance with this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.3                      Appearance as a Witness.  Notwithstanding any other provision of this Article VII, the Company may pay or reimburse reasonable expenses incurred by any Indemnitee in connection with such Indemnitee’s appearance as a witness or other participation in a Proceeding related to a Group Member at a time when he is not a named defendant or respondent in the Proceeding.

Section 7.4                      Member Notification.  Any indemnification of or advance of expenses to any Indemnitee shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 3-month period immediately following the date the indemnification or advance was made.

Section 7.5                      Reliance on Reports.  Each Director may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the Board.  The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

ARTICLE VIII
BUDGET; LIMITED EXCLUSIVITY; NEW PROJECTS

Section 8.1                      Budget.  The Senior Management Team shall cause to be prepared an Operating/Internal Funding Budget and a Capital Contribution Budget for each Fiscal Year to be presented to the Board for approval in accordance with Section 4.7.  Notwithstanding the foregoing, the initial Approved Operating/Internal Funding Budget and initial Approved Capital Contribution Budget for Fiscal Year 2010 and the preliminary Approved Operating/Internal Funding Budget and preliminary Approved Capital Contribution Budget for Fiscal Year 2011 (the “Preliminary 2011 Budgets”) are attached hereto as Annex I.  The Preliminary 2011 Budgets will be submitted to each Director by November 30, 2010 for approval in accordance with Section 4.7; provided, however, that if a Preliminary 2011 Budget is not approved prior to the date when such Preliminary 2011 Budget is to become effective, then the Company will operate in accordance with such Preliminary 2011 Budget until such time as the requisite approvals are obtained.  The Operating/Internal Funding Budget and the Capital Contribution Budget for each Fiscal Year shall set forth, on a monthly basis for such year, the anticipated costs to be incurred by the Company Group during such Fiscal Year.  The Operating/Internal Funding Budget and the Capital Contribution Budget shall also set forth, on a monthly basis, the anticipated sources of funding for the amounts set forth in (a) such Operating/Internal Funding Budget using internal funds of the Company Group reasonably expected to be available and in sufficient detail to determine the approval of the Board required pursuant to Section 4.7 and (b) such Capital Contribution Budget, including the information required pursuant to Section 9.2(a).  During the term of this Agreement, the Senior Management Team shall cause a proposed Operating/Internal Funding Budget and a Capital Contribution Budget for the following Fiscal Year to be prepared and submitted to each Director by November 30th of each year.  If an Operating/Internal Funding Budget is not approved prior to the date when such Operating/Internal Funding Budget is to become effective, then, until such time as the requisite approvals are obtained, the Operating/Internal Funding Budget for such Fiscal Year shall be based on the corresponding portions of the Approved Operating/Internal Funding Budget for the preceding Fiscal Year (excluding any unusual or extraordinary revenues, expenses or capital expenditures that occurred during such prior Fiscal Year), together with any additional amounts to the extent necessary, when combined with amounts authorized to be spent in such last Approved Operating/Internal Funding Budget, (x) to meet the Company’s existing commitments and obligations, (y) to conduct and maintain the Company’s operations and properties in the ordinary course of business or (z) to address any emergency expenditures determined in good faith to be necessary to mitigate or remedy the endangerment of the health or safety of any Person or damage to real or personal property (including any Company Assets) by the Board or the Senior Management Team.  Except for items of the type described in clauses (x), (y) and (z) in the immediately preceding sentence and except as provided in Section 8.2, with respect to non-recurring amounts and capital expenditures, if any, for which there is no corresponding portion of the Approved Operating/Internal Funding Budget for the preceding Fiscal Year, only budgeted amounts directed or approved by the Board (under the same approval required for an Operating/Internal Funding Budget under Section 4.7(c)) on a case by case basis shall be utilized.  If a Capital Contribution Budget for a Fiscal Year has not been approved by the Board in accordance with Section 4.7(b), all Capital Contributions must be approved by the Board in accordance with Section 4.7(b).

Section 8.2                      Approval of New Projects.  With respect to a New Project and related financing not included in the most recent Approved Operating/Internal Funding Budget or Approved Capital Contribution Budget or otherwise requiring approval pursuant to Section 4.7:

(a)                If such New Project will be funded from internal funds of the Company Group, such New Project will be submitted for approval by the Board or the Senior Management Team, in either case, to the extent required by Section 4.7.  If such New Project is approved in accordance with the requirements of Section 4.7, the Approved Operating/Internal Funding Budget will be deemed to include such New Project and related financing.  If such New Project will be funded through Capital Contributions of the Members, such New Project will be submitted for approval by the Board in accordance with Section 4.7(b).  If approved in accordance with the requirements of Section 4.7(b), the Approved Capital Contribution Budget will be deemed to include the New Project and related financing.  Notwithstanding anything to the contrary in this Agreement, any proposal to be considered by the Board with respect to a New Project (i) must include a related financing plan, which financing plan will describe, among other things and as applicable, the amounts and material terms of any Capital Contributions required to be made by each Member including the information required pursuant to Section 9.2(a) and (ii) may include, if such New Project would constitute a Material Acquisition to be funded through Capital Contributions of the Members, an adjustment to the number of Membership Units that would otherwise be issued to each Member pursuant to Section 9.2(b) in exchange for the Members’ respective Capital Contributions.

(b)                If such New Project is disapproved by the Board or the Senior Management Team, as applicable, then no Member or Affiliate of a Member may pursue such New Project independently unless such New Project would not conflict with the exclusivity provisions set forth in Section 8.3, in which case any Member or its Affiliate may pursue such New Project independently, subject to the final sentence of this Section 8.2(b).  Notwithstanding anything in this Section 8.2(b) to the contrary, no Member or Affiliate of a Member may independently pursue any New Project disapproved by the Board if any Designated Director designated by such Member did not vote in favor of approving such New Project, unless (x) a Designated Director of any other Member also did not vote in favor of approving such New

Project and (y) such New Project would not conflict with the exclusivity provisions set forth in Section 8.3.  If the conditions set forth in clauses (x) and (y) are both satisfied, then either Member or any Affiliate of a Member may pursue such New Project independently, subject to the final sentence of this Section 8.2(b).  Furthermore, notwithstanding anything in this Section 8.2(b), OGE may not pursue any New Project that is disapproved by the Senior Management Team if, at the time of such disapproval, any member of the Senior Management Team was also an employee or officer of, a management consultant to, or compensated directly by, OGE.  If a Member or Affiliate of a Member is pursuing a New Project independently as permitted by this Section 8.2(b) but such Member or Affiliate of a Member has not acquired any interest or made any capital expenditure in such New Project by the expiration of one year after the disapproval of such New Project by the Board or Senior Management Team, as applicable, under this Section 8.2(b), then, if at any time after such one year period such Member or Affiliate of a Member is not actively pursuing such New Project, then such Member or Affiliate of a Member must thereafter satisfy the provisions of this Section 8.2 prior to re-establishing its pursuit of such New Project.

(c)           No Member may, in its independent pursuit of any New Project that it is permitted to pursue under this Section 8.2 (or a substantially similar project to any such New Project), use any written materials specifically developed by or for the Company (other than by such Member) in connection with the evaluation of such New Project and presented to the Board at a meeting of the Board (the “Company Evaluation Materials”); provided, however, that “Company Evaluation Materials” shall not include any material that (i) is or becomes generally available to the public other than as a result of disclosure by the applicable Member; (ii) was in the applicable Member’s possession prior to the development or creation by or for the Company in connection with the evaluation of a New Project, (iii) becomes available to the applicable Member from a third party who, to the knowledge of such Member, did not receive such material from the Company or a Member or (iv) such Member can reasonably demonstrate was independently developed by such Member without reliance upon any material separately developed by or for the Company (other than by such Member) in connection with a New Project (it being understood and agreed that (A) any engineering studies and drawings developed by or for such Member shall not be considered “Company Evaluation Materials” if such engineering studies and drawings were developed without reliance on or otherwise using similar engineering studies and drawings developed by or for the Company (other than by such Member) in connection with a New Project, and (B) neither the concept, general location or general description of a New Project nor information provided by, or discussions with, potential customers or vendors related to any New Project shall be considered “Company Evaluation Materials”); provided further that the Members agree that no Member shall be presumed to have misused any information contained in such written materials solely because any Board Member appointed by such Member retained mental impressions of such information as a result of attendance at any meeting at which such written materials were presented.

Section 8.3                      Limited Exclusivity.

(a)           General.

(i)           Except as otherwise provided in this Section 8.3, and subject to Applicable Law, the Members and their Affiliates may at any time, and from time to time, invest or engage in, and possess interests in, other business ventures and activities of any and every type and description (including upstream gathering or lateral pipelines or processing facilities or downstream pipelines or processing facilities), independently or with others, regardless of whether such ventures are competitive with the Company or any Group Member, and regardless of whether such business ventures and activities are located inside or outside the Core Operating Area, AMI or otherwise.

(ii)           Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, and each Member shall be permitted to vote its Membership Units (and the Board Members representing such Member shall be permitted to vote) in its own self-interest.  Except as set forth in Section 4.13(c) and as otherwise provided in this Section 8.3, no Member who (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member (a “Potential Opportunity”) shall have any duty to communicate or offer such Potential Opportunity to the Company or any other Member, and such Member (and its officers and Designated Directors) shall not be liable to the Company, any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such Potential Opportunity for itself or its Affiliate, directs such Potential Opportunity to another Person or does not communicate such Potential Opportunity or information to the Company.

(iii)           Neither the Company nor any Member shall by virtue of this Agreement have any right, title, or interest in or to such independent ventures and activities or to the income or profits derived therefrom, nor shall engaging in such ventures and activities constitute a breach of a Member’s obligations hereunder.  Subject to this Section 8.3, no Group Member shall have any right or expectation to participate in any project or acquisition.

(iv)           Subject to the remaining provisions of this Agreement and Applicable Law, any Member may, but shall not be obligated to, submit potential projects to the Board for consideration in accordance with the terms of this Agreement; provided, however, that neither the Board nor any Member will be under any obligation to approve such projects, and the Company will not be under any obligation to pursue or develop such projects.

(v)           Notwithstanding the foregoing provisions of this Section 8.3(a), no Member may independently pursue any projects (regardless of whether they are New Projects) that are specifically identified in an Approved Operating/Internal Funding Budget or Approved Capital Contribution Budget or are set forth on Schedule 8.3(a) as part of the Company’s expansion or acquisition plans.

(b)           The Core Operating Area.

(i)           Notwithstanding the provisions of Section 8.3(a), neither a Member nor any Affiliate of a Member (excluding any Group Member) may acquire any interest in assets used in, or businesses engaged in, COA Midstream Operations within the Core Operating Area (other than in connection with an addition or expansion to any existing COA Midstream Operations disclosed on Schedule 8.3(b)-2) (a “COA Expansion”), unless (A) the Fair Market Value of the assets comprising COA Midstream Operations in the Core Operating Area

included in such proposed COA Expansion (the “COA Subject Assets”) constitute less than 20% of the total Fair Market Value of the overall transaction and (B) the proposed COA Expansion has first been offered to the Company and either the Board or the Senior Management Team has elected not to pursue such proposed acquisition (it being agreed that in all cases the Senior Management Team shall have sufficient authority to make such election for purposes of this Section 8.3(b)(i)); provided, however, that in the event that a Member or an Affiliate of a Member acquires a COA Expansion that it is permitted to acquire pursuant to this Section 8.3(b)(i) and the COA Midstream Operations in the Core Operating Area that are part of such COA Expansion have a Fair Market Value that is greater than $50,000,000, then if such acquiring Member or Affiliate of a Member either directly holds such COA Subject Assets or is an Affiliate of the Person directly holding such COA Subject Assets, then such COA Subject Assets must be offered to the Company.

(ii)           The offer price for the COA Subject Assets will be equal to the Fair Market Value (as determined in good faith by the board of directors or similar governing body of the acquiring party) of the COA Subject Assets, as increased to take into account federal and state taxes that the acquiring party (or, if the acquiring party is a partnership or other non-tax paying entity for federal income tax purposes, the Persons that own direct or indirect interests therein, in the case of income taxes) would reasonably be expected to incur in the event the COA Subject Assets are transferred to the Company and on other customary and commercially reasonable terms, it being understood that the terms on which such Member or its Affiliate acquired the COA Subject Assets from the seller shall be given appropriate weight in determining what are customary and commercially reasonable terms.  The Parties agree to work in good faith with their respective tax advisors to structure the transactions contemplated by this Section 8.3(b)(ii) to minimize any federal and state tax impact.

(c)           The AMI.

(i)           Notwithstanding the provisions of Section 8.3(a), neither a Member nor any Affiliate of a Member (excluding any Group Member) may acquire any interest in assets used in, or businesses engaged in, AMI Midstream Operations within the AMI (other than in connection with an addition or expansion to any existing AMI Midstream Operations disclosed on Schedule 8.3(c)-2) (an “AMI Acquisition”), unless (A) with respect to Bronco and its Affiliates, Bronco’s Percentage Interest at the time of such AMI Acquisition is not greater than 5%; (B) the Fair Market Value of the assets comprising AMI Midstream Operations in the AMI included in such proposed AMI Acquisition constitute 50% or less of the total Fair Market Value of the overall transaction; or (C) the proposed AMI Acquisition has first been offered to the Company and either the Board or the Senior Management Team has elected not to pursue such proposed AMI Acquisition (it being agreed that in all cases the Senior Management Team shall have sufficient authority to make such election for purposes of this Section 8.3(c)).  Notwithstanding the foregoing, the provisions of this Section 8.3(c) will not apply to any Permitted Midstream Financial Transaction.

(ii)           If a Member or an Affiliate of a Member makes, directly or indirectly, an AMI Acquisition as part of a transaction permitted pursuant to this Section 8.3(c), such Member or Affiliate of a Member shall have no obligation to sell or offer to sell any assets associated with such AMI Acquisition to the Company.

(d)           Additional Core Operating Area and AMI Procedures.

(i)           For purposes of this Article VIII, if there is a dispute between a Member and the Company as to the Fair Market Value of the assets comprising COA Midstream Operations located in the Core Operating Area in a COA Expansion or the assets comprising AMI Midstream Operations located in the AMI in an AMI Acquisition and such dispute continues more than 14 days following written notice of such dispute, such Member and the Company will engage a mutually agreed upon investment banking firm to determine the Fair Market Value of the COA Midstream Operations located within the Core Operating Area or the AMI Midstream Operations located in the AMI, as the case may be, and the Fair Market Value of the assets located outside the Core Operating Area or the AMI, as applicable.  Any such determination shall be final and binding on the Parties. The fees of the investment banking firm will paid by the losing party.  With respect to any such disputes, the Members consent on behalf of the Company to this procedure and agree to take all steps necessary to ensure the Company participates in and abides by such procedure.

(ii)           For purposes of this Section 8.3, the Person that is required pursuant to the proviso in Section 8.3(b)(i) to make an offer to the Company to sell any COA Subject Assets shall be referred to as the “Offeror”, the price at which the Offeror is required to offer such COA Subject Assets to the Company is referred to as the “Offer Price”, and the other terms on which the Offeror offers to sell such COA Subject Assets are referred to as the “Offer Terms”.

(iii)           Within 45 days after the consummation of a transaction described in the proviso in Section 8.3(b)(i), the Offeror shall notify the Company in writing of such acquisition and offer the Company the opportunity to purchase such COA Subject Assets in accordance with this Section 8.3(d) (the “Offer”).  The Offer shall set forth the terms relating to the purchase of the COA Subject Assets, and the Offeror shall provide the Company with prompt, reasonable access to all applicable due diligence materials relating to the COA Subject Assets, as well as to any applicable employees, officers, accountants, consultants and other representatives, to facilitate the Company’s evaluation of the Offer.  As soon as practicable, but in any event within 30 days after receipt of such written notification, the Company shall notify the Offeror in writing that either (A) the Company has elected not to purchase the COA Subject Assets, in which event the Offeror shall be forever free to continue to own or operate such COA Subject Assets, including any expansions or enhancements thereto, or (B) the Company has elected to purchase the COA Subject Assets, in which event the following procedures shall apply.

(iv)           If the Company, within 30 days after receipt of the Offer, agrees on the Offer Price and the Offer Terms, the Company shall purchase the COA Subject Assets for the agreed upon Offer Price and Offer Terms as soon as commercially practicable (taking into account, among other things, any related securities offering or other financing transaction), but in any event no later than 90 days from the date on which a definitive transaction agreement is executed by the parties thereto.

(v)           If the Company does not agree on the Offer Price or the Offer Terms within 30 days after receipt of the Offer, the Company and the Offeror will negotiate in good faith for an additional 30 days to attempt to reach agreement on the Fair Market Value of the COA Subject Assets and the other terms of the Offer.  If the Company and the Offeror agree on the Offer Price and the Offer Terms within such 30-day period, the Company shall purchase the COA Subject Assets for the agreed upon Offer Price and other Offer Terms as soon as commercially practicable (taking into account, among other things, any related securities offering or other financing transaction), but in any event no later than 90 days from the date on which a definitive transaction agreement is executed by the parties thereto.

(vi)           If the Company and the Offeror are unable to agree within 60 days after receipt by the Company of the Offer on the Fair Market Value of the COA Subject Assets that are subject to the Offer or the other terms of the Offer, the Company and the Offeror will engage a mutually agreed upon investment banking firm to determine the Fair Market Value of the COA Subject Assets and/or the other terms on which the Company and Offeror are unable to agree.  Within seven days thereafter, both the Company and the Offeror shall submit to such investment bank their respective proposals (which proposals must be identical to the last proposal offered by each respective party to the other party during the negotiation period described in clause (v) above) with respect to the Fair Market Value of the COA Subject Assets and/or the other terms on which the Company and the Offeror are unable to agree.  Such investment bank shall choose one (and only one) of the proposals submitted by the Company and the Offeror within 30 days of its engagement and furnish the Company and the Offeror its determination.  The fees and expenses of the investment bank and other jointly incurred costs shall be borne by the Company.  Once the investment banking firm has submitted its determination of the Fair Market Value of the COA Subject Assets and/or the other terms on which the Company and the Offeror are unable to agree, the Company will have the right, but not the obligation, to purchase the COA Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm.  The Company will provide written notice of its decision to Offeror within 30 days after the investment banking firm has submitted its determination.  Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the COA Subject Assets.  If the Company elects to purchase the COA Subject Assets, then the Company shall purchase the COA Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable (taking into account, among other things, any related securities offering or other financing transaction), but in any event no later than 90 days from the earlier of (A) the date on which a definitive transaction agreement is executed by the parties thereto and (B) the date of the Parties’ receipt of the investment banking firm’s determination pursuant to this clause (vi).

(vii)           Notwithstanding the provisions of Article IV, all decisions of the Company in respect of the purchase of COA Subject Assets shall be made solely by the Directors other than the Designated Directors appointed by the Member who is (or whose Affiliate is) the Offeror of such COA Subject Assets.

ARTICLE IX
CAPITAL CONTRIBUTIONS

Section 9.1                      Initial Capital Contributions.  On the Effective Date, each Member shall contribute to the Company, as a Capital Contribution, the assets set forth on Exhibit B, which assets are valued as set forth on Exhibit B (with respect to each Member, an “Initial Capital Contribution”).  The Initial Capital Contributions the Members make pursuant to this Section 9.1 shall be credited to their respective Capital Accounts as of the Effective Date.

Section 9.2                      Additional Capital Contributions.  Except as set forth in Section 9.2(a), no Member shall be required to make any additional Capital Contributions to the Company.

(a)           Required Capital Contributions.  Each Member shall be required to make additional Capital Contributions approved by the Board in accordance with the requirements of Section 4.7 or included in an Approved Capital Contribution Budget (each such Capital Contribution, a “Required Contribution”), as follows:

(i)           Prior to the Board’s decision whether or not to approve a Capital Contribution that is not included in the Approved Capital Contribution Budget, OGE Holdings will notify the Board of the percentage of such Capital Contribution that it irrevocably commits to fund, which will be at least 10% of such Capital Contribution and not more than 50% of such Capital Contribution; provided, however, that OGE Holdings will not be required to commit to fund a minimum of 10% of such Capital Contribution to the extent that such Capital Contribution, together with all other Capital Contributions made by OGE Holdings in the 12-month period immediately preceding the date of OGE Holdings’ notice to the Board under this Section 9.2(a)(i), exceeds the sum of the Distributions received by OGE Holdings during such period; provided further that a Member’s Designated Directors shall not vote against a New Project based solely upon the percentage of the Capital Contribution that such Member will be allocated or the Percentage Interest that such Member would have following the proposed funding of the New Project.

(ii)           The Capital Contribution Budget prepared in accordance with Section 8.1 will include the percentage of each Capital Contribution listed in such Capital Contribution Budget that OGE Holdings irrevocably commits to fund, which shall be at least 10% of each such Capital Contribution and not more than 50% of each such Capital Contribution.

(iii)           Any portion of the Required Contribution that OGE Holdings elects not to fund in accordance with clauses (i) and (ii) above will be funded by the Members other than OGE Holdings and its Affiliates pro rata according to their respective Percentage Interests.

(iv)           Notwithstanding anything in this Agreement to the contrary, if Bronco’s Percentage Interest is at least 50%, Required Contributions will be funded based upon the Member’s respective Percentage Interests (or as the Members otherwise agree) and the requirements with respect to clauses (i) through (iii) above will no longer apply.

(v)           No less than 30 days, and in no event greater than 60 days, prior to the date that a Required Contribution is required, the Company shall deliver to each Member a written notice in the form of Exhibit C attached hereto (a “Funding Notice”).

(b)           Issuance of Additional Membership Units.  Following the Company’s receipt of a Capital Contribution from a Member, the Company shall issue such Member a number of additional Membership Units equal to such Member’s Contribution Percentage times the Aggregate Additional Membership Units to be issued by the Company in exchange for the aggregate Capital Contributions received.

(c)           Optional Top-Up Contribution.  If, at any time, the Percentage Interest held by an Initial Member (together with its Affiliates) is greater than or equal to 45% but less than 50%, such Initial Member will have the option to make an additional Capital Contribution to the Company in exchange for the number of Membership Units required to increase its Percentage Interest to 50% (the “Optional Top-Up Contribution”); provided, however, that such Initial Member will not be entitled to make an Optional Top-Up Contribution, if and to the extent that, after giving effect to such contribution, the Percentage Interest held by OGE Holdings (together with its Affiliates) would be less than 50%.  The amount of such Optional Top-Up Contribution will equal the product of (i) the number of Optional Top-Up Units, multiplied by (ii) the Optional Top-Up Unit Price.  For the avoidance of doubt, if an Initial Member exercises its right to make an Optional Top-Up Contribution, such right must be exercised in full and cannot be partially exercised.

Section 9.3                      Return of Contributions.  A Member is not entitled (a) to the return of any part of any Capital Contributions or (b) to be paid interest in respect of either its Capital Account or its Capital Contributions.  Any unrepaid Capital Contribution is not a liability of the Company or of any Member.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

Section 9.4                      Non-Payment of Required Contributions.

(a)           A Member shall make its Required Contribution, including any adjustments for actual cost to the date such contribution is made, within 30 days after the Member’s receipt of the relevant Funding Notice (the “Payment Due Date”).  A Member not making its Required Contribution on or before the applicable Payment Due Date (a “Delinquent Member”) shall have its ownership of Membership Units adjusted in accordance with this Section 9.4 and Section 9.5.

(b)           If the Delinquent Member has not made the Required Contribution, including any adjustments for actual costs to the date such contribution is made, within 14 days of the Payment Due Date, the Company shall deliver a written notice of the amount of the Required Contribution that the Delinquent Member failed to fund (“Non-Consent Notice”) to the Delinquent Member and the other Members (the “Non-Delinquent Members”) immediately upon the expiration of such 14-day period.  If the Company fails or refuses to deliver the Non-Consent Notice, then a Non-Delinquent Member may cause the Non-Consent Notice to be sent to the Delinquent Member and Non-Delinquent Members on behalf of the Company.  The Delinquent Member shall have the right to cure its default by paying the unpaid Required Contribution at any time prior to such unpaid Required Contribution being paid by a Non-Delinquent Member in accordance with this Section 9.4.

(c)           The delivery of the Non-Consent Notice in accordance with Section 9.4(b) shall be deemed an offer to the Non-Delinquent Members to contribute the portion of the

Required Contribution not made by the Delinquent Member (the “Delinquent Contribution Amount”) on the following terms and conditions:

(i)           Each Non-Delinquent Member shall have 14 days from the date it actually receives the Non-Consent Notice to respond to the Company in writing that such Member will contribute its portion of the Delinquent Contribution Amount, and each such Non-Delinquent Member who contributes its portion of the Delinquent Contribution Amount will be considered a “Participating Member.”

(ii)           The failure of a Non-Delinquent Member to respond to the Non-Consent Notice within 14 days shall be deemed to be an election by the Non-Delinquent Member not to make its proportionate share of the Delinquent Contribution Amount.

Section 9.5                      Treatment of Delinquent Contribution Amounts.  The portion of the Delinquent Contribution Amount funded by a Participating Member shall be treated as a Capital Contribution to the Company.  In respect of such Capital Contribution, each Participating Member shall be issued a number of additional Membership Units equal to two times the number of Membership Units that would have been issued to the Delinquent Member in exchange for such portion of the Delinquent Contribution Amount funded by such Participating Member pursuant to Section 9.2 if the Delinquent Member had made its Required Contribution on or before the Payment Due Date.

Section 9.6                      HSR Filing.  Prior to a Member’s making any Capital Contribution that would have the effect of such Member obtaining control of the Company pursuant to 16 C.F.R. § 801.1(b)(1)(ii), the Members will cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to made, all filings necessary, proper or advisable under the HSR Act in order to consummate and make effective such Capital Contribution, and in no event will such Capital Contribution be made until any applicable waiting period under the HSR Act has expired.

ARTICLE X
DISTRIBUTIONS AND ALLOCATIONS

Section 10.1                      Distributions.

(a)           Within 10 days after each Fiscal Quarter’s Quarterly Report Date or, with respect to a Fiscal Quarter ending on December 31st, the Annual Unaudited Report Date, the Board shall determine the amount of Distributable Cash as of the end of such Fiscal Quarter.  Subject to the provisions of Section 12.3, the Company shall make distributions (“Distributions”) to the Members within 17 days following each Fiscal Quarter’s Quarterly Report Date or Annual Unaudited Report Date, as applicable, of all Distributable Cash for such previous Fiscal Quarter; provided, however, that the aggregate amount of Distributions for each Fiscal Quarter shall not be less than the Minimum Quarterly Distribution.

(b)           For purposes of this Agreement, the term “Distributable Cash,” with respect to a Fiscal Quarter, shall mean all cash and cash equivalents of the Company and each of its Subsidiaries remaining at the end of such quarter, less an amount of cash or cash equivalent reserves necessary for the continued operation of the business of the Company Group, as determined in good faith by the Board in accordance with Section 10.2 (the “Actual Cash Reserves”).

(c)           For purposes of this Agreement, subject to Section 10.1(d), the term “Minimum Quarterly Distribution” shall mean, for each Fiscal Quarter of any Fiscal Year, an amount of cash equal to the sum of:

(i)           $12,500,000; plus

(ii)           an amount equal to (x) the OGE Estimated Tax Amount with respect to such Fiscal Quarter, as determined by the Tax Matters Member in good faith, divided by (y) OGE Holdings’ Percentage Interest; plus

(iii)           with respect to any Fiscal Quarter in which the Company files a Federal Tax Return, an amount equal to (x) the OGE Annual Tax Adjustment for such Fiscal Quarter, as determined by the Tax Matters Member in good faith, divided by (y) OGE Holdings’ Percentage Interest;

provided, however, that if OGE Holdings’ Percentage Interests changes during a Fiscal Quarter, the Tax Matters Member will make any adjustments as it believes in good faith to be necessary to calculate the appropriate amounts to be distributed pursuant to Sections 10.1(c)(ii) and (c)(iii).

(d)           In the event that the Company is notified of a Tax Audit Adjustment during any Fiscal Quarter, the Minimum Quarterly Distribution with respect to such Fiscal Quarter shall be adjusted as follows:

(i)           The Tax Matters Member shall recompute the OGE Annual Tax Adjustment for each taxable year to which such Tax Audit Adjustment applies, taking into account any changes made by such Tax Audit Adjustment.

(ii)           In the event that such recomputation results in an increase in the aggregate OGE Annual Tax Adjustments for the taxable years to which such Tax Audit Adjustment applies, as determined by the Tax Matters Member in good faith, the Minimum Distribution for the Fiscal Quarter in which the Company receives notice of the Tax Audit Adjustment shall be increased by (x) the amount of such increase, divided by (y) OGE Holdings’ Percentage Interest.

(iii)           In the event that such recomputation results in a decrease in the aggregate OGE Annual Tax Adjustments for the taxable years to which such Tax Audit Adjustment applies, as determined by the Tax Matters Member in good faith, the Minimum Distribution for such Fiscal Quarter shall be decreased by (x) the amount of such decrease, divided by (y) OGE Holdings’ Percentage Interest; provided, however, that in no event will such decrease reduce the Minimum Quarterly Distribution for such Fiscal Quarter below $12,500,000.

(e)           Except as otherwise provided in Section 12.3(d) and Section 12.3(f), Distributions shall be made to the Members in proportion to their respective Percentage Interests.

(f)           Notwithstanding any provision in this Agreement to the contrary, (i) at the closing of the transactions contemplated by the Investment Agreement, the Company will pay the Initial Distribution solely to OGE Holdings in accordance with the provisions of the Investment Agreement and (ii) the Initial Distribution shall not count toward satisfying the Minimum Quarterly Distribution or any component thereof.

Section 10.2                      Establishing Actual Cash Reserves.

(a)           Notwithstanding anything in this Agreement to the contrary, in no event will the Board establish Actual Cash Reserves in an amount that would cause Distributable Cash for such Fiscal Quarter to be less than the Minimum Quarterly Distribution.

(b)           Notwithstanding anything in this Agreement to the contrary, in no event will the Board establish Actual Cash Reserves in an amount greater than the Maximum Cash Reserves.

(c)           For purposes of this Agreement, the term “Maximum Cash Reserves” shall mean, as of the end of any Fiscal Quarter, an amount of cash and/or cash equivalents not in excess of the sum of:

(i)           all unpaid Maintenance Capital Expenditures for the then-current Fiscal Year:

(A)           if Bronco’s Percentage Interest is less than 30%, that would not require a Super-Majority Board Vote pursuant to Section 4.7(b)(v) or have been so approved; or

(B)           at all other times, that are included in such Fiscal Year’s Approved Operating/Internal Funding Budget;

(ii)           all unpaid capital expenditures (other than Maintenance Capital Expenditures and capital expenditures contemplated in the Approved Capital Contribution Budget) for the then-current Fiscal Year included in such Fiscal Year’s Approved Operating/Internal Funding Budget;

(iii)           the aggregate amount of principal and interest related to indebtedness for borrowed money incurred by the Company Group that will become due and payable in the immediately following Fiscal Quarter; and

(iv)           all operating and administrative expenditures (but not capital expenditures) that are included in the Approved Operating/Internal Funding Budget that will become due and payable in the immediately following Fiscal Quarter to the extent projected cash flows for such Fiscal Quarter are insufficient to fund such expenditures.

Section 10.3                      Allocations.  After giving effect to the special allocations in Section 10.5, all items of income, gain, loss and deduction of the Company shall be allocated to the Members in proportion to their respective Percentage Interests.

Section 10.4                      Loss Limitation.  The deductions and losses allocated according to Section 10.3 may not exceed the maximum amount of deductions and losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year or other relevant period.  If some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of deductions and losses according to Section 10.3, the limitation contained in this Section 10.4 must be applied on a Member-by-Member basis so as to allocate the maximum permissible deductions and losses to each Member.

Section 10.5                      Special Allocations.  The following special allocations must be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(g), notwithstanding anything else in this Article X, if there is a net decrease in Company Minimum Gain during any Fiscal Year, the Company must allocate to each Member, items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704-2(g)).  Allocations under the previous sentence must be made in proportion to the respective amounts required to be allocated to each Member under that sentence.  The items to be so allocated must be determined according to Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  The parties intend this Section 10.5(a) to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f), which must govern its interpretation.

(b)           Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding anything else in this Article X, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, the Company must specially allocate to each Member who shares the Member Minimum Gain attributable to that Member Nonrecourse Debt (determined according to Treasury Regulation Section 1.704-2(i)(5)), items of Company income and gain for that relevant period (and, if necessary, subsequent relevant periods) in an amount equal to that Person’s share of the net decrease in Member Minimum Gain attributable to that Member Nonrecourse Debt (determined according to Treasury Regulation Section 1.704-2(i)(4)).  Allocations under the previous sentence must be made in proportion to the respective amounts required to be allocated to each Member under that sentence.  The items to be so allocated must be determined according to Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  The parties intend this Section 10.5(b) to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4), which must govern its interpretation.

(c)           Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), the Company must specially allocate items of Company income and gain to each of those Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficits of each of those Members as quickly as possible.  Notwithstanding the foregoing, an allocation under this Section 10.5(c) must be made if and only to the extent that each of those Persons would have an Adjusted Capital Account

Deficit after all other allocations in this Article X have been tentatively made as if this Section 10.5(c) were not in this Agreement.

(d)           Gross Income Allocation.  If any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount such Member is obligated to restore pursuant to any provision of this Agreement, or are deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.5(d) shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Article X have been made as if Section 10.5(c) and this Section 10.5(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  The Company will specially allocate any Nonrecourse Deductions for each Fiscal Year to the Members in proportion to their respective Percentage Interests.

(f)           Member Nonrecourse Deductions.  The Company will specially allocate any Member Nonrecourse Deductions for any Fiscal Year to the Members to the extent such Member bears the economic risk of loss on the Member Nonrecourse Debt to which those Member Nonrecourse Deductions are attributable, determined according to Treasury Regulation Section 1.704-2(i)(1).

(g)           Code Section 754 Adjustments.  To the extent Treasury Regulation Section 1.704-1(b)(2)(iv)(m) requires the Company to take into account in determining Capital Accounts an adjustment to the adjusted tax basis of any Company Assets under Code Section 734(b) or Section 743(b) because of a distribution to a Member in complete liquidation of such Member’s Membership Units, the amount of the adjustment to the Capital Accounts must be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases that basis).  The amount of that gain or loss must be specially allocated to the Members:

(i)           according to their respective interests in the Company if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies; and

(ii)           to the Member to whom the distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)           Curative Allocations.  The parties to this Agreement have included the allocations contained in Section 10.4, Section 10.5(a), Section 10.5(b), Section 10.5(c), Section 10.5(d), Section 10.5(e), Section 10.5(f) and Section 10.5(g) (each, a “Regulatory Allocation”) to comply with certain requirements of the Regulations.  The Members intend that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction according to this Section 10.5(h).  Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Company will make whatever offsetting special allocations of items of Company income, gain, loss, and deduction, in whatever manner the Company determines appropriate, so that, after making the offsetting allocations, each Member’s Capital Account balance equals the Capital Account balance the Member would have had if the Regulatory Allocations were not part of the Agreement.  In exercising its discretion to determine the manner of making the offsetting allocations, the Company will take into account future Regulatory Allocations under Section 10.5(a) and Section 10.5(b) that, although not yet made, will likely offset other Regulatory Allocations already made under Section 10.5(e) and Section 10.5(f).

Section 10.6                      Other Allocation Rules.

(a)           When determining the items of income, gain, loss and deduction allocable to any relevant period, such items must be determined on a daily, monthly, or other basis, as determined by the Company using any permissible method under Code Section 706 and the Treasury Regulations under that Code section.

(b)           The Members are aware of the income tax consequences of the allocations made by this Article X and agree to be bound to the provisions of this Article X in reporting their shares of Company income and loss for income tax purposes to the extent permitted by Law.

(c)           The proportionate share of the Company’s “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be determined based on the Members’ respective Percentage Interests.

(d)           To the extent permitted by Treasury Regulation Section 1.704-2(h)(3), the Company must endeavor to treat Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent those Distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

Section 10.7                      Tax Allocations and Certain Elections.

(a)           Elections Affecting Section 704(c) Allocations.  The Company will, and will cause the other Company Group Partnerships to, elect to use the traditional allocation method under Treasury Regulation Section 1.704-3(b) as to all of their assets that are subject to Section 704(c) of the Code or reverse Section 704(c) allocations within the meaning of Treasury Regulation Section 1.704-3(a)(6) and are owned by the Company on the date of this Agreement.  With respect to any other assets of the Company, the Company shall use the traditional method unless otherwise mutually agreed by the Members.

(b)           Tax Allocation Decisions.  The Members delegate to the Tax Matters Member the discretion to make or fail to make any elections or other decisions or assumptions concerning the allocations under this Section 10.7 in any manner that reasonably reflects the purpose and intention of this Agreement, subject, however, to the restrictions set forth in Section 4.7 and Section 10.7(a).  Allocations made under this Section 10.7 are made solely for federal, state, and local tax purposes and may not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of income, gain, loss and deduction or Distributions under this Agreement.

ARTICLE XI
BOOKS; REPORTS; TAX MATTERS; CAPITAL ACCOUNTS

Section 11.1                      General Accounting Matters; Books and Records.

(a)           Allocations of items of income, gain, loss and deduction and corresponding tax allocations pursuant to Article X shall be made by the Tax Matters Member (as defined in Section 11.2) at the end of each Fiscal Year.

(b)           Except as otherwise provided herein, all determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by the Tax Matters Member in good faith or any officer designated by the Tax Matters Member in a reasonable manner in accordance with any applicable provisions of this Agreement.

(c)           The Company shall, through the Company’s accountants or otherwise, maintain in a manner customary and consistent with GAAP, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Assets.  The Company shall cause financial statements and income tax returns to be prepared at the expense of the Company or its Subsidiaries as required by this Article XI.  Such books and records of account shall be prepared by the Company’s accountants (unless otherwise determined by the Board) and maintained at the principal place of business of the Company or at such other place or places as may from time to time be determined by the Board.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy, such books and records of account at the Company’s principal office during reasonable business hours.

(d)           The books of the Company shall be kept on an accrual basis in accordance with GAAP and on a tax basis in accordance with United States tax requirements.

(e)           Within 30 days after the end of each Fiscal Quarter (each, a “Quarterly Report Date”), the Company shall prepare and furnish to each Member the following reports, each prepared on a GAAP basis for such Fiscal Quarter and year-to-date period:  (i) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries, (ii) an unaudited consolidated income statement of the Company and its consolidated Subsidiaries, (iii) an unaudited consolidated statement of cash flows, (iv) an unaudited consolidated statement of each Member’s Capital Account, (v) a status report of the activities of the Company and its Subsidiaries during such Fiscal Quarter, including summary descriptions of additions to and dispositions of the Company Assets during such Fiscal Quarter, if any, and (vi) any Company budgets and explanations of material variances from actual results.

(f)           Within 50 days after the end of each Fiscal Year (each, an “Annual Unaudited Report Date”), the Company shall prepare and furnish to each Member the following reports, each prepared on a GAAP basis for such fiscal year period:  (i) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries, (ii) an unaudited consolidated income statement of the Company and its consolidated Subsidiaries, (iii) an unaudited consolidated statement of cash flows, and (iv) an unaudited consolidated statement of each Member’s Capital Account.

(g)           Within 90 days after the end of each Fiscal Year, the Company shall prepare and furnish to each Member the following reports, each prepared on a GAAP basis for such fiscal year period:  (i) an audited consolidated balance sheet of the Company and its consolidated Subsidiaries, (ii) an audited consolidated income statement of the Company and its consolidated Subsidiaries, (iii) an audited consolidated statement of cash flows, and (iv) an audited consolidated statement of each Member’s Capital Account.

(h)           The Company will provide to the Members all operating and financial reports prepared by or for the Senior Management Team.  From time to time, the Company will provide to the Members any other financial information regarding the Company reasonably requested by a Member (or its Affiliates and designees), including access to the service providers (including the Company Accountant) of the Company and its Subsidiaries.

(i)           When requested, the Tax Matters Member or any officer designated by the Tax Matters Member shall cause to be prepared a reasonable estimate of the Taxable Income of the Company.  All schedules of book income shall be prepared on a GAAP basis.  As soon as practicable after the end of each Fiscal Year, the Tax Matters Member or any officer designated by the Tax Matters Member will cause to be prepared and delivered to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the Fiscal Year as will enable the Company and each Member to timely prepare (including extensions) its federal, state and local income tax returns in accordance with Applicable Laws.

(j)           The Company may prepare such additional financial reports and other information as the Board may determine are appropriate.

(k)           Subject to the provisions of Section 4.7(a), all decisions as to accounting principles shall be made by the Board, subject to the provisions of this Agreement, including Section 11.2.

(l)           Subject to the provisions of Section 4.7(a), the Company shall retain as the auditor of the Company and to provide accounting services a nationally-recognized accounting firm or firms selected by the Board (the “Company Accountant”).  The fees and expenses of the Company Accountant shall be an expense of the Company or its Subsidiaries.

Section 11.2                      Certain Tax Matters.  The taxable year of the Company shall be the same as its Fiscal Year.  The Tax Matters Member or any officer designated by the Tax Matters Member shall cause to be prepared all federal, state and local, and ad valorem tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns (including any extensions) to be timely filed.  The Tax Matters Member or any officer designated by the Tax Matters Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.  Except as otherwise provided in this Agreement, the Tax Matters Member or any officer designated by the Tax Matters Member shall determine whether or not to make all tax elections for the Company, including the election provided for in Section 754 of the Code, and any election to deduct or amortize organizational expenses pursuant to Code Section 709 and the regulations promulgated thereunder.  It is the intention of the Parties that the Company be treated as a partnership for tax purposes and no Member shall take an inconsistent position on any tax return or otherwise.  The “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”) shall be OGE Holdings.  The Tax Matters Member shall provide each Member with drafts of any income tax returns it prepares or causes to be prepared with respect to the Company for each Member’s review and reasonable comment.  If a dispute as to the content of a tax return relating to computations or to interpretations of the law cannot be resolved to the reasonable satisfaction of all Members prior to the required filing date therefor, the Tax Matters Member shall have the right to direct the accountant employee of the Tax Matters Member to cause the Company’s tax return to be filed as reasonably approved by the Tax Matters Member in good faith; provided, however, that Bronco hereby reserves the right to file a tax return that is inconsistent with a tax return of or with respect to the Company pursuant to Code Section 6222.  Each Member shall give prompt notice to each other Member of any and all notices or other communications it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning any Company tax return.  Each Member shall be entitled, at its own expense, to attend all meetings with the Internal Revenue Service and to review in advance any material written information (including any pleadings, memoranda or similar items) to be submitted to the Internal Revenue Service.  Without first obtaining the Consent of a Member, which consent shall not be unreasonably withheld, the Tax Matters Member will not, with respect to any proposed adjustment of a Company item which materially affects such Member, enter into a settlement agreement which purports to bind such Member other than the Tax Matters Member (including any stipulation consenting to an entry of decision by the Tax Court).  Without first obtaining the Consent of all Members, which consent shall not be unreasonably withheld, the Tax Matters Member will not enter into an agreement or stipulation extending the time of limitations.  Upon request, the Tax Matters Member shall furnish each Member with status reports regarding any negotiation between the Internal Revenue Service or any other taxing authority and the Company.  The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company.

Section 11.3                      Capital Accounts.

(a)           There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a “Capital Account”).  No Member shall have any obligation to restore any negative balance in the Member’s Capital Account, whether to the Company, any Member or any other Person.  A deficit balance in any Member’s Capital Account shall not be deemed to be a liability of such Member (or of such Member’s members, shareholders or partners) or an asset or property of the Company (or any Member).  No Member shall be entitled to withdraw all or any part of its Capital Contributions except as expressly provided in this Agreement.  No interest shall be payable by the Company on the Capital Contributions of any

Member.  Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Fair Market Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of items of income and gain and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Carrying Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of items of loss and deduction.  The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to the definition of Carrying Value.  On the transfer of all or part of a Member’s Membership Units, the Capital Account of the transferor that is attributable to the transferred interests shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).  A Member that has more than one class or series of Membership Units shall have a single Capital Account that reflects all such interests.  The Company shall maintain the Capital Accounts of the Members in a manner consistent with the principles and requirements set forth in Section 704(b) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article X and is to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:

(i)           Any income of the Company that is exempt from federal income tax shall be added to taxable income or loss.

(ii)           Any expenses of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenses pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from that taxable income or loss.

(iii)           If any Company Asset has its Carrying Value adjusted, there shall be added to or subtracted from taxable income or loss the amount of the aggregate net adjustment made to the Carrying Value.

(iv)           Gain or loss resulting from any disposition of Company Assets regarding which gain or loss is recognized for federal income tax purposes must be computed by reference to the Carrying Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of the Company Assets differs from its Carrying Value.

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there must be taken into account Depreciation on all Company Assets for the period.

(vi)           To the extent Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) requires any adjustments under Code Sections 734(b) or 743(b) to the adjusted tax basis of any Company Asset to be taken into account in determining Capital Accounts as a result of a

Distribution other than in complete liquidation of a Member’s Membership Units, the amount of that adjustment must be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset.

ARTICLE XII
DISSOLUTION

Section 12.1                      Dissolution.  The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(a)           upon the Members’ Unanimous Consent in writing to dissolve the Company; or

(b)           the occurrence of a Dissolution Event, except that the Company shall not be dissolved upon the occurrence of a Dissolution Event that terminates the continued membership of a Member in the Company if, within 90 days after the occurrence of such Dissolution Event, any remaining Members consent to the continuation of the Company.

Section 12.2                      Winding-Up.  When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by such party appointed by the Board (the party conducting the liquidation being hereinafter referred to as the “Liquidator”), which party shall not receive any fee from the Company for acting as Liquidator hereunder.  The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

Section 12.3                      Final Distribution.  Within 90 days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(a)           to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b)           to pay all creditors of the Company, either by the payment thereof or the making of reasonable provision therefor;

(c)           to establish reserves, in amounts reasonably established by the Liquidator, to meet other liabilities of the Company after the date on which the liquidation is consummated; and

(d)           the remaining assets of the Company, if any, shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their Capital Accounts, as determined after taking into account all Capital Account adjustments (excluding adjustments made by reason of distributions pursuant to this Section 12.3(d)) for the taxable year of the Company in which the liquidation occurs (with the date of such occurrence determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

ARTICLE XIII
TRANSFER OF UNITS; ADMISSION OF MEMBERS; WITHDRAWAL

Section 13.1                      General Restrictions on Membership Units.

(a)           No Member may Transfer any of its Membership Units to any Person, unless the action is in accordance with this Article XIII.

(b)           For purposes of this Article XIII, if any wholly-owned Affiliate controlled by a Person that is a Member directly or indirectly holds Membership Units, then the Membership Units held by such wholly-owned Affiliate will be aggregated with the Membership Units, if any, held by such Member, as well as any other wholly-owned Affiliate thereof.

Section 13.2                      Transfer Restrictions.

(a)           No Transfer of Membership Units in violation of this Article XIII shall be made or recorded on the books of the Company and any such purported Transfer shall be void ab initio and of no effect.

(b)           During the period commencing on the Effective Date and ending on the Consent Termination Date, no Member shall effect a Transfer of any Membership Units without the prior written consent of OGE Holdings and Bronco; provided, however, that in the case of a proposed Transfer by OGE Holdings or any of its Affiliates, only the prior written consent of Bronco shall be required and in the case of a proposed Transfer by Bronco or any of its Affiliates, only the prior written consent of OGE Holdings shall be required; provided further that the foregoing restriction shall not apply to any Transfer effected by a Member pursuant to Section 13.3 or Section 13.6 hereof or to a Transfer by OGE Holdings or any of its Affiliates if, at the time of such Transfer, Bronco’s Percentage Interest is less than 5%.  For purposes of this Agreement the “Consent Termination Date” will be: (1) with respect to any proposed Transfer to a Person that is a Strategic Buyer, the tenth anniversary of the Effective Date and (2) with respect to any proposed Transfer to any other Person, the seventh anniversary of the Effective Date; provided, however, that if an OGE Change of Control or an ArcLight Management Removal Event occurs, the Consent Termination Date will be the date of the consummation of such OGE Change of Control or ArcLight Management Removal Event, as applicable.  Furthermore, the transfer restrictions set forth in Section 13.3(c), Section 13.4, Section 13.5, Section 13.6 and Section 13.7 shall no longer apply with respect to any Transfer or Upstream Transfer involving the Membership Units held by (A) Bronco or any of its Affiliates upon the occurrence of and following an OGE Change of Control or (B) OGE Holdings or any of its Affiliates upon the occurrence of and following an ArcLight Management Removal Event.

(c)           Except for Transferees with respect to Transfers made in accordance with Section 13.3, to the extent provided in Section 13.13(a), or as otherwise provided in this Agreement, (3) no Transferee shall have the right to become a Substituted Member and (4) unless and until a Transferee is admitted as a Substituted Member, (a) such Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions pursuant to this Agreement and (b) the Member (the “Transferring Member”) who has Transferred any of its Membership Units (the “Transferred

Membership Units”) to such Transferee shall cease, upon such Transfer, to be a Member with respect to the Transferred Membership Units and shall have no further powers, rights and privileges as a Member hereunder with respect to the Transferred Membership Units; provided, however, that unless and until otherwise relieved of such obligations, the Transferring Member shall remain liable for all obligations and duties as a Member with respect to the Transferred Membership Units; provided further, that if the Transferee reconveys the Transferred Membership Units to the Transferring Member within ten days after the Transferring Member becomes aware that the Transferee will not become a Substituted Member, the Transferring Member shall once again be entitled to all of the powers, rights and privileges of a Member hereunder.

(d)           The Company may, in its reasonable discretion, charge a Transferring Member a reasonable fee to cover administrative expenses necessary to effect a Transfer with respect to any Transferred Membership Units.

(e)           In the absence of a Transferee becoming a Substituted Member for a Transferring Member, any payment by the Company to the Transferring Member shall acquit the Company and the Members of any and all liability to any other Person who may be interested in such payment by reason of a Transfer by such Transferring Member.

(f)           Neither the Company nor any Member shall be bound or otherwise affected by any Transfer of Membership Units for which the Company or such Member has not received the Transfer Document under Section 13.11.

(g)           If a Transfer that is otherwise permitted hereunder would cause a termination of the “partnership” within the meaning of Code Section 708, the Transferring Member shall indemnify each non-Transferring Member from taxes, expenses and losses resulting from such termination in a manner reasonably acceptable to such non-Transferring Member.

Section 13.3                      Transfers to Affiliates; Indirect Transfers.

(a)           Any Member may Transfer all or a portion of its Membership Units to a wholly-owned Affiliate so long as such Transfer otherwise complies with the terms of this Agreement (including Section 13.2); provided, however, that (i) any Transfer of such Membership Units by such wholly-owned Affiliate shall be subject to the requirements of this Article XIII; and (ii) if any wholly-owned Affiliate controlled by a Person that is or has been a Member directly or indirectly holds Membership Units, then any transaction (whether a stock or equity sale, merger, consolidation, share exchange, recapitalization, sale of assets or otherwise) that results in such wholly-owned Affiliate no longer being a wholly-owned Affiliate of such Member must comply with this Article XIII.  No Member Transferring its Membership Units pursuant to this Section 13.3 shall be released from its obligations and liabilities hereunder, notwithstanding the consummation of any Transfer contemplated pursuant to this Section 13.3.

(b)           (i) Bronco may Transfer all or a portion of its Membership Units to any other member of the ArcLight Group so long as such Transfer is to a Person that is an Affiliate of ArcLight Capital Partners, LLC and otherwise complies with the terms of this Agreement

(including Section 13.2); and (ii) OGE Holdings may Transfer all or a portion of its Membership Units to any wholly-owned Affiliate of OGE so long as such Transfer complies with the terms of this Agreement (including Section 13.2); provided, however, that (x) any subsequent Transfer of such Membership Units by such ArcLight Group member or wholly-owned Affiliate of OGE, as applicable, shall be subject to the requirements of this Article XIII; and (y) if any member of the ArcLight Group or wholly-owned Affiliate of OGE, as applicable, directly or indirectly holds Membership Units, then any transaction (whether a stock or equity sale, merger, consolidation, share exchange, recapitalization, sale of assets or otherwise) that results in such ArcLight Group member no longer being a member of the ArcLight Group or such Affiliate of OGE no longer being an wholly-owned Affiliate of OGE, as applicable, must comply with this Article XIII.

(c)           Notwithstanding any other provision of this Agreement to the contrary, any direct or indirect, voluntary or involuntary sale, assignment, transfer, issuance of ownership interests or other equity securities, conveyance, exchange, bequest, devise, gift, or any other alienation (in each case, with or without consideration) of the ownership or other equity interests of Bronco (an “Upstream Transfer”) will be permitted; provided, however, that no Upstream Transfer shall be made prior to the Consent Termination Date (i) to, or for the benefit of, any Strategic Buyer or (ii) that would result in an ArcLight Change of Control, in each case other than as a result of the enforcement of any pledge, mortgage or other security interest in compliance with the remainder of this Section 13.3(c).  Upon the enforcement of any such pledge, mortgage or other security interest, Bronco shall notify the other Members in writing of such enforcement and offer to sell to the other Members (and such notice shall be the ROFR Notice) that portion of the Membership Units held by Bronco affected by such enforcement action (calculated as that proportion of the ownership interests in Bronco that are, directly or indirectly, subject to the security interest being enforced).  Such Membership Units shall be deemed ROFR Units offered to the other Members under Section 13.5 at a price equal to the amount of indebtedness (including any accrued and unpaid interest and fees) secured by the security interest being enforced; provided, however, that with respect to any such ROFR Units, such price will not exceed the amount of indebtedness (including any accrued and unpaid interest and fees) that would be due and payable as of the date of such calculation if the principal amount of debt secured by such pledge or mortgage did not exceed 65% of the total capitalization of Bronco’s ownership interest as of the date such debt was incurred, and if such offer is accepted pursuant to Section 13.5, then Bronco shall be obligated to Transfer such Membership Units in accordance with Section 13.5 and this Section 13.3(c). If such offer is not accepted pursuant to Section 13.5, then this Section 13.3(c) shall no longer apply to any Upstream Transfer involving Bronco’s Membership Units; provided, however, prior to the Consent Termination Date, no Upstream Transfer may be made to a Strategic Buyer without the prior written consent of the other Members.  For the avoidance of doubt, the enforcement of any pledge, mortgage or other security interest granted by Bronco in its Membership Units shall be subject to Section 13.7.

Section 13.4                      Right of First Offer.

(a)           If a ROFO Seller wishes to solicit proposals from third parties to acquire all or a portion of such ROFO Seller’s Membership Units, the ROFO Seller must first notify the other Members (the “ROFO Non-Selling Members”) in writing of its desire to Transfer all or a part of its Membership Units (such notice, a “ROFO Notice”).  The ROFO Notice must include (i) a description of the Membership Units that the ROFO Seller wishes to Transfer (the “ROFO

Units”) and (ii) a request for the ROFO Non-Selling Members to specify the purchase price and other terms and conditions on which the ROFO Non-Selling Members would purchase the ROFO Units.

(b)           Within 20 days after receiving the ROFO Notice, one or more ROFO Non-Selling Members (the “ROFO Offeror Members”) may elect in writing (the “ROFO Offer Notice”) to purchase all, but not less than all, the ROFO Units and specify in such ROFO Offer Notice the purchase price and other terms and conditions on which the ROFO Offeror Members are willing to purchase the ROFO Units (the “ROFO Price”).  If any ROFO Offeror Members offer to purchase the ROFO Units, the ROFO Seller will have 20 days from the date it received the ROFO Offer Notice to elect in writing (the “ROFO Acceptance Notice”) to accept any ROFO Offeror Member’s offer to purchase the ROFO Units.

(c)           If the ROFO Seller accepts any ROFO Offeror Member’s offer, such ROFO Offeror Member must purchase the ROFO Units within 90 days after receiving the ROFO Acceptance Notice (the “Purchase Deadline”).  If the ROFO Seller does not accept any ROFO Offeror Member’s offer or fails to make such election within 20 days after receiving the ROFO Offer Notice, the ROFO Seller may, subject to the provisions of Section 13.2(b), during the next 120 days, Transfer the ROFO Units to a third-party Transferee at a purchase price not less than the highest offered ROFO Price and on substantially the same terms and conditions set forth in the ROFO Notice.  If the ROFO Seller does not receive a ROFO Offer Notice by the deadline set forth in Section 13.4(b), the ROFO Seller may, subject to the provisions of Section 13.2(b), during the 120-day period following such deadline, Transfer the ROFO Units to a third-party Transferee at any purchase price.  “ROFO Transfer Period” shall mean the applicable period set forth in this Section 13.4(c) during which a ROFO Seller may Transfer the ROFO Units to any Person other than a Member.

(d)           If more than one ROFO Offeror Member submits a ROFO Offer Notice, and the ROFO Seller decides to accept any of such ROFO Offer Notices, then the ROFO Seller shall be obligated to accept such ROFO Offer Notice containing the highest offered ROFO Price (the “Highest ROFO Price”), in which case each ROFO Offeror Member shall be provided the right to purchase, at the Highest ROFO Price, a number of ROFO Units equal to the aggregate number of ROFO Units multiplied by a fraction, the numerator of which is the aggregate number of Membership Units held by such ROFO Offeror Member and the denominator of which is the aggregate number of Membership Units held by all ROFO Offeror Members, or in such proportion as such ROFO Offeror Members shall otherwise agree (with respect to each ROFO Offeror Member, its “ROFO Allocation”); provided, however, that any ROFO Offeror Member electing to purchase any of its ROFO Allocation must purchase all, but not less than all, of such ROFO Offeror Member’s ROFO Allocation; provided further, that in the event that any ROFO Offeror Member (other than the ROFO Offeror Member that delivered the ROFO Offer Notice setting forth the Highest ROFO Price (the “Highest Offering Member”)) fails to (i) provide written notice to the ROFO Seller of its intention to purchase its ROFO Allocation within 30 days after receiving a written notice from the ROFO Seller notifying such ROFO Offering Member of its ROFO Allocation, which notice the ROFO Seller shall be obligated to deliver no later than seven days after delivery of the ROFO Acceptance Notice, or (ii) consummate the purchase of its ROFO Allocation prior to the Purchase Deadline, the Highest Offering Member must purchase such ROFO Allocation on or before the date that is the later of (x) the Purchase

Deadline and (y) 15 days after receiving written notice from the ROFO Seller that the relevant ROFO Offering Member has failed to satisfy a requirement for purchasing such ROFO Offering Member’s ROFO Allocation set forth in clause (i) or (ii) above.

(e)           Upon consummation of any Transfer of Membership Units in accordance with this Section 13.4 (whether to a Member or any Person) and compliance with Section 13.11, such Transferee and all of its Membership Units shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder.  Notwithstanding the foregoing, all Transfers pursuant to this Section 13.4 must also comply with and be governed by this Agreement, including any restrictions on Transfers herein and on any Transferee becoming a Substituted Member.

(f)           In connection with the ROFO Non-Selling Members’ decision regarding whether to exercise the option to purchase the ROFO Units as described herein, the ROFO Non-Selling Members may, at their cost (allocated pro rata among such ROFO Non-Selling Members), elect to engage a Valuation Firm to determine the current Fair Market Value of the ROFO Units; provided, however, that in no event will the time period in which such ROFO Non-Selling Members must submit a ROFO Offer be extended.

Section 13.5                      Right of First Refusal.

(a)           Subject to Section 13.1 and Section 13.2, if (i) a Member (such Member, any other Member deemed to have made a Transfer under Section 13.7 or Bronco if deemed to have made a Transfer under Section 13.3(c), a “ROFR Seller”) receives a bona fide offer from a third party for a Transfer of all or a portion of the ROFR Seller’s Membership Units (the “ROFR Units”), and the ROFR Seller wishes to accept such offer, the ROFR Seller must notify the other Members (the “ROFR Non-Selling Members”) in writing within 20 days of receiving such offer (the “ROFR Notice”); provided, however, no ROFR Seller shall have any obligation to deliver such ROFR Notice or otherwise to offer the ROFR Units to the other Members if such ROFR Units are ROFO Units and the proposed Transfer to a third party is being made during a ROFO Transfer Period and in accordance with Section 13.4, unless such third party is a Strategic Buyer, in which case this proviso shall not apply.  The ROFR Notice must include a complete description of the purchase price and other terms and conditions of the transaction in which the ROFR Seller proposes to Transfer the ROFR Units, including the name of the proposed Transferee and other consideration specified in the offer.  The ROFR Non-Selling Members shall have 20 days (the “ROFR Option Period”) after receiving the ROFR Notice in which to notify the ROFR Seller in writing (the “ROFR Acceptance Notice”) whether or not they will acquire all of the ROFR Units upon the terms and conditions contained in the ROFR Notice.

(b)           If, during the ROFR Option Period, one or more ROFR Non-Selling Members (the “ROFR Accepting Members”) elect to acquire the ROFR Units at the price and subject to the terms and conditions set forth in the ROFR Notice, then (i) each ROFR Accepting Member shall be allocated a number of ROFR Units equal to (A) the aggregate number of ROFR Units multiplied by a fraction, the numerator of which is the aggregate number of Membership Units held by such ROFR Accepting Member and the denominator of which is the aggregate number of Membership Units held by all ROFR Accepting Members, or in such proportion as such ROFR Accepting Members shall otherwise agree, and (ii)  such ROFR Accepting Member or Members shall close such transaction in accordance with this Section 13.5(b) no later than the later to occur of (A) the closing date set forth in the ROFR Notice and (B) 90 days after the ROFR Seller receives the ROFR Acceptance Notice.

(c)           The right of first refusal created in this Section 13.5 is an option to acquire all, but not less than all, of the ROFR Units offered for sale by the ROFR Seller.  If the ROFR Non-Selling Members elect not to acquire the ROFR Units or the ROFR Non-Selling Members fail to make any election before the expiration of the ROFR Option Period, the ROFR Seller may Transfer the ROFR Units to the proposed Transferee named in the ROFR Notice (or a wholly-owned Affiliate thereof, provided that the Transferee executes a document acceptable to the Company by which it agrees to be bound by this Agreement in respect of such wholly-owned Affiliate) upon the terms described in such ROFR Notice.  If such Transfer does not occur on substantially the same terms and conditions set forth in such ROFR Notice, or if such Transfer is not consummated within 120 days after the ROFR Non-Selling Members’ election not to, or failure to elect to, purchase the ROFR Units, then such Transfer shall be null and void ab initio and the ROFR Seller must again satisfy all of the requirements of this Section 13.5.

(d)           Upon consummation of any Transfer of Membership Units in accordance with this Section 13.5 (whether to a Member or any other Person) and compliance with Section 13.11, such Transferee and all of its Membership Units shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder.  Notwithstanding the foregoing, all Transfers pursuant to this Section 13.5 must also comply with and be governed by this Agreement, including any restrictions on transfers herein and on any Transferee becoming a Substituted Member.

(e)           Except as otherwise provided in Section 13.7, in connection with the ROFR Non-Selling Members’ decision regarding whether to exercise the option to purchase the ROFR Units as described herein, the ROFR Non-Selling Members may, at their cost (allocated pro rata among such ROFR Non-Selling Members), elect to engage a Valuation Firm to determine the current Fair Market Value of the ROFR Units; provided, however, that in no event will the ROFR Option Period be extended.

Section 13.6                      Tag-Along Rights.

(a)           If one or more Members propose or agree to Transfer Membership Units held by such Members (the “Tag-Along Selling Members”) in a single transaction, or in a series of related transactions, to Persons who are not Affiliates of such Tag-Along Selling Members, then each Tag-Eligible Member shall have the right to participate in such Transfer and Transfer certain of their Membership Units as provided herein.  Not later than 15 days prior to the consummation of any such transaction, the Tag-Along Selling Members shall deliver or cause to be delivered a written notice to each Tag-Eligible Member (a “Purchase Notice”).  Such Purchase Notice shall specify the terms and conditions of the proposed Transfer and the maximum number of Membership Units (such Membership Units, the “Eligible Membership Units”) the purchaser is willing to purchase on the same terms.  Each Tag-Eligible Member shall have 15 days from the giving of the Purchase Notice in which to elect to participate in the Transfer pursuant to the rights granted herein (the “Tag-Along Rights”) by delivering written notice of such election, including the number of Eligible Membership Units such Tag-Eligible

Member desires to Transfer in connection with such transaction (an “Election Notice”), to the Tag-Along Selling Members and the Company within such 15-day period, and each such Tag-Eligible Member who so elects to participate, together with the Tag-Along Selling Members, shall be referred to as a “Tag-Along Participant.”  Any Tag-Eligible Member who fails to give such written notice of election within such 15-day period shall be deemed to have waived its Tag-Along Rights with respect to such Transfer (but not with respect to subsequent Transfers, which shall continue to be subject to such rights as provided herein).

(b)           Each Tag-Along Participant (including the Tag-Along Selling Members) shall be entitled to Transfer any number of Eligible Membership Units held by such Tag-Along Participant up to an amount equal to the product of (i) the maximum number of Eligible Membership Units that the purchaser is willing to purchase, multiplied by (ii) the total number of Eligible Membership Units held by the Tag-Along Participant, divided by the total number of Eligible Membership Units held by all Tag-Along Participants, the result of which calculation shall be then rounded down to the nearest whole Membership Unit.

(c)           An Election Notice shall constitute a Tag-Along Participant’s binding agreement to Transfer the Eligible Membership Units specified in the Election Notice on the terms and conditions set forth in the Purchase Notice; provided, however, that in the event that after the delivery of a Tag-Along Participant’s Election Notice, the per Membership Unit purchase price related to the Transfer shall be less than the purchase price set forth in the Purchase Notice or the other terms and conditions of the Transfer shall be materially less favorable to the Tag-Along Participant than the terms and conditions set forth in the Purchase Notice, then, notwithstanding anything herein to the contrary, such Tag-Along Participant shall have the right to withdraw from participation in the Transfer with respect to all of the Eligible Membership Units referred to in such Tag-Along Participant’s Election Notice.

Section 13.7                      No Pledge or Other Encumbrance.  A Member may pledge or mortgage all or a portion of its Membership Units subject to this Section 13.7; provided, however, that in the case of Bronco, the debt secured by such pledge or mortgage shall be limited to 65% of the total capitalization of Bronco’s ownership interest in the Company at the time of the incurrence of such debt.  If a creditor or trustee-in-bankruptcy forecloses on any of the Membership Units of an Encumbering Member by a legal or equitable proceeding, such Encumbering Member shall be obligated to notify the other Members in writing (and such notice shall be the ROFR Notice) and the foreclosure shall be deemed to be a proposed Transfer of all such Membership Units.  Such Membership Units shall be deemed ROFR Units offered to the other Members under Section 13.5 at a price equal to the amount of indebtedness (including any accrued and unpaid interest and fees) secured by such Membership Units; provided, however, that with respect to any such ROFR Units pledged or mortgaged by Bronco, such price will not exceed the amount of indebtedness (including any accrued and unpaid interest and fees) that would be due and payable as of the date of such calculation if Bronco had incurred the debt secured by such pledge or mortgage in a principal amount not exceeding 65% of the total capitalization of Bronco’s ownership interest as of the date such debt was incurred, and if such offer is accepted pursuant to Section 13.5, then such Encumbering Member shall be obligated to Transfer such Membership Units in accordance with Section 13.5 and this Section 13.7. If such offer is not accepted pursuant to Section 13.5, then such creditor or trustee-in-bankruptcy shall become a Member in substitution of such Encumbering Member with respect to the encumbered Membership Units, and the transfer restrictions set forth in Section 13.2, Section 13.4, Section 13.5 and Section 13.6 shall not apply to any Transfer or Upstream Transfer by such creditor or trustee-in-bankruptcy to a third-party purchaser of all or any portion of such Membership Units within 12 months of such creditor or trustee-in-bankruptcy becoming a Member; provided, however, that prior to the Consent Termination Date, no such Transfer or Upstream Transfer may be made to a Strategic Buyer without the prior written consent of the other Members.

Section 13.8                      Applicable Taxes.  At the closing of the Transfer of any Membership Unit pursuant to this Article XIII, the Transferee shall deliver to the Transferring Member the full consideration agreed upon.  Any membership interest transfer tax or similar taxes involved in such sale shall be paid by the Transferring Member, and the Transferring Member shall provide the Transferee with such evidence of the Transferring Member’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.

Section 13.9                      Governmental Consents and Approvals.  If the consent or approval of any Governmental Entity is required with respect to any Transfer, the Transferee shall have a reasonable amount of time (not to exceed 60 days from the latest date upon which such Transfer could have otherwise been required to have been consummated in accordance with the terms of this Agreement) (the “Waiting Period”) to obtain such consent or approval, and any applicable deadline under this Agreement for consummation of such Transfer shall be extended by the amount of the Waiting Period.  All Members shall use all reasonable efforts to cooperate with the Transferee attempting to obtain, and to assist such Transferee in timely obtaining, such consent or approval; provided, however, that no Member shall be required to incur any out-of-pocket costs or additional liability in connection with such cooperation and assistance.  After the expiration of the Waiting Period, such Transferee shall be required to comply with the applicable provisions of this Article XIII again prior to acquiring any Membership Units.

Section 13.10                                No Release.  No Transfer of a Membership Unit shall affect a release of the Transferring Member from any liabilities or obligations to the Company or the other Members that accrued prior to the Transfer.

Section 13.11                                Documentation; Validity of Transfer.  The Company shall not recognize for any purpose any purported Transfer of any of a Member’s Membership Units unless and until the applicable provisions of this Article XIII have been satisfied and the Company has received a document (the “Transfer Document”), in a form acceptable to the Company, executed by both the Transferring Member (or, if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the potential Transferee.  Such Transfer Document shall (a) include the notice address of the potential Transferee and such Person’s agreement to be bound by this Agreement with respect to the Membership Units or part thereof being obtained, (b) set forth the Membership Units, after giving effect to the Transfer, of the Transferring Member and the Person to which the Membership Units or part thereof is Transferred (which together must total the Membership Units of the Transferring Member before the Transfer), (c) contain a representation and warranty that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, (d) include a legally binding agreement of the Transferee to be bound by this Agreement from and after the date such Transferee becomes a Member and (e) if the Person to which the Membership Units or part thereof is Transferred is to be admitted to the Company as a Substituted Member, such Transferee’s representation and warranty that the representations and warranties in Section 15.12 are true and correct with respect to such Person.  Each Transfer and, if applicable, admission complying with the provisions of this Article XIII is effective against the Company as of the business day that (x) the Company receives the Transfer Document and (y) the other requirements of this Article XIII have been met.

Section 13.12                                Possible Additional Restrictions on Transfer.  Notwithstanding anything in this Agreement to the contrary, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final Treasury Regulation, (c) any ruling by the Internal Revenue Service or (d) any judicial decision that, in any case, in the opinion of counsel to the Company, would result in the taxation of the Company for federal income tax purposes as a corporation or otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of Membership Units as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

Section 13.13                                Additional Members; Substituted Members.

(a)           Except as otherwise provided in this Agreement, additional Persons, including Transferees, may be admitted to the Company as Members or Substituted Members as provided under the terms of this Section 13.13.  Any admission of an additional Member (including a new Member for new value provided to the Company) involving the issuance of additional Membership Units requires the Unanimous Consent of the Members.  Any Transferee with respect to a Transfer of Membership Units made in accordance with Section 13.3, Section 13.4 or Section 13.5 shall be admitted automatically as a Substituted Member upon compliance with Section 13.1, Section 13.2, Section 13.3 and Section 13.11 or Section 13.5 with respect to such Transfer, but without the consent or approval of any other Person; provided, however, that any Transferee that is not already a Member at the time of the Transfer and acquires Membership Units by foreclosure shall not be admitted as a Substituted Member without the Unanimous Consent of the Members; provided further that no such consent will be required if a Non-Selling Member does not issue a ROFR Acceptance Notice in connection with a proposed sale under Section 13.7 before the end of the ROFR Option Period applicable to such proposed sale.

(b)           Upon becoming a Substituted Member, (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, except as otherwise provided in this Agreement, to the extent of the Transferred Membership Units and (ii) the Transferring Member shall be relieved of all of obligations and liabilities with respect to such Transferred Membership Units.

(c)           The Members acknowledge that the relationship of each Member to the other Members is a personal relationship and that the restrictions on the power of each Member to Transfer its Membership Units, and the remedies with respect thereto, that are set forth herein (i) are necessary to preserve such personal relationship and safeguard the investment of the other Members in the Company, (ii) were a material inducement to the other Members entering into this Agreement, and (iii) shall be enforceable notwithstanding the bankruptcy of any Member or any applicable prohibition against restraints on alienation.

(d)           Unless and until admitted as a Substituted Member, a Transferee of any Membership Units shall be an assignee with respect to such Transferred Membership Units and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to appoint Directors, the right to vote, the right to require any information or accounting of the Company’s business, the rights under Section 13.4, Section 13.5 and Section 13.6 or the right to inspect the Company’s books and records; provided, however, that the Transferee shall be entitled to the rights of a Member set forth in Section 15.11 and to the share of Net Income, Net Losses, Distributions and other economic benefits attributable to the Membership Units Transferred to such Transferee.

Section 13.14                                Withdrawal.  No Member shall have the right to resign or otherwise withdraw from the Company as a Member.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1                      Authority.  Subject to Section 4.7, the Company may merge, consolidate with or convert to one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2                      Procedure for Merger, Consolidation or Conversion.

(a)           Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the approval of a Super-Majority Interest of the Members.  Upon such approval, the Merger Agreement shall set forth:

(i)           The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or convert;

(ii)           The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);

(iii)           The terms and conditions of the proposed merger or consolidation;

(iv)           The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)           A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)           The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

(vii)           Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board.

(viii)           If the Board approves the conversion, the Board may approve and adopt a Plan of Conversion containing such terms and conditions that the Board determines to be necessary or appropriate.

Section 14.3                      Approval by Members of Merger or Consolidation.  After such approval by vote or consent of the Board, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

Section 14.4                      Certificate of Merger or Conversion.

(a)           Upon the required approval, if any, by the Board of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b)           At the effective time of the certificate of merger:

(i)           all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)           the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)           all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)           all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c)           At the effective time of the certificate of conversion:

(i)           the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)           all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)           all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)           all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)           a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior members without any need for substitution of parties; and

(vi)           the Membership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

Section 14.5                      No Transfer or Assignment.  A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a Transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
MISCELLANEOUS

Section 15.1                      Accounts.  The officers of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Board may determine.  The Company may not commingle the Company’s funds with the funds of any other Person.  All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.  The officers of the Company may invest the Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime 1” by Moody’s or “A-1” by S&P (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition, (d) OGE Cash Investments (subject to Section 4.7(b)(xxv)) or (e) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States which is rated at least “A” or “A2” by S&P or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

Section 15.2                      Equitable Relief.  The Members hereby confirm that damages at Law may be an inadequate remedy for a breach or threatened breach of Section 8.3, Section 11.1(c), Section 13.1, Section 13.2, Section 13.4, Section 13.5, Section 13.6, Section 13.7, Section 13.13, Section 15.4, Section 15.6, Section 15.14 or Section 15.20 of this Agreement and agree that, in the event of a breach or threatened breach of any such provision, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy.  The mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in Law or in equity.

Section 15.3                      Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.  In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

Section 15.4                      Dispute Resolution.

(a)           Settlement by Negotiation.  Subject to Section 8.1, Section 8.2 and Section 8.3, the Members agree that any dispute or controversy arising under or relating to this Agreement shall be resolved pursuant to the provisions of this Section 15.4.  As used in this

Section 15.4, the term “Dispute Party” shall mean a Member that is a party to the dispute.  If a controversy of claim arises under this Agreement, the Dispute Party invoking these procedures (the “Initiating Dispute Party”) may request for the other Dispute Party or Dispute Parties (the “Responding Dispute Party”) to refer such dispute to the Authorized Representatives as provided in Section 15.4(b).

(b)           Settlement by Authorization.  If the Initiating Dispute Party makes a request pursuant to Section 15.4(a), or upon the request of the Responding Dispute Party, then each Dispute Party shall refer the matter to the Dispute Party’s most senior executive officer having direct responsibility for that Dispute Party’s business unit and who shall have authority to settle the dispute (the “Authorized Representative”).  Thereupon, the Dispute Parties shall promptly prepare and exchange memoranda (not exceeding 20 pages in length exclusive of attachments) stating the issues in dispute and their positions, summarizing the negotiations that have taken place, and attaching all directly relevant documents.  The Authorized Representatives will meet for negotiations within 20 Business Days after the request for such negotiations referred to above at a mutually agreeable time.  The meeting shall be held at the principal office of the Company.

(c)           Settlement by Arbitration.  If the matter has not been resolved pursuant to the procedure set forth in Section 15.4(b) within 30 Business Days of the commencement of such procedure (which period may be extended or shortened by mutual agreement of the Dispute Parties), the controversy shall be settled by arbitration in accordance with the procedures set forth in Section 15.4(d).  The Dispute Parties shall meet within ten Business Days of the commencement of the arbitration procedures by any Dispute Party and agree on three arbitrators to act as the arbitration panel on such matters.  If the Dispute Parties are unable to agree at such a meeting to all three arbitrators, the panel will be appointed in the following manner.  For disputes involving two Dispute Parties, each Dispute Party shall within two Business Days appoint one arbitrator, and within five Business Days of such appointment, said arbitrators shall appoint a third arbitrator.  For disputes involving more than two Dispute Parties, the panel will be appointed in accordance with the Rules, as defined in this Section 15.4.  No arbitrator shall be a stockholder of any arbitrating Dispute Party or of any of their parent, subsidiary or affiliated companies, nor shall any arbitrator have been employed by, or performed services for, any of the foregoing companies within the preceding five years, nor shall the arbitrators have any personal or financial stake in the outcome of the resolution of the disputes.

(d)           Arbitration Procedures.  The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and administered by the American Arbitration Association.  The determination by the arbitrators shall be final and binding upon the Parties.  The arbitrators shall be instructed to render their decision as soon as practical after the submission of proposed resolutions by the Dispute Parties (and in no event later than 60 days thereafter).  The judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, and the Dispute Parties consent to the jurisdiction of any state or federal court in Delaware.

(e)           Location and Costs.  The seat of the arbitration shall be in Dallas, Texas.  The arbitral decision shall include findings of fact, conclusions of law, and a final resolution of the matters submitted for arbitration.  Each Dispute Party shall bear its own costs (including its own attorney and expert witness fees).  The arbitrators shall equitably apportion the fees and expenses of the arbitrators and other jointly incurred costs (including costs of administration) between the Dispute Parties, taking into account the conduct of the Disputing Parties during the arbitration and the extent to which each of them prevailed in the arbitration.  In no event shall the arbitrators have authority to award punitive damages, exemplary damages or compensation for business interruption, loss of profits, loss of opportunity or opportunity costs.

(f)           Injunctive Relief.  The arbitrators shall also have the power to enter such interim orders as it deems necessary, including orders to preserve the subject matter of the dispute or to preserve or adjust the status of the Parties pending resolution of the dispute in arbitration.  The Parties agree to accept and honor any interim orders and agree that any such interim orders may be enforced as necessary in any court having relevant jurisdiction.

(g)           Performance During Dispute.  During the pendency of any dispute, the Dispute Parties shall continue to perform their respective obligations under this Agreement.

Section 15.5                      Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective successors and permitted assigns.

Section 15.6                      Information.

(a)           In addition to the other rights specifically set forth in this Agreement but subject to the Market Manipulation Rules and the CFTC Market Rules, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

(b)           The Members acknowledge that, from time to time, they may receive information from or regarding a Group Member, a Group Member’s customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company, its Subsidiaries or the Member or its Affiliates, as applicable, or Persons with which they do business (such information referred to herein as “Confidential Information”).  Without limiting the right of any Member to use for its own purposes any Confidential Information that does not constitute Company Evaluation Materials, each Member shall hold in strict confidence any Confidential Information it receives and may not disclose any Confidential Information to any Person other than another Member, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, officers, directors, employees, agents, advisers or representatives of the Member or Persons to which that Member’s Membership Units may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 15.6(b), (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company; provided, however, that this clause (iv) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (v) to existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives of the disclosing Member with a need to know such information (including a need to know for the Member’s own purposes), provided, however, that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (vi) of public information, or (vii) in connection with any proposed Transfer of any Membership Units of a Member or the proposed sale of all or substantially all of a Member or its direct or indirect parent, to advisers or representatives of the Member, its direct or indirect parent or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 15.6(b).

(c)           The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state regulations.  Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state regulations or for purposes of providing information to federal or state regulatory authorities in connection with tariff rate regulation, in each case within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in (A) the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law  or (B) the loss of attorney-client or other privilege or (ii) involves secret, confidential or proprietary information; provided, however, that in the alternative, any Member may provide such information directly to such federal or state regulatory authorities.

Section 15.7                      Notices.  Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing.  Such notice shall be given to any Member at its address or facsimile number shown in the Company’s books and records (including Exhibit A attached hereto).  Each such notice shall be effective (a) if given by facsimile, upon confirmation of receipt, (b) if given by overnight courier, the next Business Day and (c) if given by any other means, when delivered to and receipted for at the address of such Member specified as aforesaid.

Section 15.8                      Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Section 15.9                      Entire Agreement.  This Agreement (including the Exhibits, Schedules and Annexes hereto) embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 15.10                    Amendments.  Except for an amendment specifically authorized herein and any amendments to Exhibit A made solely to reflect issuances of additional Membership Units or admission of Members in accordance with this Agreement, which amendments may be made by the Board, any amendment to this Agreement must be in writing and be Consented to by a Super-Majority Interest, provided further, that (a) any amendment of Section 4.2, Section

4.6 or this Section 15.10 shall require the Unanimous Consent of the Members, (b) any amendment that would change any Member’s share of Net Income, Net Losses, Distributions or other economic benefits (except an amendment due to the admission or substitution of a Member) shall require the Consent of the affected Member, (c) any amendment that would require any Member to make any additional Capital Contributions (except for Required Contributions expressly contemplated by Section 9.2) to the Company shall require the Unanimous Consent of all Members and (d) the amendment of any provision that requires the specified Consent of the Members before any action thereunder may be taken, may be amended only upon receipt of such Consent.  Any amendment to this Agreement shall be in writing and signed such Members as may be required to effect such amendment in accordance with this Section 15.10.

Section 15.11                                Headings and Section Titles.  Headings and section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 15.12                                Representations and Warranties.  Each Member represents, warrants and covenants to each other Member and to the Company, as of the date hereof, that:

(a)           such Member is a corporation, limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the Law of the jurisdiction of its organization or formation;

(b)           such Member has all requisite legal power and authority to execute, deliver and perform this Agreement;

(c)           this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization moratorium or other Laws of general application affecting enforcement of creditors’ rights and by principles of equity; and

(d)           the execution of this Agreement will upon such delivery be, duly and validly authorized by all requisite action, and no other proceeding on the part of such Member is necessary to authorize the execution, delivery or performance hereof.

Section 15.13                                No Creation of State Law Partnership.  Except for federal and state tax purposes, and only for such purposes, the Members intend that the Company not be treated as or construed as a partnership, including a limited partnership, joint venture, or general partnership, and that no Member be considered to be a partner or joint venturer of any other Member, and this Agreement is not to be otherwise construed.  It is further the intention of the Members that the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations and liabilities of the Company; and that no Member is personally obligated for a debt, obligation, or liability of the Company solely by reason of being a Member.

Section 15.14                                Waiver of Partition.  Each of the Members hereby irrevocably waive any rights such Member may have under any Applicable Law to partition.

Section 15.15                                No Third Party Beneficiaries.  Except for the beneficiaries of the indemnification provided herein, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

Section 15.16                                Further Assurances.  Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or Directors of the Parties shall take or cause to be taken all such necessary action.

Section 15.17                                Notice to Members of Provisions of this Agreement.  By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement.  Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

Section 15.18                                Attendance via Communications Equipment.  Unless otherwise restricted by Law or this Agreement, the Members or the Board may hold meetings by means of telephone conference or other communications equipment by means of which all Persons participating in the meeting can effectively communicate with each other.  Such participation in a meeting shall constitute presence in person at the meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 15.19                                Checks, Notes and Contracts.  Checks and other orders for the payment of money shall be signed by such Person or Persons as the Board shall from time to time by resolution determine.  Contracts and other instruments or documents may be signed in the name of the Company by any Person or Persons as the Board shall from time to time by resolution determine authorized to sign such contract, instrument or document by the Company, and such authority may be general or confined to specific instances.  Checks and other orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company, with a depositary authorized by resolution of the Board, by the Chief Financial Officer or such other Persons as the Board may from time to time by resolution determine.

Section 15.20                                Member Trademarks.  Neither the Company nor any Member shall be permitted to use any trademark owned by any other Member or its Affiliates without the express written consent of such Member or its Affiliate or as otherwise required by Law.

Section 15.21                                IPO.  If the Company closes on an initial public offering of its securities, the transfer restrictions set forth in Article XIII (including the obligations and limitations set forth in Section 13.2, Section 13.3(c), Section 13.4, Section 13.5 and Section 13.6) and the restrictions on competition set forth in Article VIII shall no longer apply with respect to any of the Members or their Affiliates and the Members shall, in lieu of such provisions, provide the Company with such protections as are reasonably and customarily required for purposes of successfully concluding an initial public offering.  Each Member shall be entitled to participate in any such initial public offering by offering its Membership Units for sale in such initial public offering on a pro-rata basis with the other Members according to each Member’s then existing Percentage Interest.

Section 15.22                                Certain Benefit Plan Matters.

(a)           Long-Term Incentive Plan.  The long-term incentive plans currently for the benefit of the Company’s employees are based upon the performance of OGE.  OGE Holdings and Bronco agree that a new employee long-term incentive plan based on the performance of the Company Group will be put in place prior to January 1, 2012.  Promptly after the Effective Date, OGE Holdings will begin and thereafter diligently pursue the development of a new employee long-term incentive plan intended to incentivize employees of the Company Group to enhance the value and performance of the Company Group.  OGE Holdings will submit its proposal for such employee long-term incentive plan to Bronco for consideration on or prior to June 30, 2011.  The Members will thereafter work diligently and in good faith to finalize the terms and conditions of the employee incentive plan and will cause the same to be submitted to the Board for approval in accordance with Section 4.7(b) on or prior to December 31, 2011.

(b)           OGE Retirement Plan Liabilities.  As long as any Group Member is a participating employer under the OGE Retirement Plan, costs and obligations related to the OGE Retirement Plan will be allocated among participating employers, including the Company, in the same manner that was used for the most recently-ended fiscal year, taking into account accrued benefits in respect of each such participating employer.  Other than with respect to any costs and obligations related to a Group Member’s participation in the OGE Retirement Plan prior to the cessation of such Group Member’s participation therein (determined as described in Section 15.22(c)) to be transferred to or satisfied by such Group Member in accordance with Section 15.22(c) after such cessation, from and after the date that such Group Member ceases to be a participating employer in the OGE Retirement Plan, no costs will be allocated to such Group Member attributable to any period after such date, and OGE Holdings agrees that OGE will be responsible for any and all plan funding related to the OGE Retirement Plan thereafter.

(c)           Separation of OGE Retirement Plan.  Company Group employees currently participate in the OGE Retirement Plan. OGE Holdings and Bronco agree that each Group Member will cease participation in and will cease to be a participating employer under the OGE Retirement Plan in order to constitute a Timely Cessation of OGE Retirement Plan Participation. The manner of any Group Member’s cessation of participation is to be determined by the Board consistent with Section 4.7(b), and any Group Member’s allocable share of costs and obligations due and owing to the OGE Retirement Plan prior to such cessation is to be determined consistent with past practice taking into account the participants employed or formerly employed by the Group Member and will be transferred to or satisfied by such Group Member.  Notwithstanding anything in this Agreement to the contrary, OGE Holdings and Bronco will work in good faith to take all actions necessary to ensure Timely Cessation of OGE Retirement Plan Participation.

(d)           OGE-Sponsored Non-qualified Retirement Plans.  Company Group employees currently participate in OGE-sponsored Non-qualified Retirement Plans.  As long as any Group Member’s employees participate in, and have accrued benefits under, any OGE-

sponsored Non-qualified Retirement Plans, costs and obligations related to any such Non-qualified Retirement Plan will be allocated among all employers with participating employees in such Non-qualified Retirement Plan, taking into account accrued benefits in respect of each employer’s employees.  Other than as provided in the immediately preceding sentence, from and after the date that a Group Member ceases to be a participating employer in such OGE-Sponsored Non-qualified Retirement Plan, such Group Member will not be responsible with respect to any liabilities under such OGE-Sponsored Non-qualified Retirement Plan.

Section 15.23                                Omnibus Agreement.  The Members agree to negotiate in good faith to replace that certain Omnibus Agreement dated as of April 1, 2008, by and between Enogex and OGE (the “Omnibus Agreement”), with a new services agreement between the Company and OGE (the “New Services Agreement”); provided, however, that in no event will the Omnibus Agreement be replaced earlier than the date that the existing Enogex Revolving Credit Facility is terminated, renewed or extended.  The Members agree that the terms of the New Services Agreement will include the following:

(a)           The same level of service at the same rate(s) as provided in the Omnibus Agreement for the 12 months preceding the termination of the Omnibus Agreement will be continued in the New Services Agreement, subject to aggregate caps on expenses to be agreed by the parties in the New Services Agreement.

(b)           Either party may terminate services (except for Specified Services) based upon an economic benefit analysis of such termination and upon 18 months’ prior written notice; provided, however, that if, at the time of scheduled termination, there are any “stranded costs” for OGE related to undepreciated assets used for any services, such services may not be terminated until such “stranded costs” are recouped.

(c)           “Specified Services” are those services related to accounting, treasury, finance, audit and risk as well as allocations or assessments related to computer equipment, information systems and telephone systems.  Specified Services may not be terminated unless (i) Bronco owns a 50% Percentage Interest or the Company is no longer consolidated with OGE for accounting purposes and (ii) the party wishing to terminate such Specified Services has provided 18 months’ prior written notice of termination to the other party.

[Signature Page Follows; Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

OGE ENOGEX HOLDINGS LLC
By:
Name:
Title:
BRONCO MIDSTREAM HOLDINGS, LLC
By:
Name:
Title: